                                  SCHEDULE 14C
                                 (RULE 14C-101)
              Information Statement Pursuant to Section 14 (c) of
                      the Securities Exchange Act of 1934


      Check the appropriate box:
      / /        Preliminary Information Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
      /X/        Definitive Information Statement


                   TICKETMASTER ONLINE-CITYSEARCH, INC.
----------------------------------------------------------------
      (Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):


/ /        No fee required
/ /        Fee computed on table below per Exchange Act Rules 14c-5(g) and
           0-11
           (1)  Title of each class of securities to which transaction applies:
                Class A Common Stock, par value $.01 per share
                Class B Common Stock, par value $.01 per share
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                42,480,143 shares of Class A Common Stock
                53,302,401 shares of Class B Common Stock
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                $7.275 per share, based on the average of the bid and
                  asked prices of Class B Common Stock reported on The
                  Nasdaq Stock Market on December 21, 2000
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                None.
                ----------------------------------------------------------
           (5)  Total fee paid:
                $139,364
                ----------------------------------------------------------

/X/        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                      TICKETMASTER ONLINE-CITYSEARCH, INC.
                      790 E. COLORADO BOULEVARD, SUITE 200
                           PASADENA, CALIFORNIA 91101
                             INFORMATION STATEMENT


                                                                January 11, 2001


To Our Stockholders:

    As you may be aware, our Board of Directors, based upon the recommendation of a Special Committee of independent directors, has approved a transaction that will combine our business with the businesses of Ticketmaster Corporation. In the proposed combination, USA Networks, Inc., the parent company of Ticketmaster Corporation, will contribute the businesses of Ticketmaster Corporation to us in exchange for 52,000,000 new shares of our Class B common stock. The Special Committee received an opinion of Salomon Smith Barney that, as of the date of its opinion, the consideration to be paid by us in the proposed combination is fair to us from a financial point of view.

    In connection with the proposed combination, we will also amend our certificate of incorporation to change our name from Ticketmaster Online-Citysearch, Inc. to Ticketmaster and to increase our authorized number of shares of Class A common stock from 100,000,000 to 150,000,000. This increase in our authorized number of shares of Class A common stock will leave essentially unchanged the number of authorized shares of our Class A common stock we have available for issuance before and after the combination. Our Class B common stock will continue to trade on The Nasdaq National Market under the trading symbol "TMCS."

    This Information Statement more fully describes the terms and conditions of the proposed combination and amendment to our certificate of incorporation. This Information Statement also contains important information relating to the businesses of Ticketmaster Corporation. You are urged to read this Information Statement thoroughly.

    Because Ticketmaster Corporation, which currently holds approximately 49% of our outstanding shares of capital stock and 84% of our outstanding voting power, signed a written stockholder's consent approving the proposed combination and amendment to our certificate of incorporation, no action is required on your part. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

    SEE "SPECIAL CONSIDERATIONS" BEGINNING ON PAGE 15 OF THIS INFORMATION STATEMENT FOR A DISCUSSION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER CAREFULLY IN EVALUATING THE EFFECTS OF THE COMBINATION ON YOUR SHARES.


    This Information Statement is being mailed on or about January 11, 2001, to holders of record on November 20, 2000, of shares of our Class A and Class B common stock.

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
Summary.....................................................      1

Selected Historical and Pro Forma Consolidated Financial
  Data......................................................      7

Comparative Per Share Data..................................     12

Common Stock and Dividend Policy............................     13

Cautionary Statement Concerning Forward-Looking
  Statements................................................     14

Special Considerations......................................     15

The Combination.............................................     19

The Contribution Agreement..................................     34

Material Agreements between the Parties or Their
  Affiliates................................................     38

Description of Ticketmaster.................................     40

Management's Discussion and Analysis of Financial Condition
  and Results of Operations of Ticketmaster Group...........     53

Unaudited Pro Forma Financial Statements of Ticketmaster
  Online-Citysearch.........................................     60

Security Ownership of Certain Beneficial Owners and
  Management................................................     67

Where You Can Find More Information.........................     74


EXHIBITS


Exhibit A:  Contribution Agreement..........................    A-1
Exhibit B:  Fairness Opinion of Salomon Smith Barney........    B-1
Exhibit C:  Financial Statements of Ticketmaster
  Group, Inc................................................    C-1

                                    SUMMARY

QUESTIONS AND ANSWERS ABOUT THE PROPOSED COMBINATION

Q.    WHAT IS THE PROPOSED TRANSACTION?

A. We propose to combine our business with the businesses conducted by Ticketmaster Corporation and its subsidiaries, which we refer to in this Information Statement as the Ticketmaster businesses. We will effect this combination in two steps:

      -           In the first step, Ticketmaster
                  Corporation will contribute to us all
                  of the equity interests of its
                  subsidiaries (except for shares of
                  our Class A and Class B common stock
                  that it holds), and its assets that
                  are freely assignable. The shares of
                  our common stock that are currently
                  held by Ticketmaster Corporation are
                  not being contributed to us or
                  canceled and will continue to be held
                  by Ticketmaster Corporation following
                  the combination. In exchange for the
                  contributions by Ticketmaster
                  Corporation, we will issue to
                  Ticketmaster Corporation a number of
                  shares of our Class B common stock
                  equal to the fair market value of the
                  equity interests and assets
                  contributed to us.

      -           In the second step, USA Networks, the
                  sole stockholder of Ticketmaster
                  Group, which is in turn the sole
                  stockholder of Ticketmaster
                  Corporation, will contribute to us
                  all of the outstanding capital stock
                  of Ticketmaster Group. In exchange
                  for the capital stock of Ticketmaster
                  Group, we will issue to USA Networks
                  52,000,000 new shares of our Class B
                  common stock. In addition, we will
                  issue to USA Networks a number of
                  shares of our Class A and Class B
                  common stock equal to the number of
                  such shares indirectly held by USA
                  Networks through Ticketmaster
                  Corporation prior to the combination.

      Upon completion of the combination, Ticketmaster
      Group and the former subsidiaries of Ticketmaster
      Corporation that were contributed to us will be our direct subsidiaries and Ticketmaster
      Corporation will be our indirect subsidiary. A diagram illustrating the changes in corporate structure that will result from the combination is included on page 3 of this Information
      Statement. As a result of the combination, USA
      Networks will own an additional 52,000,000 shares of our Class B common stock. The other shares to be issued to USA Networks in connection with the combination will only replace shares that are currently indirectly owned by USA Networks and that we will indirectly own following the combination. Accordingly, these shares will not increase USA Networks' percentage ownership of our capital stock. See "The
      Combination--Description of the Combination" on page 31 of this Information Statement for a more detailed description of the transaction.

Q.    WHY ARE YOU ACQUIRING THE TICKETMASTER
      BUSINESSES?

A. We believe that the combination of our business with the Ticketmaster businesses will create a stronger company having greater financial strength, operational efficiencies, earnings power and growth potential than we currently have. Among other effects, we expect the combination to result in the following principal advantages to us:

      -           our operating and financial results
                  will include those of the
                  Ticketmaster businesses;

      -           we will be better positioned to
                  pursue growth in the expanding and
                  changing domestic and international
                  ticketing and other access services
                  industries;

      -           we will benefit from a broader
                  product portfolio and consequent risk
                  reduction; and

      -           our balance sheet will be
                  strengthened and we expect to have
                  positive cash flow, which will enable
                  us to more

                  actively pursue our growth strategies
                  in the ticketing and other
                  businesses.

Q.    WHAT PERCENTAGE OF YOUR STOCK AND VOTING POWER
      WILL USA NETWORKS OWN AFTER THE PROPOSED
      COMBINATION?

A.    Immediately following the combination, USA
      Networks will own 42,480,143 shares of our Class A common stock and 53,302,401 shares of our Class B common stock, representing in the aggregate approximately 68% and 85% of our outstanding capital stock and voting power, respectively.

Q.    HOW WILL I BE AFFECTED BY THE COMBINATION?

A. After the combination, you will have the same number of our shares that you had immediately prior to the combination. However, because we plan to issue an aggregate of 52,000,000 new shares of our Class B common stock in connection with the combination, each outstanding share of our common stock will represent a smaller percentage of a significantly larger company after the combination. Our public stockholders currently own approximately 51% of our outstanding shares and 16% of our voting power.
      After the combination, they will own
      approximately 32% of our outstanding shares and 15% of our outstanding voting power.

Q.    IS MY VOTE NEEDED TO APPROVE THE COMBINATION?

A. No. Delaware law allows stockholders to act by written consent instead of holding a meeting, unless prohibited by the company's certificate of incorporation. Our certificate of incorporation does not prohibit stockholder action by written consent. Ticketmaster Corporation, which owns approximately 49% of our outstanding shares of capital stock, representing approximately 84% of our outstanding voting power, has given its written consent approving the proposed combination. Its consent satisfies the stockholder approval requirements for the actions under Delaware law, so no separate vote of our stockholders is necessary. THE CONTRIBUTION
      AGREEMENT HAS BEEN APPROVED AND ADOPTED AND NO
      VOTE OF ANY OTHER STOCKHOLDER IS REQUIRED. See
      "The Combination--Background--Stockholder Action" on page 31 of this Information Statement.

Q.    WHAT IS THE TAX IMPACT OF THE COMBINATION TO ME?

A. None. Your shares are not being sold or exchanged in connection with the combination, so there is no taxable transaction related to your shares.
      See "The Combination--Description of the
      Combination--Material Federal Income Tax
      Consequences" on page 32 of this Information
      Statement.

Q.    AM I ENTITLED TO APPRAISAL RIGHTS IN CONNECTION
      WITH THE COMBINATION?

A. No. Delaware law does not provide appraisal rights in connection with the proposed combination.

Q.    WHEN DO YOU EXPECT TO COMPLETE THE COMBINATION?

A. We must satisfy a number of conditions before we can complete the combination, but we expect to complete the combination during the first quarter of 2001.

Q.    WHO CAN I CALL WITH QUESTIONS ABOUT THE
      COMBINATION?

A.    You should call Mary McAboy, our Vice President,
      Corporate Communications, at (626) 660-2858, with any questions about the combination.

    The following diagrams show our ownership structure before and after the combination:

                                    [CHART]

------------------------

  * Percentages reflect number of shares owned as a percentage of outstanding shares. Because each Class A share represents 15 votes, whereas each Class B share represents one vote, these percentages do not reflect allocation of voting power. Prior to the combination, USA Networks controlled 84% of our voting power. After the combination, USA Networks will control 85% of our voting power.

**  Certain of these subsidiaries are not 100% owned.

THE COMPANIES

TICKETMASTER ONLINE-CITYSEARCH, INC.

790 East Colorado Boulevard, Suite 200
Pasadena, California 91101
(626) 405-0050

    We are a leading local portal and electronic commerce company that provides in-depth local content and services to help people get things done online. We offer practical tools for living that make the Internet an important part of people's everyday lives. Our principal operations are online city guides, online ticketing and online personals. Our family of Websites includes citysearch.com, ticketmaster.com, match.com, museumtix.com, ticketweb.com, cityauction.com and livedaily.com, among others. In September 1998, our company was created by combining Citysearch, Inc. and Ticketmaster Multimedia Holdings, Inc. (ticketmaster.com), then a wholly-owned online subsidiary of Ticketmaster Corporation, to create Ticketmaster Online-Citysearch, Inc., a leading provider of local city guides, local advertising and live event ticketing on the Internet. We are currently a direct, majority-owned subsidiary of Ticketmaster Corporation, which is an indirect, wholly-owned subsidiary of USA Networks.

USA NETWORKS, INC.

152 West 57th Street
New York, New York 10019
(212) 314-7300

    USA Networks (NASDAQ: USAI) is focused on the new convergence of entertainment, information and direct selling. Formed in February 1998, USA Networks is organized into three distinct but interrelated units which include the following assets: USA Entertainment's USA Network, SCI FI Channel, TRIO, NWI, Studios USA, USA Films and Interactive Entertainment; USA Electronic Retailing's HSN, HSN International, HSN Interactive; and USA Information and Services' Ticketmaster, Ticketmaster Online-Citysearch (NASDAQ: TMCS), Hotel Reservations Network (NASDAQ: ROOM), Electronic Commerce Solutions,
Styleclick, Inc. (NASDAQ: IBUY) and Precision Response Corporation. USA Networks' Web site is located at www.usanetworks.com.
    USA Networks owns approximately 49% of our total outstanding common stock, representing approximately 84% of the voting power of our outstanding common stock. As a result of its ownership of a majority of our Class A common stock, USA Networks has the ability to control the outcome of any matter submitted for the vote or consent of our stockholders, except where a separate vote of the holders of our Class B common stock is required by Delaware law. USA Networks is the sole stockholder of Ticketmaster Group, Inc., which is in turn the sole stockholder of Ticketmaster Corporation.

    On December 7, 2000, USA Networks and Univision Communications Inc. (NYSE:
UVN) announced that Univision will acquire USA Broadcasting's 13 fully-owned full-power television stations, as well as USA Networks' minority interests in four additional full-power stations, for $1.1 billion in cash.

TICKETMASTER GROUP, INC. AND TICKETMASTER CORPORATION

3701 Wilshire Boulevard
Los Angeles, California 90010
(213) 639-6100

    Ticketmaster Group is an Illinois corporation and a wholly-owned subsidiary of USA Networks. Ticketmaster Group is a holding company and the sole stockholder of Ticketmaster Corporation.

    Ticketmaster Corporation is an Illinois corporation and a wholly-owned subsidiary of Ticketmaster Group. Ticketmaster Corporation, through its wholly- and majority-owned subsidiaries, which we refer to in this Information Statement collectively as Ticketmaster, is the leading provider of automated ticketing services in the United States with over 5,000 domestic and foreign clients, including many of the foremost entertainment facilities, promoters and professional sports franchises. Ticketmaster provides comprehensive ticket inventory control and management, a broad distribution network and dedicated marketing and support services. Ticket orders are received and fulfilled through operator-staffed call centers, independent sales outlets remote to the facility box office and ticketmaster.com's web site. Revenue is generated principally from convenience charges received by Ticketmaster for tickets sold on its clients' behalf. Ticketmaster generally serves as an exclusive agent for its clients and typically has no financial risk for unsold tickets.

INTERESTS OF OFFICERS AND DIRECTORS IN THE COMBINATION

    Our officers and directors may have interests in the proposed combination that are different from, or in addition to, yours. We discuss these interests on page 32 of this Information Statement.

THE PROPOSED COMBINATION

CONTRIBUTION AGREEMENT

    We have entered into a contribution agreement with USA Networks dated as of November 20, 2000. The contribution agreement is the legal document that governs the proposed combination. The contribution agreement is attached as Exhibit A to this Information Statement. We encourage you to read it carefully. We discuss the terms and conditions of the contribution agreement in more detail under "The Contribution Agreement" beginning on page 34 of this Information Statement.

FORMATION OF SPECIAL COMMITTEE

    Because USA Networks has ultimate voting control of both Ticketmaster Corporation and us, our Board of Directors formed a Special Committee consisting of all of the disinterested directors of our Board of Directors to evaluate and negotiate the proposed combination and to make a recommendation to our full Board of Directors whether to proceed with the proposed combination. The Special Committee independently selected and retained legal and financial advisors to assist it in the combination. We discuss the Special Committee in greater detail under the heading "The Combination--Background" beginning on page 19 of this Information Statement.

OPINION OF FINANCIAL ADVISOR

    Salomon Smith Barney, financial advisor to the Special Committee of our Board of Directors, delivered to the Special Committee its written opinion, dated as of November 20, 2000, that, as of such date, and based upon and subject to the assumptions, limitations and qualifications set forth in the opinion, the consideration to be paid by us in the combination is fair to us from a financial point of view. The full text of Salomon Smith Barney's written opinion is attached as Exhibit B to this Information Statement. We encourage you to read it carefully. Salomon Smith Barney's opinion is directed to the Special Committee of our Board of Directors and it does not address the prices at which our Class B common stock may trade prior to or after the proposed combination. See "The Combination--Background--Opinion of Financial Advisor" beginning on page 23 of this Information Statement.

ACCOUNTING TREATMENT

    The combination will be treated similarly to accounting for a pooling-of-interests business combination, due to the common ownership of Ticketmaster and us.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    The combination will not be a taxable transaction to our stockholders as the outstanding shares of our common stock are not being sold or exchanged in the combination.

THE PROPOSED AMENDMENT TO OUR CERTIFICATE OF INCORPORATION

PROPOSAL TO INCREASE OUR AUTHORIZED SHARES OF CLASS A COMMON STOCK

    In connection with the proposed combination, our Board of Directors has adopted, and Ticketmaster Corporation has signed a written stockholder's consent approving, an amendment to our certificate of incorporation to increase our number of authorized shares of Class A common stock from 100,000,000 shares to 150,000,000. This increase in our authorized shares of Class A common stock will leave essentially unchanged the number of shares of our Class A common stock that we have available for issuance before and after the proposed combination. See "The Combination--Amendments to Certificate of Incorporation" on page 33 of this Information Statement.

PROPOSAL TO CHANGE NAME

    The proposed amendment to our certificate of incorporation will also change our name from Ticketmaster Online-Citysearch, Inc. to Ticketmaster, which we believe will better describe our business after completion of the combination. The name change will become effective immediately prior to completion of the combination. Following the combination, our Class B common stock will continue to be traded on The Nasdaq National Market under the symbol "TMCS."

         SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

HISTORICAL CONSOLIDATED FINANCIAL DATA

TICKETMASTER ONLINE-CITYSEARCH, INC.


    In the tables below, we provide you with our selected historical financial data. We prepared the following selected financial data as of September 30, 2000 and for the nine months ended September 30, 1999 and 2000 using our unaudited financial statements. We prepared the selected financial data as of and for the eleven months ended December 31, 1998 and the year ended December 31, 1999 using our audited financial statements. We prepared the selected financial data as of January 31, 1997 and 1998 and for the years ended January 31, 1996, 1997 and 1998 using the audited financial statements of Ticketmaster Multimedia
Holdings, Inc. (ticketmaster.com), which was formerly a wholly-owned subsidiary of Ticketmaster Corporation prior to its merger with Citysearch, Inc. in 1998, as our Predecessor Company. The balance sheet data as of January 31, 1996 are derived from the unaudited financial statements of ticketmaster.com. The following financial data are qualified in their entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the notes thereto, which are included in the reports described under the heading "Where You Can Find More Information" on page 74 and incorporated by reference into this Information Statement.


                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                                                          ELEVEN MONTHS                     NINE MONTHS ENDED
                                             YEAR ENDED JANUARY 31,           ENDED         YEAR ENDED        SEPTEMBER 30,
                                         ------------------------------    DECEMBER 31,    DECEMBER 31,    --------------------
                                           1996       1997       1998        1998(1)           1999          1999       2000
                                         --------   --------   --------   --------------   -------------   --------   ---------
                                             (PREDECESSOR COMPANY)
CONSOLIDATED STATEMENTS OF
OPERATIONS DATA:
Revenues
  Ticketing operations................   $    --    $   199    $ 5,972       $ 15,743        $  64,787     $ 43,812   $ 102,745
  City guide and related..............        --         --         --          5,376           33,915       21,089      49,174
  Sponsorship and advertising.........        14        997      3,933          6,754            6,601        4,009      13,064
                                         -------    -------    -------       --------        ---------     --------   ---------
    Total revenues....................        14      1,196      9,905         27,873          105,303       68,910     164,983
Costs and expenses:
  Ticketing operations................        --        635      3,522          9,842           47,870       32,612      77,568
  City guide and related..............        --         --         --          4,021           30,288       19,052      39,015
  Sales and marketing.................        --        290        490          6,834           47,263       29,569      57,007
  Research and development............        --         --         --          1,728            7,455        5,589       4,641
  General and administrative..........       548      1,260      1,719          3,495           15,242        9,994      19,808
  Amortization of goodwill............        --         --         --         16,275           77,744       44,294     107,265
  Merger and other transaction
    costs.............................        --         --         --             --            4,236        3,285          --
                                         -------    -------    -------       --------        ---------     --------   ---------
    Total costs and expenses..........       548      2,185      5,731         42,195          230,098      144,395     305,304
                                         -------    -------    -------       --------        ---------     --------   ---------
Income (loss) from operations.........      (534)      (989)     4,174        (14,322)        (124,795)     (75,485)   (140,321)
Interest income.......................        --         --         --             54            4,163        3,223       2,346
Equity loss in unconsolidated
  affiliates..........................        --         --         --             --             (272)          --      (3,774)
Other expense.........................        --         --         --             --               --           --        (289)
                                         -------    -------    -------       --------        ---------     --------   ---------
Income (loss) before provision for
  income taxes........................      (534)      (989)     4,174        (14,268)        (120,904)     (72,262)   (142,038)
Income tax provision (benefit)........      (204)      (374)     1,827          2,951              464          182       1,033
                                         -------    -------    -------       --------        ---------     --------   ---------
Net income (loss).....................   $  (330)   $  (615)   $ 2,347       $(17,219)       $(121,368)    $(72,444)  $(143,071)
                                         =======    =======    =======       ========        =========     ========   =========
Basic and diluted net income (loss)
  per share(2)........................   $ (0.01)   $ (0.02)   $  0.06       $  (0.38)       $   (1.59)    $  (0.99)  $   (1.65)
                                         =======    =======    =======       ========        =========     ========   =========
Shares used to compute basic and
  diluted net income (loss) per
  share(2)............................    37,238     37,238     37,238         45,201           76,097       73,537      86,909
                                         =======    =======    =======       ========        =========     ========   =========

                                           JANUARY 31,                   DECEMBER 31,
                                  ------------------------------   ------------------------   SEPTEMBER 30,
                                    1996       1997       1998        1998          1999           2000
                                  --------   --------   --------   -----------   ----------   --------------
                                      (PREDECESSOR COMPANY)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and
  marketable securities.........   $  --      $   3     $    --     $106,910      $ 87,754       $ 47,880
Working capital.................     223        218        (100)      99,571        77,553         36,243
Total assets(3).................     354        554         688      416,725       804,669        724,757
Long-term debt, net of current
  portion.......................      --         --           8        1,519         1,503          1,146
Stockholders' equity............     354        489         289      403,588       782,593        696,353

                                                                   ELEVEN MONTHS                    NINE MONTHS
                                      YEAR ENDED JANUARY 31,           ENDED        YEAR ENDED         ENDED
                                  ------------------------------   DECEMBER 31,    DECEMBER 31,    SEPTEMBER 30,
                                    1996       1997       1998        1998(1)          1999             2000
                                  --------   --------   --------   -------------   -------------   --------------
                                      (PREDECESSOR COMPANY)
SUPPLEMENTAL INFORMATION:
Net cash provided by (used in):
  Operating activities..........   $(538)     $(566)    $ 2,938       $   (438)      $(34,777)        $(20,854)
  Investing activities..........    (146)      (189)       (250)        (1,146)       (52,368)         (13,832)
  Financing activities..........     684        748      (2,691)       (50,617)        41,671            3,616
EBITDA(4).......................    (519)      (938)      4,442          2,907        (42,538)         (24,941)

------------------------

(1) Includes the operating results of Citysearch from September 29, 1998 to December 31, 1998 as a result of the merger of ticketmaster.com and Citysearch. The eleven month period reflects our change in year end to December 31 from January 31. Comparable amounts for the prior period are not presented because as a result of the merger and our continuing growth such presentation would not be considered meaningful.

(2) Basic and diluted net income (loss) per equivalent share is based on the number of shares of Citysearch common stock exchanged in the merger for the twelve months ended January 31, 1996, 1997 and 1998. Basic and diluted net income (loss) per share is based on the weighted average number of outstanding shares of our Class A and Class B common stock for the eleven months ended December 31, 1998, the year ended December 31, 1999 and the nine months ended September 30, 1999 and 2000.

(3) Total assets at December 31, 1998 and 1999 and September 30, 2000 reflect goodwill and other intangible assets, net of accumulated amortization, of $299.6 million, $662.9 million and $613.6 million, respectively. This goodwill resulted from the ticketmaster.com portion of the goodwill associated with the acquisition of Ticketmaster Group by USA Networks in June 1998, the merger of ticketmaster.com and Citysearch and several acquisitions made by Ticketmaster Online-Citysearch in 1999 and 2000.

(4) EBITDA is defined as earnings before interest, taxes, depreciation, amortization, advertising contributed by USA Networks (for which no consideration was paid by us), equity in loss of unconsolidated affiliates and other income/expense. EBITDA is presented because we believe it is a widely accepted valuation methodology for companies in our industry. EBITDA should not be considered in isolation or as a substitute of financial performance or liquidity prepared in accordance with generally accepted accounting principles. EBITDA may not be comparable to calculations of similarly titled measures presented by other companies.

TICKETMASTER GROUP, INC.

    In the tables below, we provide you with selected historical financial data of Ticketmaster Group and its subsidiaries, including Ticketmaster Corporation and our company. The selected historical financial data presented below as of September 30, 2000 and for the nine months ended September 30, 1999 and 2000 were prepared using Ticketmaster Group's unaudited financial statements. The selected historical financial data as of and for the eleven months ended December 31, 1998 and the year ended December 31, 1999 were prepared using Ticketmaster Group's audited financial statements. The selected historical financial data as of and for the years ended January 31, 1996, 1997 and 1998 were prepared using the audited financial statements of the Predecessor Company of Ticketmaster Group. The following financial data is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations of Ticketmaster Group" and the consolidated financial statements of Ticketmaster Group and the notes thereto, which are included elsewhere in this Information Statement.

                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                                                                                             NINE MONTHS
                                                                        ELEVEN MONTHS                           ENDED
                                           YEAR ENDED JANUARY 31,           ENDED         YEAR ENDED        SEPTEMBER 30,
                                       ------------------------------    DECEMBER 31,    DECEMBER 31,    -------------------
                                         1996       1997       1998        1998(1)           1999          1999       2000
                                       --------   --------   --------   --------------   -------------   --------   --------
                                           (PREDECESSOR COMPANY)
CONSOLIDATED STATEMENTS OF
OPERATIONS DATA:
Revenues:
  Ticketing operations..............   $161,250   $230,961   $340,980     $ 348,103        $442,743      $324,616   $395,909
  City guide and classifieds........         --         --         --         5,568          36,329        22,359     58,776
  Other.............................         --         --         --            --          19,458        14,072      7,639
                                       --------   --------   --------     ---------        --------      --------   --------
    Total revenues..................    161,250    230,961    340,980       353,671         498,530       361,047    462,324
                                       --------   --------   --------     ---------        --------      --------   --------
Operating costs and other expenses:
  Ticketing operations..............    111,099    153,292    209,726       217,839         269,315       196,324    253,436
  City guide and classifieds........         --         --         --         5,268          35,642        23,159     40,505
  Other.............................         --         --         --            --          17,841        12,013     11,614
  Sales and marketing...............      6,010      6,706      7,249        17,116          56,499        36,946     63,355
  General and administrative........     33,564     48,361     71,424        64,840          78,521        59,750     71,306
  Depreciation and amortization.....      9,388     12,993     24,473        52,450         127,921        82,314    150,600
  Merger and other transaction
    costs...........................         --         --         --            --           4,236         3,285         --
                                       --------   --------   --------     ---------        --------      --------   --------
    Total operating costs and other
      expenses......................    160,061    221,352    312,872       357,513         589,975       413,791    590,816
                                       --------   --------   --------     ---------        --------      --------   --------
Income (loss) from operations.......      1,189      9,609     28,108        (3,842)        (91,445)      (52,744)  (128,492)
Other (income) expenses:
  Interest income...................       (798)    (1,256)    (1,859)       (2,555)         (5,645)       (4,511)    (3,081)
  Interest expense..................     13,580     12,764     11,419        11,455           8,108         6,579      6,168
  Gain on sale of unconsolidated
    affiliate.......................         --     (3,195)        --            --              --            --         --
  Gain on sale of subsidiary
    stock...........................         --         --         --      (108,967)             --            --         --
  Equity in net (income) loss of
    unconsolidated affiliates.......     (1,521)    (4,054)    (1,417)         (477)         (1,225)       (1,067)     2,636
                                       --------   --------   --------     ---------        --------      --------   --------
Total other (income) expenses.......     11,261      4,259      8,143      (100,544)          1,238         1,001      5,723
                                       --------   --------   --------     ---------        --------      --------   --------
Income (loss) before income taxes
  and minority interest.............    (10,072)     5,350     19,965        96,702         (92,683)      (53,745)  (134,215)
Minority interest in loss...........        273        300        (65)       (4,829)        (56,139)      (31,458)   (70,906)
Income tax provision (benefit)......     (2,250)     3,258     11,883        58,196          23,975        17,882     11,734
                                       --------   --------   --------     ---------        --------      --------   --------
Net income (loss)...................   $ (8,095)  $  1,792   $  8,147     $  43,335        $(60,519)     $(40,169)  $(75,043)
                                       ========   ========   ========     =========        ========      ========   ========
Basic earnings (loss) per share.....   $  (0.53)  $   0.10   $   0.32
                                       ========   ========   ========
Weighted average share outstanding
  for basic earnings (loss) per
  share.............................     15,310     17,222     25,846
                                       ========   ========   ========
Diluted earnings (loss) per share...   $  (0.53)  $   0.10   $   0.31
                                       ========   ========   ========
Weighted average share outstanding
  for diluted earnings (loss) per
  share.............................     15,310     17,222     26,285
                                       ========   ========   ========

                                         JANUARY 31,
                               -------------------------------   DECEMBER 31,    DECEMBER 31,    SEPTEMBER 30,
                                 1996        1997       1998        1998(1)          1999             2000
                               ---------   --------   --------   -------------   -------------   --------------
                                    (PREDECESSOR COMPANY)
CONSOLIDATED BALANCE SHEET
  DATA:
Cash, cash equivalents and
  marketable securities......  $  34,004   $ 60,880   $ 76,323    $  197,137       $  180,986      $  131,016
Working capital..............      3,974     15,991      9,432        94,339           39,486          29,191
Total assets(2)..............    105,397    229,234    330,878     1,266,536        1,673,536       1,608,577
Clients payable, net(3)......     22,674     23,828     50,175        52,334           76,359          65,034
Long-term debt, net of
  current portion(4).........    159,864    127,514    158,561       169,880          123,687         177,578
Shareholders' equity
  (deficiency)...............   (107,793)    21,345     48,908       765,535          751,498         667,947

                                                                 ELEVEN MONTHS                    NINE MONTHS
                                   YEAR ENDED JANUARY 31,            ENDED        YEAR ENDED         ENDED
                               -------------------------------   DECEMBER 31,    DECEMBER 31,    SEPTEMBER 30,
                                 1996        1997       1998        1998(1)          1999             2000
                               ---------   --------   --------   -------------   -------------   --------------
                                    (PREDECESSOR COMPANY)
SUPPLEMENTAL INFORMATION:
Net cash provided by (used
  in):
  Operating activities.......  $  (3,068)  $ 15,585   $ 34,198    $   31,127       $   25,165      $      483
  Investing activities.......     (9,452)   (43,752)   (52,678)      (45,229)         (80,208)        (77,408)
  Financing activities.......      7,772     55,096     35,920       134,367            1,203          48,388
EBITDA(5)....................     10,577     22,602     52,581        48,608           36,683          23,715

--------------------------

(1) Includes the operating results of Citysearch from September 29, 1998 to December 31, 1998 as a result of the merger of ticketmaster.com and Citysearch. The eleven-month period reflects our change in year end to December 31 from January 31. Comparable amounts for the prior period are not presented because as a result of the merger and our continuing growth such presentation would not be considered meaningful.

(2) Total assets at December 31, 1998 and 1999 and September 30, 2000 reflect goodwill and other intangible assets, net of accumulated amortization, of $933.1 million, $1,278.5 million and $1,231.8 million, respectively. This goodwill resulted from the acquisition of Ticketmaster Group by USA Networks in June 1998, the merger of ticketmaster.com and Citysearch in September 1998 and several acquisitions made by Ticketmaster Group in 1999 and 2000.

(3) Clients payable, net is defined as accounts payable, clients offset by accounts receivable, ticket sales. Accounts payable, clients represents contractual amounts due to clients for tickets sold by Ticketmaster Group on behalf of the organizations that sponsor events. Accounts receivable, ticket sales are principally from ticketing outlets and credit card processors and represent the face value of the tickets sold plus convenience charges, generally net of outlet commissions.

(4) Long-term debt includes amounts due to USA Networks and affiliates.

(5) EBITDA is defined as earnings before interest, taxes, depreciation, amortization, minority interest, advertising contributed by USA Networks (for which no consideration was paid by Ticketmaster Group), equity in net income (loss) of unconsolidated affiliates and other income/expense. EBITDA is presented because we believe it is a widely accepted valuation methodology for companies in our industry. EBITDA should not be considered in isolation or as a substitute of financial performance or liquidity prepared in accordance with generally accepted accounting principles. EBITDA may not be comparable to calculations of similarly titled measures presented by other companies.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

    In the tables below, we have presented the unaudited pro forma results to give effect to the combination. The unaudited pro forma results are indicative of the accounting for the combination on a historical basis in a manner similar to that in pooling-of-interests accounting. The unaudited pro forma condensed consolidated financial statements reflect certain assumptions regarding the proposed transaction and are based on the historical financial statements of our company. The unaudited pro forma condensed consolidated financial statements, including the notes accompanying them, are qualified in their entirety by reference to, and should be read in conjunction with, our audited consolidated financial statements and the notes thereto, which are incorporated by reference into this Information Statement, and the audited consolidated financial statements of Ticketmaster Group, including the notes thereto, which are included elsewhere in this Information Statement.

    The unaudited pro forma financial data reflect the adjustments that will result from the combination as if it had occurred as of the beginning of the periods presented. For a further discussion of the unaudited pro forma adjustments, see "Unaudited Pro Forma Condensed Consolidated Financial Statements." The unaudited pro forma condensed consolidated statements of operations are presented for illustrative purposes only. These statements are not necessarily indicative of the results of operations or financial position that actually would have been reported had these transactions occurred on the dates indicated above, nor are they necessarily indicative of future financial results of operations.

                                                                        ELEVEN MONTHS                     NINE MONTHS
                                                          YEAR ENDED        ENDED         YEAR ENDED         ENDED
                                                         JANUARY 31,     DECEMBER 31,    DECEMBER 31,    SEPTEMBER 30,
                                                             1998            1998            1999             2000
                                                         ------------   --------------   -------------   --------------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenues:
  Ticketing operations.................................    $340,980        $348,103        $ 442,743       $ 395,909
  City guide and classifieds...........................          --           5,568           36,329          58,776
  Other................................................          --              --           19,458           7,639
                                                           --------        --------        ---------       ---------
    Total revenues.....................................     340,980         353,671          498,530         462,324
                                                           --------        --------        ---------       ---------
Operating costs and other expenses:
  Ticketing operations.................................     209,726         217,839          269,315         253,436
  City guide and classifieds...........................          --           5,268           35,642          40,505
  Other................................................          --              --           17,841          11,614
Sales and marketing....................................       7,249          17,116           56,499          63,355
General and administrative.............................      71,424          64,840           78,521          71,306
Depreciation and amortization..........................      24,473          52,450          127,921         150,600
Merger and other transaction costs.....................          --              --            4,236              --
                                                           --------        --------        ---------       ---------
    Total operating costs and other expenses...........     312,872         357,513          589,975         590,816
                                                           --------        --------        ---------       ---------
Income (loss) from operations..........................      28,108          (3,842)         (91,445)       (128,492)
Other (income) expenses:
  Interest income......................................      (1,859)         (2,555)          (5,645)         (3,081)
  Interest expense.....................................      11,419          11,455            8,108           6,168
  Equity in net (income) loss of unconsolidated
    affiliates.........................................      (1,417)           (477)          (1,225)          2,636
                                                           --------        --------        ---------       ---------
    Total other (income) expenses......................       8,143           8,423            1,238           5,723
                                                           --------        --------        ---------       ---------
Income (loss) before income taxes and minority
  interest.............................................      19,965         (12,265)         (92,683)       (134,215)
Minority interest in loss..............................         (65)            (10)          (1,374)           (786)
Income tax provision...................................      11,883          13,295           23,975          11,734
                                                           --------        --------        ---------       ---------
Net income (loss)......................................    $  8,147        $(25,550)       $(115,284)      $(145,163)
                                                           ========        ========        =========       =========
Basic and diluted net income (loss) per share..........    $   0.09        $  (0.26)       $   (0.90)      $   (1.05)
                                                           ========        ========        =========       =========
Shares used to compute basic and diluted net income
  (loss) per share.....................................      89,238          97,201          128,097         138,909
                                                           ========        ========        =========       =========

                           COMPARATIVE PER SHARE DATA


    We have summarized below the per share information for our company and Ticketmaster Group on an historical and pro forma consolidated basis. Historical per share information for Ticketmaster Group is not presented after the year ended January 31, 1998 because the information would not be meaningful. This information should be read in conjunction with our historical consolidated financial statements and related notes, which are included in the reports described under the heading "Where You Can Find More Information" on page 74 and incorporated by reference into this Information Statement, and Ticketmaster Group's historical consolidated financial statements and related notes, which are included elsewhere in this Information Statement. The pro forma information below may not be indicative of what actual results will be in the future or what the results would have been for the periods presented.



                                                                ELEVEN MONTHS                    NINE MONTHS
                                                  YEAR ENDED        ENDED        YEAR ENDED         ENDED
                                                 JANUARY 31,    DECEMBER 31,    DECEMBER 31,    SEPTEMBER 30,
                                                     1998           1998            1999             2000
                                                 ------------   -------------   -------------   --------------
HISTORICAL TICKETMASTER ONLINE-CITYSEARCH
  Net income (loss) per common share--basic and
    diluted(1).................................      $0.06          $(0.38)        $(1.59)          $(1.65)
  Book value per share(2)......................       0.01            5.65           9.21             7.86

HISTORICAL TICKETMASTER GROUP
  Net income (loss) per common
    share--basic(1)............................      $0.32
  Net income (loss) per common
    share--diluted(1)..........................       0.31
  Book value per share(2)......................       1.88

PRO FORMA CONSOLIDATED TICKETMASTER ONLINE-
  CITYSEARCH
  Net income (loss) per common share--basic and
    diluted(3).................................      $0.09          $(0.26)        $(0.90)          $(1.05)
  Book value per share(2)......................                       8.83          10.41             9.85


------------------------

(1) Basic and diluted net income (loss) per share is computed using the weighted average number of common shares outstanding during the period. For the year ended January 31, 1998, the historical net income per share and book value per share for Ticketmaster Online-Citysearch is based on the number of shares of Citysearch common stock exchanged in the merger.

(2) The historical book value per share is computed by dividing stockholders' equity by the number of shares of common stock outstanding at the end of each period presented. The pro forma consolidated book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of our common stock outstanding as of December 31, 1998 and 1999 and September 30, 2000, assuming the combination had occurred as of that date. The pro forma consolidated book value per share as of January 31, 1998 is not presented as the information would not be meaningful.

(3) The pro forma consolidated Ticketmaster Online-Citysearch per common share reflects the net loss per share of Ticketmaster Online-Citysearch and Ticketmaster Group on a pro forma consolidated basis giving effect to the issuance of 52,000,000 shares of Ticketmaster Online-Citysearch Class B Common Stock in the combination.

                        COMMON STOCK AND DIVIDEND POLICY

    We have two classes of common stock outstanding, Class A and Class B. The rights of the holders of Class A common stock and Class B common stock are substantially identical, except with respect to voting, conversion and transfer. Except as otherwise required by applicable law, each share of Class A common stock entitles its holder to 15 votes and each share of Class B common stock entitles its holder to one vote on all matters submitted to a vote or for the consent of stockholders. Except as otherwise required by applicable law, the Class A common stock and the Class B common stock vote together as a single class on all matters submitted to a vote or for the consent of stockholders. We have also authorized Class C common stock, which is nonvoting and of which no shares are issued and outstanding.

    Our Class B common stock is traded on The Nasdaq National Market under the symbol "TMCS." The following information sets forth, for the periods indicated, the high and low sale prices for our Class B common stock as reported by The Nasdaq National Market. These prices reflect inter-dealer quotations without retail markup, markdown or commissions and do not necessarily represent actual transactions.


PERIOD                                                         HIGH       LOW
------                                                       --------   --------
Fiscal 2000
  Fourth Quarter...........................................  $ 17.38     $ 6.75
  Third Quarter............................................    24.68      14.25
  Second Quarter...........................................    25.68      13.87
  First Quarter............................................    44.87      24.25
Fiscal 1999
  Fourth Quarter...........................................  $ 44.12     $18.87
  Third Quarter............................................    40.06      22.68
  Second Quarter...........................................    41.50      22.00
  First Quarter............................................    71.12      33.00
Fiscal 1998
  Fourth Quarter (commencing December 3, 1998).............  $ 80.50     $32.69


    On November 20, 2000, the last trading day prior to the public announcement of the combination, the last reported sale price for our Class B common stock on The Nasdaq National Market was $12.56. As of December 13, 2000 there were
229 record holders of our Class A common stock and 378 record holders of our Class B common stock. We estimate that there are more than 800 beneficial owners of our Class B common stock.

    We have never paid dividends on our common stock. We currently anticipate that we will retain all of our future earnings for use in the expansion and operation of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future.

    No holders of our outstanding shares of common stock have preemptive rights with respect to the issuance of shares of our Class A and Class B common stock in connection with the combination.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

    This Information Statement contains forward-looking statements, including (without limitation) statements concerning our possible or assumed future results of operations and statements preceded by, followed by or that include the words "believes," "could," "expects," "anticipates," or similar expressions. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should understand that the following important factors, in addition to those discussed under "Special Considerations" and elsewhere in this document and in the documents incorporated into this document by reference, could affect our future results and could cause those results to differ materially from those expressed in such forward-looking statements: materially adverse changes in economic conditions in the markets served by us and, after the combination, by our combined company; a significant delay in the expected closing of the combination; competition from others in the Internet portal, online services and event ticketing services markets and other industry segments; the ability to enter, the timing of entry and the profitability of entering new markets; and other risks and uncertainties as may be detailed from time to time in our public announcements and filings with the Securities and Exchange Commission or as may be set forth under "Special Considerations" on page 15.

                             SPECIAL CONSIDERATIONS

    As a result of the combination, our business will be subject to the following new or increased risks related to the Ticketmaster businesses or the structure of the combination. In addition to the risks described below, our business will continue to be subject to the risks described in the documents that we have filed with the Securities and Exchange Commission that are incorporated by reference into this Information Statement. If any of the risks described below or in the documents incorporated into this Information Statement by reference actually occur, our business, financial condition, results of operations or cash flows could be materially adversely affected.

WE MAY NOT REALIZE THE SYNERGIES AND OTHER INTENDED BENEFITS OF THE COMBINATION.

    Among the factors considered by the Special Committee and our Board of Directors in connection with its approval of the contribution agreement were the opportunities for revenue growth that could result from the combination. However, general economic conditions and other factors beyond our combined company's control may limit our ability to realize these opportunities. Accordingly, we cannot assure you as to whether or in what time frame any revenue growth will be realized.

WE MAY HAVE DIFFICULTY OVERCOMING PROBLEMS ASSOCIATED WITH RAPID EXPANSION AND GROWTH.

    As our combined company's business develops and expands, it will need to implement enhanced operational and financial systems and will likely require additional management, operational and financial resources. We cannot assure you that our combined company will successfully implement and maintain such operational and financial systems or successfully obtain, integrate and use the management, operational and financial resources necessary to manage a developing and expanding business in an evolving and increasingly competitive industry. Failure to implement such systems successfully or use such resources effectively could have a material adverse effect on our combined company's business, financial condition or results of operations.

OUR TICKETING BUSINESS IS DEPENDENT ON ENTERTAINMENT, SPORTING AND LEISURE EVENTS AND FACTORS AFFECTING SUCH EVENTS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

    Pursuant to contracts with arenas, stadiums, theaters and other facilities, sports teams, promoters and others, Ticketmaster Corporation, in its capacity as agent, sells tickets relating to entertainment, sporting and leisure events and, accordingly, Ticketmaster Corporation's ticketing business and our ticketmaster.com business are directly affected by the popularity, frequency and location of such events. Factors affecting such events, including general economic conditions, consumer trends and work stoppages (such as the 1994 strike by the Major League Baseball Players Association against Major League Baseball), could have a material adverse effect on the Ticketmaster Corporation and ticketmaster.com business and, following the combination, the businesses of our combined company.

QUARTERLY FLUCTUATIONS IN REVENUES COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR CLASS B COMMON STOCK.


    Ticketmaster Corporation and our ticketmaster.com business have historically experienced quarterly fluctuations in ticket operation revenues, which vary depending upon the dates when tickets for events are released for sale by Ticketmaster Corporation's clients. The scheduling of popular events has generally been more concentrated during the warm weather months. This factor, together with the general practice of commencing ticket sales several months prior to the event date, tends to result in higher revenues in the first six months of operations during each fiscal year. This seasonality could cause our quarterly earnings, and following the combination, quarterly earnings of our combined company, to fall temporarily below market expectations, which could in turn adversely affect the market price of our Class B common stock.

OUR PLANS TO EXPAND INTERNATIONALLY WILL REQUIRE US TO ADDRESS RISKS OF OPERATING INTERNATIONALLY.


    Ticketmaster Corporation presently conducts business directly in the United Kingdom, Canada, Mexico and South America, and through joint ventures in Ireland and Australia. In fiscal 1999, revenues from international operations accounted for 13% of Ticketmaster Corporation's total revenues. Ticketmaster Corporation intends to continue to expand its operations outside of the United States and to enter additional markets, which will require additional resources.



    If the revenues generated by our international operations are insufficient to offset the expense of establishing and maintaining these operations, our business, financial condition and results of operations could be materially and adversely affected. We cannot assure you that we or our partners will be able to successfully market or sell our services in these international markets. In addition to the uncertainty as to our ability to expand our international presence, there are certain risks inherent in conducting business on an international level that are not necessarily present in domestic operations, such as:


    - laws limiting the right and ability of foreign subsidiaries to pay dividends and remit earnings to affiliated companies unless specified conditions are met;

    - unexpected changes in regulatory requirements, tariffs and other trade barriers;

    - difficulties in staffing and managing foreign operations;

    - political instability;

    - increased exposure to gains and losses on currency rate fluctuations; and

    - potentially adverse tax consequences.

    We cannot assure you that one or more of the foregoing factors will not have a material adverse effect on our current and future international operations and, consequently, on our business, financial condition and results of operations.

FOLLOWING THE COMBINATION, OUR TICKETING BUSINESS WILL BE DEPENDENT UPON OUR RELATIONSHIP WITH CLIENTS.

    Following the combination, we anticipate that for the foreseeable future, the majority of our combined company's revenues will be derived from the online and offline sale of tickets. We also expect that we will continue to derive a substantial portion of our revenues from per ticket convenience charges and per order handling fees paid by consumers in connection with online and offline purchases of tickets to live events presented or promoted by clients of Ticketmaster Corporation. Accordingly, our future revenues and business success will be dependent on the combined company's ability to maintain and renew relationships with its existing clients and to establish relationships with additional clients.


    For the year ended December 31, 1999, Ticketmaster Corporation processed ticket sales for over 3,750 clients. Following the combination, our combined company will be dependent upon its ability to enter into and maintain client contracts on favorable terms. We cannot assure you that our combined company will be able to enter into or maintain client contracts on such terms.



    Our combined company's ability to generate ticket and merchandise sales on our ticketmaster.com Web site will also be dependent in part on our combined company's ability to maintain and enhance the Ticketmaster brand name. Any failure on the part of our combined company to maintain its existing base of clients, to establish relationships with new clients upon favorable terms, to obtain or retain the right to sell tickets and merchandise online, to process ticket sales in a timely and accurate manner or at levels necessary to support our business or to maintain and enhance the Ticketmaster brand name, would have a material adverse effect on our business, financial condition and results of operations.

WE DEPEND ON KEY PERSONNEL AND NEED TO HIRE ADDITIONAL QUALIFIED PERSONNEL.

    Following the proposed combination, we expect that the success of our combined company will depend to a significant degree upon the continued contributions of its executive management team. The loss of the services of members of our executive management team could have a material adverse effect on our business, financial condition and results of operations. After completion of the combination, we will need to integrate new members of our management team into our existing management team. The failure to manage this integration smoothly could disrupt our business and harm our results of operations.

    Our success also depends upon our ability to attract and retain additional highly qualified management, technical and sales and marketing personnel, for which competition is intense. The process of locating and hiring such personnel with the combination of skills and attributes required to carry out our strategy is often lengthy. The loss of the services of key personnel or the inability to attract additional qualified personnel could have a material adverse effect on our business, financial condition and results of operations.

THE MARKETS IN WHICH TICKETMASTER CORPORATION SELLS ITS SERVICES ARE INTENSELY COMPETITIVE AND THE COMBINED COMPANY'S BUSINESS WOULD BE ADVERSELY AFFECTED IF WE FAILED TO COMPETE SUCCESSFULLY IN THESE MARKETS.

    Ticketmaster Corporation competes with event facilities and promoters that handle or may handle their own ticket sales and distribution through online and other distribution channels, live event automated ticketing companies with Websites that may or may not currently offer online transactional capabilities and certain Web-based live event ticketing companies that conduct business online and offline. We cannot assure you that one or more of Ticketmaster's existing or potential competitors will not enter or expand into other regions or nationally, which could have a material adverse effect on our business, financial condition and results of operations.

WE MAY BE SUBJECT TO GOVERNMENTAL INVESTIGATIONS AND LITIGATION.

    TICKETMASTER CORPORATION

    From time to time, federal, state and local authorities have conducted investigations or inquiries with respect to Ticketmaster Corporation's compliance with antitrust, unfair business practice and other laws. Ticketmaster Corporation is also a party to various legal proceedings involving commercial disputes and intellectual property issues arising in the ordinary course of business, as well as to several specific legal proceedings that are described under the heading "Description of Ticketmaster--Legal Proceedings." While the outcomes of these proceedings are uncertain, we do not currently expect that they will have a material adverse effect on our business, financial condition or results of operations.

    CLASS ACTION LITIGATION RELATING TO THE PROPOSED COMBINATION

    On or about November 21, 2000, four of our shareholders filed separate, virtually identical class action lawsuits against us, USA Networks and 15 of our current and former directors. The lawsuits, all of which were filed in the Court of Chancery of the State of Delaware, are entitled SACHS V. CONN, ET AL., Case No. 18517 NC; BEER V. TICKETMASTER ONLINE CITYSEARCH, INC., ET AL., Case
No. 18520 NC; HARBOR FINANCE PARTNERS V. TICKETMASTER ONLINE CITYSEARCH,
ET AL., Case No. 18518 NC; and OSHER V. CONN, ET AL., Case No. 18516 NC.

    In each of the four lawsuits, the plaintiff purports to bring the suit on behalf of our minority shareholders (i.e. all of our shareholders other than the defendants). The plaintiffs allege that, as a result of the proposed combination, USA Networks, which holds a majority of our shares, will reap the benefits of increasing its holdings of our capital stock to the detriment of our minority public shareholders who will suffer an unwarranted dilution of their shares of our capital stock. The plaintiffs further allege that, by effecting the proposed combination, the individual defendants, who are allegedly controlled by USA Networks and/or beholden to USA Networks for their positions and thus have conflicts of interest, have breached their fiduciary duties to our other shareholders.

    As their prayer for relief in the lawsuits, the plaintiffs seek to have the Court enjoin the defendants from consummating the proposed combination, or in the alternative, to have the Court rescind the proposed combination. In addition, the plaintiffs seek monetary damages, attorneys' fees and other costs of pursuing the lawsuits. None of the defendants has yet filed a response to any of the four class action lawsuits. However, we believe that all four of the lawsuits are without merit, and we expect all defendants to vigorously defend the lawsuits.

    DERIVATIVE LITIGATION RELATING TO THE PROPOSED COMBINATION

    On or about December 1, 2000, one of our shareholders filed a derivative lawsuit on our behalf against USA Networks and our 15 directors. The lawsuit is entitled WALDMAN V. CONN, ET AL. AND TICKETMASTER ONLINE-CITYSEARCH, INC., Court of Chancery for the State of Delaware, Case No. 18526.

    In the derivative lawsuit, the plaintiff alleges that the proposed combination is the product of unfair self-dealing, and that the consideration we will pay to USA Networks is unfair and excessive. The plaintiff further alleges that, by effecting the proposed combination, the individual defendants, who are controlled by USA Networks, breached their fiduciary duty to our shareholders by putting the interests of themselves and of USA Networks in front of the interest of our shareholders.

    As the prayer for relief in the derivative lawsuit, the plaintiff seeks to have the Court enjoin the defendants from proceeding with the transaction. In addition, the plaintiff seeks monetary damages for us, as well as attorneys' fees and the costs for pursuing the action. None of the defendants has yet filed a response to the derivative suit. However, we believe that the lawsuit is without merit, and we expect all defendants to vigorously defend against the lawsuit.

                                THE COMBINATION

    THE FOLLOWING DESCRIPTION OF THE MATERIAL TERMS OF THE COMBINATION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE CONTRIBUTION AGREEMENT. A COPY OF THE CONTRIBUTION AGREEMENT IS ATTACHED AS EXHIBIT A TO THIS INFORMATION STATEMENT AND INCORPORATED HEREIN BY REFERENCE.

BACKGROUND

BACKGROUND OF THE COMBINATION

    At various times over the past two years, our senior management has discussed with management of USA Networks the possibility of combining our business and operations with the Ticketmaster businesses.

    On October 22, 2000, USA Networks advised us that it was filing an amendment to its Schedule 13D on October 23, 2000 regarding its beneficial ownership of our common stock, stating that it was considering possible transactions in order to obtain the benefits of joint operation of our ticketing and reservations businesses and those of Ticketmaster Corporation. USA Networks further disclosed that these potential transactions included a merger or other transaction that could involve our issuing additional shares to USA Networks. USA Networks also stated its intent to ask our Board of Directors to appoint a committee of independent directors to consider such transactions.

    On October 23, 2000, our Board of Directors held a telephonic board meeting to consider the potential for a combination transaction with Ticketmaster Corporation. Barry Diller, a director and Chairman of USA Networks, and John Pleasants, our Chief Executive Officer, briefly discussed the business rationale for a transaction and the proposed strategy for the combined company. At this meeting and pursuant to a subsequent written consent, our Board of Directors appointed a Special Committee of all of the disinterested directors of our Board of Directors, comprised of Joseph Gleberman, Bill Gross, Allen Grubman, Bryan Lourd, Alan Spoon and Thomas Unterman, to consider the proposed transaction and make a recommendation to the full board. Immediately following the conclusion of the meeting of the Board of Directors, the Special Committee held a telephonic meeting at which the members of the Special Committee discussed the organization of the Special Committee, as well as the retention of possible legal and financial advisors. Mr. Spoon was appointed chairman of the Special Committee.

    On October 25, 2000, the Special Committee held a telephonic meeting to discuss its process for considering the potential transaction. At this meeting, the Special Committee engaged Munger, Tolles & Olson LLP and Potter, Anderson & Corroon, LLP as its legal counsel and authorized a subcommittee of the Special Committee to consider possible financial advisors to the Special Committee. Following interviews of potential financial advisors by this subcommittee, the Special Committee engaged Salomon Smith Barney on October 27, 2000 as financial advisor to assist the Special Committee in its evaluation of the financial terms of the combination.

    Beginning on October 28, 2000 and continuing through November 20, 2000,
Mr. Spoon participated in a number of communications with representatives of USA Networks, in which the procedures for conducting due diligence, the principles guiding the Special Committee in its deliberations and the process and progress of the negotiations were discussed.

    Beginning on October 30, 2000, and continuing through November 20, 2000, the Special Committee's legal and financial advisors, assisted by members of our senior management, performed a due diligence investigation of Ticketmaster. Salomon Smith Barney promptly commenced a review and analysis of our business and the Ticketmaster businesses and their respective valuations.

    On November 2, 2000, the Special Committee met and discussed initial due diligence efforts and findings and preliminary conversations that had occurred between the Special Committee's financial advisor and Allen & Co., the financial advisor to USA Networks. The Special Committee also received a presentation from outside counsel regarding the responsibilities of the Special Committee and discussed principles that would guide its judgment regarding the fairness and acceptability of any offer that might be received from USA Networks, and it discussed whether the sale to USA Networks of our shares that are held by the public might be an alternative to the purchase of Ticketmaster from USA Networks. The Special Committee directed its financial advisor to explore such an alternative with USA Networks' financial advisor. The Special Committee also discussed the need to consider the alternative of not proceeding with a transaction.

    On November 3, 2000, outside legal counsel for USA Networks delivered an initial draft of the contribution agreement to us. From November 3, 2000 to November 20, 2000, we and our legal advisors, the Special Committee and its legal advisors, and USA Networks and its legal advisors negotiated the terms of the definitive contribution agreement and explored structural issues.

    From November 3, 2000 to November 20, 2000, the Special Committee's financial advisor and USA Networks' financial advisor held a series of discussions that included discussion of structural issues, identification of the exact nature of the assets and entities to be contributed to us, and exploration of the expectations of the Special Committee and USA Networks as to the type and amount of consideration to be exchanged in the transaction. In exploring alternatives, the Special Committee's financial advisor suggested that the Special Committee would be interested in receiving a proposal for an alternative transaction in which USA Networks would buy the minority public shares. USA Networks' financial advisor indicated that USA Networks was not interested in exploring such a transaction.

    On November 8, 2000 the Special Committee, its legal counsel and its financial advisor met in person in Los Angeles and New York City, with a videoconference connecting the two cities and some members participating telephonically, to consider the preliminary terms of the proposed combination. The Special Committee discussed with its financial advisor a preliminary analysis provided by its financial advisor regarding our prospects and valuations and those of Ticketmaster, other recent corporate transactions involving combinations of online and offline businesses and the overall financial environment. The Special Committee also discussed potential transaction structures, including the possibility of not proceeding with a combination of the two companies.

    On November 9, 2000, the Executive Committee of the Board of Directors of USA Networks met to consider the proposed transaction. Prior to the meeting, the Executive Committee members received materials outlining and analyzing the proposed combination. At the meeting, management and USA Networks' legal and financial advisors presented the background of the proposed combination, outlined the terms and conditions of the proposed combination, presented a strategic and financial analysis and responded to questions from the directors. The Executive Committee approved the contribution agreement subject to finalization by USA Networks' management and its legal advisors of the necessary documentation and subject to agreement between the parties on the consideration to be received by USA Networks in exchange for the Ticketmaster businesses.

    On November 10, 2000, the Special Committee met telephonically to receive an update on the progress of due diligence and a report from its financial advisor on conversations with USA Networks' financial advisor. The Special Committee also received an update from its counsel on legal issues raised by the draft contribution agreement.

    On November 15, 2000, the Special Committee met telephonically with its legal counsel and financial advisor to review and discuss an updated financial analysis by the financial advisor and to receive an update on due diligence.

    On November 17, 2000, financial advisors to the Special Committee and USA Networks negotiated the terms of an offer that might be made by USA Networks. Mr. Spoon was kept advised of these discussions and of parallel discussions that were occurring between legal counsel for the Special Committee and USA Networks regarding the contribution agreement. On November 18, Mr. Spoon spoke by telephone with a USA Networks representative to discuss key elements of a transaction, including possible consideration to be paid, the make-up of the balance sheet of the combined company, and the use of our low-voting Class B stock rather than high-voting Class A stock. Mr. Spoon, together with the Special Committee's legal counsel, contacted each of Messrs. Grubman, Gleberman and Unterman to apprise them of the status of discussions and seek their input, and legal counsel, at Mr. Spoon's direction, had similar conversations with Messrs. Lourd and Gross.

    On November 20, 2000, the Special Committee met to consider a proposal from USA Networks made that day that we purchase the Ticketmaster businesses in exchange for 52,000,000 new shares of our Class B Common Stock. At this meeting, the Special Committee received a presentation from Salomon Smith Barney on the transaction, which included Salomon Smith Barney's opinion that the consideration to be paid by us in the combination was fair to us, from a financial point of view, and Munger, Tolles & Olson discussed the material terms of the transaction and provided background on the negotiation of each material term. During these discussions, Special Committee members asked questions to which Salomon Smith Barney and Munger, Tolles & Olson responded. After discussion, the Special Committee voted unanimously that the transaction was in our best interests and in the best interests of our stockholders (other than USA Networks and its affiliates) and should be recommended for approval by our Board of Directors.

    On November 20, 2000, after the meeting of the Special Committee, our Board of Directors held a special meeting at which the members of the Special Committee reported to the full board that the Special Committee recommended approval of the proposed combination. The Special Committee's legal counsel also reviewed the terms of the contribution agreement with the Board. After discussion, our Board of Directors, with the interested directors abstaining from the vote, unanimously determined that the contribution agreement and the combination with Ticketmaster were advisable and in the best interests of our stockholders and approved the contribution agreement. Our Board of Directors authorized our officers, together with our outside counsel, to negotiate any final changes to the definitive transaction agreement consistent with the terms of the transaction approved by the board.

    Following the completion of final changes to the contribution agreement, our representatives and representatives of USA Networks executed the contribution agreement on November 20, 2000. On the morning of November 21, 2000, we issued a joint press release with USA Networks announcing the combination.

REASONS FOR THE COMBINATION

    The Special Committee has determined that the terms of the combination are fair to, and in the best interests of, us and our stockholders (other than USA Networks and its affiliates). In approving the contribution agreement and the transactions contemplated thereby, the Special Committee considered a number of factors. The principal factors considered include but are not limited to the following:

    - The Special Committee evaluated the business opportunity afforded by the combination and concluded that our combination with the Ticketmaster businesses offered a realistic possibility of increasing our stockholder value. The Special Committee's conclusion that the combination offers a realistic possibility of increasing stockholder value was based upon the following assessments: (1) the acquisition of the Ticketmaster businesses should provide us with the cash flow to enable us to more fully exploit the opportunities available to us in expanding our businesses, broadening our product portfolio, and reducing our exposure to risk; (2) a combined company should be able to achieve greater coordination of efforts to increase the percentage of tickets sold online; and (3) the combined management of the companies should be in a stronger position to grow our businesses, resulting in better service to our clients and their customers.

    - The Special Committee determined that the number of our shares of common stock to be issued in the combination fairly reflects the value of the Ticketmaster businesses. The Special Committee's determination was based upon (1) the market value of our common stock; (2) its evaluation of the current and forecasted revenues and earnings of the businesses to be acquired; and (3) its estimate of the value of the businesses to be acquired, based upon revenues, earnings, projected growth and market potential.

    - The Special Committee received an opinion from Salomon Smith Barney that, as of the date of its opinion, and based upon and subject to the assumptions, limitations and qualifications set forth in its opinion, the consideration to be paid by us in the combination is fair to us, from a financial point of view, based on Salomon Smith Barney's analysis described below under "Opinion of Financial Advisor."

    - The terms of the contribution agreement were determined through arms-length negotiations between the Special Committee and its legal and financial advisors, on the one hand, and representatives of USA Networks and its legal and financial advisors, on the other.

    - The terms and conditions of the contribution agreement contain certain provisions that are favorable to us, including but not limited to the following provisions: (1) that at closing, the current assets of the Ticketmaster businesses will equal their current liabilities; (2) that at closing, we will have in place a $25 million line of credit from a third party or from USA Networks; (3) that USA Networks will indemnify us for tax liabilities of the Ticketmaster businesses with respect to tax periods ending on or prior to the closing date; and (4) that USA Networks will indemnify us for breach of certain representations and warranties, including the accuracy of the financial statements of the contributed entities.

    After considering each of the principal factors described above, the Special Committee determined that the combination was advisable and in our best interests and those of our stockholders (other than USA Networks and its affiliates) and that it should recommend to our Board of Directors that we effectuate the combination at the earliest possible date. The Special Committee's analysis was based upon the factors described above, utilizing the information available to it at the time of its recommendation, and the final consideration was determined through arms-length negotiations between the Special Committee and USA Networks. The Special Committee did not rely on any single factor described above, assign relative weights to the factors considered by it, or develop any conclusion as to how any factor, taken alone, supported its determination, because, in view of the wide variety of factors considered in connection with its evaluation of the combination, the Special Committee did not find it practicable or productive to assign relative weights to or otherwise quantify each of the facts considered in reaching its determination regarding the fairness of the combination.

    After considering the Special Committee's unanimous recommendation that our Board of Directors approve the contribution agreement and the combination, together with the facts that (1) the Special Committee consisted of directors who are not officers or directors of USA Networks, Ticketmaster Corporation, Ticketmaster Group or us and (2) the Special Committee retained and was advised by independent legal and financial advisors, our Board of Directors determined that the combination was advisable and in our best interests and those of our stockholders (other than USA Networks and its affiliates) and that we should proceed with the combination at the earliest possible date.

OPINION OF FINANCIAL ADVISOR

    Salomon Smith Barney was retained to act as financial advisor to the Special Committee of our Board of Directors in connection with the combination. Pursuant to Salomon Smith Barney's engagement letter with us dated November 6, 2000, Salomon Smith Barney rendered an oral opinion to the Special Committee of our Board of Directors on November 20, 2000 and subsequently confirmed in writing, that, as of that date and based upon and subject to the assumptions, limitations and qualifications set forth in the opinion, its work described below and other factors it deemed relevant, the consideration to be paid by us in the combination was fair to us, from a financial point of view.

    The full text of Salomon Smith Barney's written opinion dated November 20, 2000, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is included as Exhibit B to this Information Statement. The summary of Salomon Smith Barney's opinion set forth below is qualified in its entirety by reference to the full text of the opinion. STOCKHOLDERS ARE URGED TO READ SALOMON SMITH BARNEY'S OPINION CAREFULLY AND IN ITS ENTIRETY.

    In arriving at its opinion, Salomon Smith Barney reviewed a draft of the contribution agreement dated November 20, 2000, and held discussions with certain of our senior officers, directors and other representatives and advisors and certain senior officers and other representatives and advisors of USA Networks and Ticketmaster concerning our and Ticketmaster's businesses, operations and prospects. Salomon Smith Barney examined publicly available business and financial information relating to us and Ticketmaster, as well as financial forecasts and other information and data for each of us that were provided to or otherwise discussed with Salomon Smith Barney by our management and the managements of USA Networks and Ticketmaster, including information regarding certain strategic implications and operational benefits anticipated to result from the combination. Salomon Smith Barney reviewed the financial terms of the combination as set forth in the draft contribution agreement in relation to, among other things:

    - current and historical market prices and trading volumes of our Class B common stock;

    - our and Ticketmaster's historical and projected earnings and other operating data; and

    - our and Ticketmaster's capitalization and financial condition.

    Salomon Smith Barney also considered, to the extent publicly available, the financial terms of other similar transactions recently effected that Salomon Smith Barney considered relevant in evaluating the combination, and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Salomon Smith Barney considered relevant in evaluating those of Ticketmaster. Salomon Smith Barney also evaluated the pro forma financial impact of the combination on us. In addition, Salomon Smith Barney conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as it deemed appropriate in arriving at its opinion.

    In rendering its opinion, Salomon Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Salomon Smith Barney and further relied upon the assurances of our management and the managements of USA Networks and Ticketmaster that they are not aware of any facts that would make any of such information inaccurate or misleading. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with it, Salomon Smith Barney was advised by our management and Ticketmaster's management that such forecasts and other information and data had been reasonably prepared on bases reflecting the best currently available estimates and judgments of our management and Ticketmaster's management as to our and Ticketmaster's respective future financial performances and the strategic implications and operational benefits anticipated to result from the proposed combination. Salomon Smith Barney expressed no view with respect to such forecasts and other information and data or the assumptions on which they were based. Salomon Smith Barney assumed, with the consent of the Special Committee of our Board of Directors, that the combination will qualify as a tax-free exchange for federal income tax purposes. Salomon Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Ticketmaster, nor did Salomon Smith Barney make any physical inspection of Ticketmaster's properties or assets. Salomon Smith Barney assumed, and had been advised by the Special Committee, that the final terms of the contribution agreement would not vary materially from those set forth in the draft reviewed by Salomon Smith Barney. Salomon Smith Barney further assumed that the combination will be consummated in accordance with the terms of the contribution agreement, without waiver of any of the conditions precedent to the combination contained in the contribution agreement.

    Salomon Smith Barney did not express any opinion as to what the value of the shares of Class A and Class B common stock actually will be when issued in the combination or the price at which the Class A and Class B common stock will trade or otherwise be transferable subsequent to the combination. Salomon Smith Barney was not requested to consider, and its opinion did not address, the relative merits of the combination as compared to any alternative business strategies that might exist for us or the effect of any other transaction in which we might engage. Salomon Smith Barney's opinion necessarily was based on information available to it, and financial, stock market and other conditions and circumstances existing and disclosed to Salomon Smith Barney as of the date of the opinion.

    SALOMON SMITH BARNEY'S ADVISORY SERVICES AND OPINION WERE PROVIDED FOR THE INFORMATION OF THE SPECIAL COMMITTEE OF OUR BOARD OF DIRECTORS IN ITS EVALUATION OF THE COMBINATION AND DID NOT CONSTITUTE A RECOMMENDATION OF THE COMBINATION TO US.

    In connection with rendering its opinion, Salomon Smith Barney made a presentation to the Special Committee on November 20, 2000, with respect to the material analyses performed by Salomon Smith Barney in evaluating the fairness of the consideration to be paid by us. The following is a summary of that presentation. The summary includes information presented in tabular format. IN ORDER TO UNDERSTAND FULLY THE FINANCIAL ANALYSES USED BY SALOMON SMITH BARNEY, THESE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to November 17, 2000, and is not necessarily indicative of current or future market conditions.

OVERVIEW AND VALUATION OF TICKETMASTER

    Salomon Smith Barney included in its presentation to the Special Committee a brief financial overview of Ticketmaster, including historical and projected financial information. Salomon Smith Barney also performed, and summarized, analyses of Ticketmaster's value using three methodologies: a comparable public companies analysis; a comparable transaction analysis; and a discounted cash flow analysis.

    COMPARABLE COMPANIES ANALYSIS OF TICKETMASTER. Salomon Smith Barney compared financial, operating and stock market information, as well as forecasted financial information, for selected publicly traded companies that Salomon Smith Barney deemed appropriate for comparison with financial, operating and forecasted financial information for Ticketmaster. The selected comparable companies considered by Salomon Smith Barney were:

TICKETING AND RESERVATIONS:            TRANSACTION PROCESSING:
---------------------------            -----------------------
- Cheap Tickets, Inc.                  - Concord EFS, Inc.

- Galileo International, Inc.          - Deluxe Corporation

- Hotel Reservations Network, Inc.     - Equifax Inc.

- Navigant International, Inc.         - First Data Corporation

- Pegasus Solutions, Inc.              - Fiserv, Inc.

- Sabre Holdings Corporation           - National Processing, Inc.

                                       - National Data Corporation

                                       - Nova Corporation

                                       - Total System Services, Inc.

    Salomon Smith Barney considered these companies appropriate for comparison but noted that none of these companies has the same management, make-up, size and combination of businesses as Ticketmaster. The forecasted financial information used by Salomon Smith Barney for the selected comparable companies in the course of these analyses was based on publicly available Wall Street estimates.

    For each of the selected comparable companies, Salomon Smith Barney derived and compared, among other things, the ratio of each company's firm value as of November 17, 2000 to:

    - its estimated revenue for 2000;

    - its estimated revenue for 2001;

    - its estimated earnings before interest expense, taxes, depreciation and amortization, which we sometimes refer to as EBITDA, for 2000; and

    - its estimated EBITDA for 2001.

Firm value was calculated as the sum of the value of:

    - all common shares assuming the exercise of all in-the-money options, warrants and convertible securities, less the proceeds from such exercise; plus

    - indebtedness; plus

    - minority interests; plus

    - preferred stock; plus

    - out-of-the-money convertible securities; minus

    - investments in unconsolidated affiliates and cash.

    The following tables set forth the results of these analyses:

                                                        COMPARABLE COMPANIES AT
                                                    NOVEMBER 17, 2000 CLOSING PRICE
                                                   ----------------------------------
                                                      RANGE        MEDIAN      MEAN
                                                   ------------   --------   --------
TICKETING AND RESERVATIONS COMPARABLES

RATIO OF FIRM VALUE TO:
  (a) Estimated revenue for 2000.................   0.2x - 5.3x     1.5x       1.9x
  (b) Estimated revenue for 2001.................   0.2x - 4.0x     1.3x       1.5x

RATIO OF FIRM VALUE TO:
  (a) Estimated EBITDA for 2000..................  4.3x - 33.6x     7.4x      11.0x
  (b) Estimated EBITDA for 2001..................  4.2x - 26.6x     4.8x       8.6x

                                                        COMPARABLE COMPANIES AT
                                                    NOVEMBER 17, 2000 CLOSING PRICE
                                                   ----------------------------------
                                                      RANGE        MEDIAN      MEAN
                                                   ------------   --------   --------
TRANSACTION PROCESSING COMPARABLES

RATIO OF FIRM VALUE TO:
  (a) Estimated revenue for 2000.................   0.9x - 7.3x     3.0x       3.2x
  (b) Estimated revenue for 2001.................   0.8x - 5.7x     3.0x       3.0x

RATIO OF FIRM VALUE TO:
  (a) Estimated EBITDA for 2000..................  3.9x - 26.3x    10.3x      11.7x
  (b) Estimated EBITDA for 2001..................  5.2x - 19.7x     9.8x      10.8x

    Salomon Smith Barney focused on the calculated ratios of firm value to estimated EBITDA and, based on this information and qualitative judgment, derived a narrower reference range for the implied firm value of Ticketmaster of $558 million to $790 million. Salomon Smith Barney noted that the 52,000,000 shares of our Class B common stock to be issued in the combination had a value, based on our closing price on November 20, 2000, of $653.3 million, which implied a firm value for Ticketmaster of $666.8 million, which was within this implied reference range.

    PRECEDENT TRANSACTION ANALYSIS. Salomon Smith Barney reviewed publicly available information for four proposed or completed acquisition transactions, all announced since March 10, 1998, that involved publicly traded companies and that it deemed appropriate in analyzing the combination. The precedent transactions considered by Salomon Smith Barney were the following (in each case, the acquiror's name is listed first and the acquired company's name is listed second):

    - USA Networks / Ticketmaster Group, Inc.

    - USA Networks / Precision Response Corporation

    - iTurf Inc. / dELiA's, Inc.

    - Primedia Inc. / About, Inc.

Salomon Smith Barney did not view any of these four transactions as directly comparable to the combination. Accordingly, Salomon Smith Barney also reviewed the USA Networks / Ticketmaster Group transaction using pro forma information that excluded the value of the online assets in order to establish a precedent transaction that Salomon Smith Barney deemed reasonably comparable to the combination.

    For each precedent transaction, Salomon Smith Barney derived the ratio of the firm value of the acquired company based on the consideration paid or proposed to be paid in the transaction to:

    - the revenue of the acquired company for the last twelve-month period prior to the announcement of the transaction for which financial results were available;

    - the EBITDA of the acquired company for the last twelve-month period prior to the announcement of the transaction for which financial results were available; and

    - the earnings of the acquired company before interest expense and taxes, which we sometimes refer to as EBIT, for the last the twelve-month period prior to the announcement of the transaction for which financial results were available.

    With respect to the financial information for the companies involved in the precedent transactions, Salomon Smith Barney relied on information in publicly available documents, where available. The following table sets forth the results of these analyses.

                                                       RANGE        MEDIAN      MEAN
                                                    ------------   --------   --------
RATIO OF FIRM VALUE TO:
(a)  Revenue for last twelve-month period prior to
     announcement.................................   0.7 - 10.0x     2.4x       3.6x
(b)  EBITDA for last twelve-month period prior to
     announcement.................................  10.2 - 24.3x    15.6x      16.7x
(c)  EBIT for last twelve-month period prior to
     announcement.................................  19.6 - 49.2x    28.9x      32.6x

    Using principally the ratios derived for the pro forma USA Networks / Ticketmaster Group transaction, Salomon Smith Barney derived a reference range for the implied firm value of Ticketmaster of $630 million to $764 million. Salomon Smith Barney noted that the 52,000,000 shares of our Class B common stock to be issued in the combination had a value, based on our closing price on November 20, 2000, of $653.3 million, which implied a firm value for Ticketmaster of $666.8 million, which was within this implied reference range.

    DISCOUNTED CASH FLOW ANALYSIS. Salomon Smith Barney also performed a discounted cash flow analysis of Ticketmaster using Ticketmaster management projections for the years 2001 through 2003. Salomon Smith Barney calculated the estimated present value of Ticketmaster's unlevered free cash flows for the years 2001 through 2003. Salomon Smith Barney added to that the estimated present value of the estimated terminal value of Ticketmaster at the end of the year 2003. For purposes of this analysis, Salomon Smith Barney used discount rates ranging from 10.0% to 12.0%, based upon an analysis of the weighted average cost of capital of comparable companies, and terminal values based on multiples of projected 2003 EBITDA ranging from 7.0x to 9.0x, which range was based on the comparable companies analysis described above. From this analysis, Salomon Smith Barney derived a reference range of implied firm value of Ticketmaster of $587 million to $769 million. Salomon Smith Barney noted that the 52,000,000 shares of our Class B common stock to be issued in the combination had a value, based on our closing price on November 20, 2000, of $653.3 million, which implied a firm value for Ticketmaster of $668.8 million, which was within this implied reference range.

OVERVIEW AND VALUATION OF OUR COMPANY

    Salomon Smith Barney included in its presentation to the Special Committee an overview of us, including historical trading price and volume information and historical and projected financial information. Salomon Smith Barney also performed, and summarized, an analysis of the value of our stock on a sum-of-the-parts basis utilizing a comparable public companies analysis of our business segments.

    COMPARABLE COMPANIES ANALYSIS OF OUR COMPANY. Salomon Smith Barney compared financial, operating and stock market information, and forecasted financial information for selected publicly traded companies that operate in our industry sectors with the same information for us. The selected comparable companies considered by Salomon Smith Barney were:

TICKETMASTER.COM BUSINESS      CITYSEARCH/MATCH.COM BUSINESS  ONLINE CAREER SITE BUSINESS
-------------------------      -----------------------------  ---------------------------
- Amazon.com, Inc.             - CNET Networks, Inc.          - TMP Worldwide Inc.
- eBay Inc.                    - The Walt Disney Company      - HotJobs.com, Ltd.
- Expedia, Inc.                Internet Group                 - HeadHunter.NET, Inc.
- Priceline.com Incorporated   - GoTo.com, Inc.
- Hotel Reservations           - SportsLine.com, Inc.
  Network, Inc.
- Tickets.com, Inc.
- Travelocity.com Inc.

    Salomon Smith Barney considered these companies appropriate for comparison but noted that none of these companies has the same management, make-up, size and combination of businesses as us. The forecasted financial information used by Salomon Smith Barney for the selected comparable companies in the course of these analyses was based on publicly available Wall Street estimates.

    For each of the selected comparable companies Salomon Smith Barney derived and compared, among other things:

    - the ratio of each company's firm value as of November 17, 2000, to
      (a) its estimated revenue for 2000 and (b) its estimated revenue for 2001; and

    - the ratio of each company's equity value as of November 17, 2000, to
      (a) its estimated revenue for 2000 and (b) its estimated revenue for 2001.

    The following tables set forth the results of these analyses:

                                                        COMPARABLE COMPANIES AT
                                                    NOVEMBER 17, 2000 CLOSING PRICE
                                                   ----------------------------------
                                                      RANGE        MEDIAN      MEAN
                                                   ------------   --------   --------
TICKETMASTER.COM COMPARABLES

RATIO OF FIRM VALUE TO:
  (a) Estimated revenue for 2000.................  0.5x - 26.8x     3.8x       7.1x
  (b) Estimated revenue for 2001.................  0.6x - 18.3x     2.4x       4.9x

RATIO OF EQUITY VALUE TO:
  (a) Estimated revenue for 2000.................  0.4x - 28.5x     3.6x       6.5x
  (b) Estimated revenue for 2001.................  0.3x - 19.5x     2.4x       4.5x

                                                        COMPARABLE COMPANIES AT
                                                    NOVEMBER 17, 2000 CLOSING PRICE
                                                   ----------------------------------
                                                      RANGE        MEDIAN      MEAN
                                                   ------------   --------   --------
CITYSEARCH/MATCH.COM COMPARABLES

RATIO OF FIRM VALUE TO:
  (a) Estimated revenue for 2000.................   1.7x - 7.4x     4.3x       4.4x
  (b) Estimated revenue for 2001.................   1.5x - 4.3x     2.7x       2.8x

RATIO OF EQUITY VALUE TO:
  (a) Estimated revenue for 2000.................   2.4x - 8.2x     4.6x       4.9x
  (b) Estimated revenue for 2001.................   2.0x - 4.8x     2.8x       3.1x

                                                        COMPARABLE COMPANIES AT
                                                    NOVEMBER 17, 2000 CLOSING PRICE
                                                   ----------------------------------
                                                      RANGE        MEDIAN      MEAN
                                                   ------------   --------   --------
ONLINE CAREER SITE COMPARABLES

RATIO OF FIRM VALUE TO:
  (a) Estimated revenue for 2000.................   4.1x - 5.5x     4.6x       4.7x
  (b) Estimated revenue for 2001.................   2.0x - 3.8x     3.1x       3.0x

RATIO OF EQUITY VALUE TO:
  (a) Estimated revenue for 2000.................   4.3x - 6.7x     5.1x       5.3x
  (b) Estimated revenue for 2001.................   2.1x - 4.2x     3.7x       3.3x

    Salomon Smith Barney considered the online career site comparables in its analysis of each of the ticketing and Citysearch/Match.com businesses. Salomon Smith Barney focused on the calculated ratios of firm value to estimated revenue and, for the ticketmaster.com business, also considered the ratio of firm value to estimated EBITDA for the ticketing and reservations comparables described in the table under "Overview and Valuation of Ticketmaster--Comparable Companies Analysis of Ticketmaster" in this Information Statement and, based on this information and qualitative judgment, derived a narrower reference range for the implied firm value of each of our business segments. Salomon Smith Barney added up the sum of these parts and subtracted an amount attributable to general corporate expense to derive a reference range of our implied firm value ranging from $944 million to $1,295 million. From this, Salomon Smith Barney derived a reference range of the implied equity value per share of our common stock ranging from $11.29 to $15.17. Salomon Smith Barney noted that the closing price of our Class B common stock on November 20, 2000 of $12.56 and the price of our Class B common stock over the 30 days ending on November 17, 2000 of approximately $14.00 per share were within this range.

    The preceding discussion is a summary of the material financial analyses furnished by Salomon Smith Barney to the Special Committee of our Board of Directors, but it does not purport to be a complete description of the analyses performed by Salomon Smith Barney or of its presentations to the Special Committee. The preparation of financial analyses and fairness opinions is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Salomon Smith Barney made no attempt to assign specific weights to particular analyses or factors considered, but rather made qualitative judgments as to the significance and relevance of all the analyses and factors considered and determined to give its fairness opinion as described above. Accordingly, Salomon Smith Barney believes that its analyses, and the summary set forth above, must be considered as a whole and that selecting portions of the analyses and of the factors considered by Salomon Smith Barney without considering all of the analyses and factors could create a misleading or incomplete view of the processes underlying the analyses conducted by Salomon Smith Barney and its opinion. With regard to the comparable companies and precedent transactions analyses summarized above, Salomon Smith Barney selected comparable public companies and transactions on the basis of various factors, including the size and similarity of the relevant companies as compared to us and Ticketmaster; however, no company or transaction used as a comparison in these analyses is identical to us or Ticketmaster or the combination, respectively. As a result, these analyses are not purely mathematical, but also take into account differences in financial and operating characteristics of the subject companies and other factors that could affect the transaction or public trading value of the subject companies to which we and Ticketmaster are being compared or the transaction to which the combination is being compared.

    In its analyses, Salomon Smith Barney made numerous assumptions and considered a number of factors with respect to us, Ticketmaster, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond our control or the control of Ticketmaster. Any estimates contained in Salomon Smith Barney's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies actually may be sold. Because these estimates are inherently subject to uncertainty, none of us, Ticketmaster, the Special Committee, our Board of Directors, Salomon Smith Barney or any other person assumes responsibility if future results or actual values differ materially from the estimates.

    Salomon Smith Barney's analyses were prepared solely as part of Salomon Smith Barney's analysis of the fairness of the consideration to be paid by us in the combination and were provided to the Special Committee of our Board of Directors in that connection. The amount of the consideration paid was determined through negotiations between USA Networks and the Special Committee. Salomon Smith Barney provided advice to the Special Committee during the course of those negotiations, but Salomon Smith Barney did not determine the amount or recommend any specific purchase price to the Special Committee. The opinion of Salomon Smith Barney was only one of the factors taken into consideration by the Special Committee in making its determination to recommend that the Board of Directors approve the contribution agreement and the combination. See "Reasons For The Combination."

    Salomon Smith Barney is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Special Committee of our Board of Directors selected Salomon Smith Barney to act as its financial advisor on the basis of Salomon Smith Barney's international reputation and Salomon Smith Barney's familiarity with our company. In the ordinary course of its business, Salomon Smith Barney and its affiliates may actively trade or hold our securities and the securities of USA Networks for its own account and for the account of customers and, accordingly, may at any time hold a long or short position in those securities. Salomon Smith Barney and its affiliates, including Citigroup Inc. and its affiliates, may maintain other relationships with us, USA Networks and Ticketmaster and their respective affiliates.

    Pursuant to Salomon Smith Barney's engagement letter, we agreed to pay Salomon Smith Barney for its services rendered in connection with the combination, a fee of $1 million that became payable following delivery by Salomon Smith Barney of its opinion to the Special Committee. We also agreed to reimburse Salomon Smith Barney for its reasonable travel and other out-of-pocket expenses incurred in connection with its engagement, including the reasonable fees and disbursements of its counsel, and to indemnify Salomon Smith Barney against specific liabilities and expenses relating to or arising out of its engagement, including liabilities under the federal securities laws.

STOCKHOLDER ACTION


    Section 228 of the Delaware General Corporation Law permits stockholders to approve any action that would be taken at any annual or special meeting without a meeting, without prior notice and without a vote, by written consent of the holders of the minimum number of votes that would be necessary to authorize the action at a meeting if all stockholders entitled to vote were present and voted. With regard to the combination, Ticketmaster Corporation holds approximately 84% of our outstanding voting power and therefore is able to and has approved the combination without the consent of any other stockholder.


DESCRIPTION OF THE COMBINATION

    Pursuant to the contribution agreement, we will acquire the Ticketmaster businesses from USA Networks in exchange for 52,000,000 new shares of our Class B common stock to be issued to USA Networks.

    The contribution agreement provides that the combination will be effected in the two steps described below, both of which will occur at the closing of the combination.

    - In the first step, Ticketmaster Corporation will contribute to us all of the equity interests of its subsidiaries (except for shares of our common stock that it holds), and its assets that are freely assignable. The shares of our common stock that are currently held by Ticketmaster Corporation are not being contributed to us or canceled and will continue to be held by Ticketmaster Corporation following the combination. In exchange for the contributions by Ticketmaster Corporation, we will issue to Ticketmaster Corporation a number of shares of our Class B common stock equal to the fair market value of the equity interests and assets contributed to us.

    - In the second step, USA Networks, the sole stockholder of Ticketmaster Group, which is in turn the sole stockholder of Ticketmaster Corporation, will contribute to us all of the outstanding capital stock of Ticketmaster Group. In exchange for the capital stock of Ticketmaster Group, we will issue to USA Networks 52,000,000 new shares of our Class B common stock. In addition, we will issue to USA Networks a number of shares of our Class A and Class B common stock equal to the number of such shares indirectly held by USA Networks through Ticketmaster Corporation prior to the combination.

    Upon completion of the combination, Ticketmaster Group and the former subsidiaries of Ticketmaster Corporation whose equity interests were contributed to us will be our direct subsidiaries and Ticketmaster Corporation will be our indirect subsidiary.

    As a result of the combination, USA Networks will own an additional 52,000,000 shares of our Class B common stock. The other shares to be issued to USA Networks in connection with the combination will only replace shares that were indirectly owned by USA Networks prior to the combination and that we will indirectly own as a result of the combination. Accordingly, these shares will not increase USA Networks' percentage ownership of our capital stock. After the combination, USA Networks will own 42,480,143 shares of our Class A common stock and 53,302,401 shares of our Class B common stock, representing an aggregate of approximately 68% of our outstanding capital stock and 85% of our outstanding voting power. The other holders of our common stock will, immediately following the combination, own approximately 32% of our outstanding capital stock and 15% of our outstanding voting power.

    In connection with the combination, we will also amend our certificate of incorporation to increase our number of authorized shares of Class A common stock from 100,000,000 to 150,000,000. This increase will leave essentially unchanged the number of authorized shares of our Class A common stock available for issuance before and after the combination. The amendment to our certificate of incorporation will also change our name from Ticketmaster
Online-Citysearch, Inc. to Ticketmaster.

TIMING

    The closing of the combination is anticipated to occur as promptly as practicable following the satisfaction or waiver of all of the conditions to the combination set forth in the contribution agreement. We expect that the closing will occur during the first quarter of 2001, or on such other date as we and USA Networks may agree, provided that all conditions to closing in the contribution agreement have been satisfied or waived. Our obligations and those of USA Networks to complete the combination are subject to the fulfillment or waiver of certain conditions discussed elsewhere in this Information Statement under the section entitled "The Contribution Agreement--Conditions to Completing the Combination."

OUR MANAGEMENT AFTER THE COMBINATION

    After the combination, we expect that our company will be run by a combination of executives from both companies, including Terry Barnes, who is currently Chief Executive Officer of Ticketmaster Corporation, as our new Co-Chairman, along with Barry Diller who is currently Chairman of USA Networks; and John Pleasants, currently our Chief Executive Officer and President, continuing as our Chief Executive Officer.

ACCOUNTING TREATMENT

    The combination will be treated similarly to accounting for a pooling-of-interests business combination, due to the common ownership of Ticketmaster and us.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    The combination will not be a taxable transaction to our stockholders as the outstanding shares of our common stock are not being sold or exchanged in connection with the combination. We do not expect the combination to have material adverse tax consequences to us.

DISSENTERS' RIGHTS OF APPRAISAL

    No appraisal rights are or will be available under the Delaware General Corporation Law in connection with the combination as presently contemplated.

REGULATORY APPROVALS

    Other than complying with our disclosure and filing obligations with the Securities and Exchange Commission, we are not aware of any state or federal regulatory agency that has the power to prevent this combination from closing or that would otherwise have the power to approve this transaction in advance of closing.

INTERESTS OF CERTAIN PERSONS IN THE COMBINATION

    Certain of our officers and directors have interests in the combination that differ from those of our stockholders generally. Other than the disinterested directors comprising the Special Committee, each of our directors is either an officer or director of USA Networks or one of our officers that is expected to have a role in the continuing management of the combined company. As a result, each of our directors, other than those comprising the Special Committee, abstained on the vote approving the combination.

    The Special Committee (comprised of all of the disinterested members of our Board of Directors) was formed to represent the interests of the our stockholders other than USA. The Special Committee negotiated the terms of the contribution agreement with USA Networks on an arms-length basis. The Special Committee also received a fairness opinion from its financial advisor, Salomon Smith Barney, that, as of the date of such opinion and based upon and subject to the assumptions, limitations and qualifications set forth therein, the consideration to be paid by us in the combination, is fair to us from a financial point of view.


    See the description of the expected management changes resulting from the combination under the heading "Our Management After the Combination" for additional information regarding interests of certain of our officers and directors in the combination. In addition, in connection with or following the completion of the combination, we may enter into employment agreements with certain of the combined company's management, and/or grant options to purchase shares of Ticketmaster Online-Citysearch common stock to such individuals. No employment agreements have been entered into and no options have been granted to any of such individuals prior to the printing of this Information Statement.


AMENDMENTS TO CERTIFICATE OF INCORPORATION

    Our certificate of incorporation currently authorizes 100,000,000 shares of Class A common stock, 250,000,000 shares of Class B common stock, 2,883,506 shares of Class C common stock and 2,000,000 shares of preferred stock. As of November 30, 2000, there were 47,923,463 shares, 40,775,416 shares and no shares of our Class A, Class B and Class C common stock, respectively, issued and outstanding. None of our preferred stock is issued and outstanding.

    Immediately prior to the closing of the combination, we will amend to our certificate of incorporation to increase the authorized shares of our Class A common stock to 150,000,000 and to change our name from Ticketmaster Online-Citysearch, Inc. to Ticketmaster.

    This amendment to our certificate of incorporation was approved by Ticketmaster Corporation pursuant to a written stockholder consent. We are amending our certificate of incorporation in order for us to have available essentially the same number of unissued shares of our Class A common stock following the combination as we have available currently. We are changing our name to Ticketmaster because we believe this name will better reflect the business of the combined companies.

    The amendment to our certificate of incorporation will be effected by the filing of a certificate of amendment to our amended and restated certificate of incorporation with the Secretary of State of the State of Delaware immediately prior to the closing of the combination.

                           THE CONTRIBUTION AGREEMENT

    THIS IS A SUMMARY OF THE MATERIAL PROVISIONS OF THE CONTRIBUTION AGREEMENT. BECAUSE IT IS A SUMMARY, IT DOES NOT INCLUDE ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. WE ENCOURAGE YOU TO READ CAREFULLY THE ENTIRE COPY OF THE CONTRIBUTION AGREEMENT THAT IS ATTACHED TO THIS INFORMATION STATEMENT AS EXHIBIT A.

THE CONTRIBUTIONS

    We describe the contribution by USA Networks of the Ticketmaster businesses to us under "The Combination--Description of the Combination--General."

CLOSING; EFFECTIVE TIME

    The contribution agreement provides that the closing of the combination will take place on or about the third business day after all of the closing conditions have been satisfied or waived, unless the parties to the contribution agreement agree upon an earlier time. The closing of the combination is expected to take place during the first quarter of 2001.

REPRESENTATIONS AND WARRANTIES

    The contribution agreement contains customary representations and warranties by us relating to, among other things:

    - organization, standing, authority and similar corporate matters;

    - capitalization;

    - authorization, execution, delivery and enforceability of the contribution agreement and approval of our Board of Directors, upon recommendation of the Special Committee, of the combination and the contribution agreement;

    - absence of conflicting agreements and receipt of all consents necessary for the completion of the combination;

    - brokers' or finders' fees and expenses;

    - proper filing and accuracy of all required Securities and Exchange Commission reports; and

    - receipt by our Board of Directors of an opinion from Salomon Smith Barney that the consideration proposed to be paid by us in connection with the combination is fair from a financial point of view to us.

    The contribution agreement also contains customary representations and warranties of USA Networks with respect to itself and the entities being contributed to us pursuant to the contribution agreement relating to, among other things:

    - organization, standing, authority and similar corporate matters;

    - capitalization;

    - authorization, execution, delivery and enforceability of the contribution agreement;

    - absence of breaches and conflicting agreements and receipt of all consents necessary for the completion of the combination;

    - brokers' or finders' fees and expenses;

    - proper filing and accuracy of all required Securities and Exchange Commission reports;

    - receipt of government approvals for consummation of the combination;

    - absence of liabilities or obligations, other than liabilities disclosed in the schedules to the contribution agreement;

    - absence of transactions with related parties, other than those transactions disclosed in the schedules to the contribution agreement;

    - completeness of the assets being contributed to us for purposes of conducting the Ticketmaster businesses;

    - absence of pending or threatened material litigation;

    - compliance with applicable laws and possession or required licenses, permits and authorizations necessary for conduct of the businesses of the contributed entities; and

    - validity and enforceability of all contracts to which any of the entities being contributed to us pursuant to the contribution agreement are parties.

    Many of the representations and warranties in the contribution agreement are subject to various qualifications and limitations, such as qualifications as to materiality. You are urged to read the contribution agreement sections titled "Representations and Warranties of Parent" and "Representations and Warranties of TMCS" in Exhibit A of this Information Statement.

COVENANTS

    We and USA Networks, on behalf of itself and Ticketmaster, have each undertaken covenants in the contribution agreement, including:

    - USA Networks' agreement to indemnify us for tax liabilities of Ticketmaster with respect to tax periods ending on or prior to the closing date, and our agreement to indemnify USA Networks for all other tax liabilities relating to us or any of our subsidiaries, including the Ticketmaster businesses after the closing date;

    - agreements of both USA Networks and us with respect to the filing of tax returns relating to Ticketmaster and the allocation of tax refunds relating to Ticketmaster;

    - agreements of USA Networks and us regarding the handling of tax audits relating to any tax returns covering Ticketmaster;

    - agreements of USA Networks and us regarding the termination of tax-sharing agreements and the application of tax deductions, losses or credits;

    - USA Networks' agreement to cause the Ticketmaster businesses to be conducted in the ordinary course of business prior to the closing date;

    - the agreement of USA Networks and us to take all actions and do all things reasonably necessary under applicable law to complete the combination, including making all required governmental filings and obtaining all necessary governmental approvals;

    - USA Networks' agreement to prevent Ticketmaster from taking certain actions without our prior approval, including issuing shares of capital stock, settling any material claims or proceedings, taking any action that would jeopardize the combination qualifying as a tax-free exchange, taking any action that would make any of the representations and warranties in the contribution agreement untrue, entering into any agreement that would restrict our business operations after the closing of the combination and dissolving, liquidating or otherwise reorganizing prior to the closing;

    - both USA Networks' and our agreement to provide each other and our affiliates access to our and their respective employees, properties, books and records for purposes of conducting due diligence investigations;

    - our agreement to reserve and keep available out of our authorized but unissued shares of capital stock the number of shares of our capital stock to be issued in connection with the combination and to list those shares on The Nasdaq National Market;

    - USA Networks' and our agreement to determine appropriate benefit and compensation arrangements for all Ticketmaster employees following the closing;

    - USA Networks' agreement to vote all shares of our capital stock owned by it in favor of the approval of the issuance of the shares of our stock pursuant to the contribution agreement, the amendment to our certificate of incorporation and any other matters related to the closing of the combination;

    - our agreement with respect to USA Networks' ability to sweep cash and manage the indebtedness, cash flows and capital expenditures of Ticketmaster prior to the closing;

    - agreements of USA Networks with respect to the conversion of TMC Realty Co. into a limited liability company to be transferred to us at the closing of the combination; and

    - our agreement that, as of the closing of the combination, Ticketmaster's current assets will equal its current liabilities, and USA Networks' agreement, if required, to pay us cash or assume liabilities of Ticketmaster equal to the amount of any excess, at the closing, of such current liabilities over current assets, and our agreement, if required, to cause Ticketmaster to assume liabilities of USA Networks and/or its subsidiaries (not including Ticketmaster) equal to the amount of any excess, at the closing, of such current assets over current liabilities.

    - our agreement to use our best efforts to enter into a credit facility as required under the contribution agreement.

CONDITIONS TO COMPLETING THE COMBINATION

    The obligations of USA Networks to complete the combination are subject to fulfillment or waiver of certain conditions, including the receipt by USA Networks of a legal opinion to the effect that the combination will constitute an exchange under Section 351(a) or (b) of the Internal Revenue Code, and that there will be no recognition of gain or loss by USA Networks or Ticketmaster Corporation in connection with their contributions to us and their receipt of shares of our common stock in exchange for such contributions.

    Our obligations to complete the combination are subject to fulfillment or waiver of certain conditions, including the availability to us of a credit facility with available credit of $25 million or a $25 million line of credit from USA Networks. In addition, the obligations of both USA Networks and us to complete the combination are subject to the release of certain liens and security interests against the contributed entities and their assets and the satisfaction of certain customary closing conditions, including:

    - the performance in all material respects by each of us of our respective covenants and agreements contained in the contribution agreement;

    - the truthfulness and accuracy of our respective representations and warranties contained in the contribution agreement;

    - the absence of any order, injunction or decree from any governmental authority that restrains or prohibits the consummation of the combination; and

    - the receipt of all regulatory approvals required in connection with the combination.

CREDIT ARRANGEMENTS


    The contribution agreement provides that, prior to the consummation of the combination, we will have entered into a credit facility that provides us with $25 million in available credit or, if such a credit facility is not available, USA Networks will have provided us with a $25 million line of credit at its rate of borrowing, payable on the three month anniversary of the closing under the contribution agreement.

OPTION WITH RESPECT TO TMC REALTY

    The contribution agreement provides that, following completion of the combination, USA Networks will have an option to acquire from us all of our interest in TMC Realty Co., a California corporation and wholly-owned subsidiary of Ticketmaster Corporation that is in the process of having its form of organization changed to a California limited liability company. The primary asset of TMC Realty is an office building located in Hollywood, California that is used as the Los Angeles offices of USA Networks and certain of its affiliates. USA Networks' option is exercisable beginning on the day following the day we complete the combination and expires on the 16th day following the day we complete the combination. In the event that USA Networks exercises this option, USA Networks will purchase TMC Realty in exchange for (1) the assumption by USA Networks of all of the liabilities of TMC Realty existing immediately prior to the completion of the combination and (2) promotional services to be provided to us equal in value to the excess of $28.8 million over the value of the liabilities assumed.

    If USA Networks does not exercise its option to acquire TMC Realty, we will have an option to sell to USA Networks, and require USA Networks to purchase, TMC Realty on the same terms described above. Our option would be exercisable beginning on the 30th day following the day we complete the combination and would expire on the 45th day following the day we complete the combination.

SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION BY USA NETWORKS

    Except for representations of USA Networks regarding its ownership of the Ticketmaster Group and Ticketmaster, transactions with its affiliates, the completeness of the contributed assets for purposes of conducting the Ticketmaster businesses as previously conducted, and the accuracy of reports filed by USA Networks with the Securities and Exchange Commission and the compliance of such reports with applicable laws and regulations, all of which will survive until the six-month anniversary of the closing date, the representations and warranties in the contribution agreement will not survive the closing of the combination or the termination of the contribution agreement.

    Besides the agreements of USA Networks and us related to tax indemnification discussed above under the heading "Covenants," USA Networks has also agreed to indemnify us with respect to breaches of the representations and warranties contained in the contribution agreement that survive the closing of the combination as described in the preceding paragraph, but only for those breaches that occur before the six-month anniversary of the closing date. USA Networks' obligation to indemnify us applies only to damages suffered by us in excess of $10 million in the aggregate and USA Networks' total indemnity obligation is capped at a maximum of $100 million. Indemnification is our exclusive remedy, except for the remedies of specific performance, injunction and other equitable relief, with respect to any breach by USA Networks of the representations and warranties covered by the indemnification provisions of the contribution agreement.

TERMINATION OF THE CONTRIBUTION AGREEMENT

    The contribution agreement may be terminated at any time prior to closing
(i) by mutual consent of USA Networks and us or (ii) by either USA Networks or us, upon recommendation of the Special Committee of our Board of Directors, if
(a) the combination has not been consummated by May 15, 2001, provided the failure to so consummate is not due to the failure of the party seeking to terminate the contribution agreement to fulfill a condition to the closing of the combination or (b) any governmental authority has issued an order that permanently restrains or prohibits the consummation of the combination.

          MATERIAL AGREEMENTS BETWEEN THE PARTIES OR THEIR AFFILIATES

OUR LICENSE AGREEMENT WITH TICKETMASTER CORPORATION AND USA NETWORKS

    Under our license agreement with Ticketmaster Corporation and USA Networks, Ticketmaster Corporation collects revenues generated by our sales of tickets processed by ticketmaster.com, subtracts and pays our shared expenses related to such sales, retains a royalty and remits the balance of the sale proceeds to us. In addition, we, Ticketmaster Corporation and USA Networks each made certain representations and covenants to one another in the agreement. Our revenues under this license agreement were approximately $63.9 million in 1999.

USA NETWORKS' ACQUISITION OF SHARES OF OUR CLASS B COMMON STOCK

    In December 1999, Ticketmaster Corporation, then a USA Networks wholly-owned subsidiary, acquired 1,302,401 shares of our Class B common stock at the then-market price of such shares, for an aggregate purchase price of $40 million.

USA NETWORKS' ACQUISITION OF TICKETMASTER GROUP

    In July 1997, USA Networks acquired a controlling interest in Ticketmaster Group. The acquisition cost was approximately $210 million. In June 1998, USA Networks completed its acquisition of Ticketmaster Group in a tax-free merger, pursuant to which each outstanding share of Ticketmaster Group common stock not owned by USA Networks was exchanged for 1.126 shares of USA Networks common stock, resulting in Ticketmaster Group becoming a wholly-owned subsidiary of USA Networks. In connection with the tax-free merger, all outstanding options to purchase common stock of Ticketmaster Group were converted into options to acquire USA Networks common stock at the exchange ratio. Total consideration for the tax-free merger was approximately $468 million.

MERGER OF TICKETMASTER.COM AND CITYSEARCH, INC.


    On September 28, 1998, ticketmaster.com, Ticketmaster's online ticketing business, was merged into a subsidiary of Citysearch, Inc., a publisher of local city guides on the Internet, to create Ticketmaster Online-Citysearch, Inc. Prior to the merger, USA Networks owned approximately 11.8% of Citysearch, which it transferred to Ticketmaster Corporation. In connection with the merger, USA Networks purchased 1,997,502 of our shares of Class B common stock pursuant to a tender offer, which was completed on November 3, 1998, representing an additional 3.1% interest in Citysearch, for total consideration of $17.3 million. USA Networks subsequently transferred these shares to Ticketmaster Corporation.


LOAN FROM USA NETWORKS TO CITYSEARCH

    In August 1998, Citysearch received a $50 million loan from USA Networks in exchange for a convertible promissory note. The note, in the principal amount of $50 million, bore interest at 7% per year. Citysearch paid total interest of $1.2 million covering the period from August 13, 1998 through December 1998. On December 10, 1998, we retired the note from a portion of the proceeds of our initial public offering.


PROMOTIONAL ARRANGEMENTS BETWEEN US AND USA NETWORKS



    We have arrangements with USA Networks relating to promotions. Pursuant to such arrangements, during the third quarter of 2000, the USA Network ran Citysearch television promotional advertisements on its programs such as the US Open, La Femme Nikita and the USA and Sci-Fi Weekend Movies as well as Star Trek Voyager. Although USA Networks contributed these promotional services to us, we recorded a non cash-charge of approximately $1.5 million based on value received.

USA NETWORKS' NOMINATION OF OUR DIRECTORS

    As the holder of a majority of our outstanding voting power, USA Networks has nominated each of our directors since the ticketmaster.com/Citysearch merger in August 1998. We expect that USA Networks will continue to do so after consummation of the combination.

LINE OF CREDIT FROM USA NETWORKS


    In connection with the contribution agreement, we have agreed to use our best efforts to have available by closing a credit facility in the amount of $25 million. If such a facility is not available, USA Networks will provide us with a $25 million line of credit at its rate of borrowing, payable on the three month anniversary of the closing under the contribution agreement.


USA NETWORKS' OPTION TO ACQUIRE TMC REALTY


    Pursuant to the contribution agreement, USA Networks has an option, exercisable commencing on the day following the closing of the combination and continuing until the 16th day following the closing, to purchase TMC Realty, which is currently a subsidiary of Ticketmaster Corporation. If USA Networks does not exercise this option, we will have a put option, exercisable commencing on the 30th day following the closing date and ending after the 45th day following the closing, to sell TMC Realty to USA Networks. The option is exercisable by either USA Networks or us in exchange for the assumption by USA Networks of all of the liabilities of TMC Realty and the provision to us by USA of promotional services having a value equal to $28.8 million, less the amount of liabilities so assumed by USA Networks.


OTHER ARRANGEMENTS BETWEEN USA NETWORKS AND TICKETMASTER CORPORATION

    As a wholly-owned subsidiary of USA Networks, Ticketmaster Corporation, either alone or with other subsidiaries of USA Networks, is party to a number of arrangements with USA Networks and its other subsidiaries. These arrangements include the following:

    - in connection with certain of the ticketing arrangements entered into by Ticketmaster Corporation, USA Networks has provided certain financial accommodations to third parties to facilitate those arrangements;

    - USA Networks has leased certain real property from Ticketmaster Corporation at fair market rates; and

    - Ticketmaster Corporation is, along with other subsidiaries of USA Networks, a guarantor under credit facilities benefiting USA Networks. Ticketmaster Corporation's guarantees under these credit facilities will be released upon the closing of the combination.

In addition, Ticketmaster Corporation has been provided with corporate and, from time to time, other services, from USA Networks or one or more of its subsidiaries, none of which is material to Ticketmaster Corporation.

                          DESCRIPTION OF TICKETMASTER

    Unless the context otherwise requires, references to "Ticketmaster" include Ticketmaster Group, Inc., its predecessors, its wholly-owned subsidiaries, its majority-owned or controlled subsidiaries and ventures and its licensees.

GENERAL

    Ticketmaster is the leading provider of automated ticketing services in the world with over 5,000 domestic and foreign clients, including many of the foremost entertainment facilities, promoters and professional sports franchises. Ticketmaster has established its market position by providing these clients with comprehensive ticket inventory control and management, a broad distribution network and dedicated marketing and support services. Ticket orders are received and fulfilled through operator-staffed call centers, independent sales outlets remote to the facility box office and through the ticketmaster.com Web site. Revenue is generated principally from convenience charges received by Ticketmaster for tickets sold on its clients' behalf. Ticketmaster generally serves as an exclusive agent for its clients and typically has no financial risk for unsold tickets. Ticketmaster sold 74.9 million tickets in fiscal 1999, generating revenues of $442.7 million.

    Based upon recent trends in the entertainment, sporting and leisure industries, Ticketmaster believes that its principal business, live entertainment ticketing, will continue to experience increased revenues under existing venue contracts. Ticketmaster believes that significant opportunities exist through continued penetration of this principal market. Additionally, Ticketmaster believes that further ticketing opportunities will arise from the increase in the number of concerts and theatrical and family shows, the construction of new and larger facilities, the increase in the number of professional sports teams and the development of new sports leagues. Furthermore, Ticketmaster plans to continue to broaden its client base to include such venues as museums, amusement parks and state and county fairs.

    Ticketmaster has continued to expand its operations into territories outside of the U.S., and has experienced growth in these markets as ticket sales have increased from 10.0 million to 12.5 million from fiscal 1998 to fiscal 1999, while revenues from ticket sales have increased from $29.4 million to $41.4 million for the same periods, respectively. Accordingly, ticket sales and revenues from international markets represented approximately 17% and 9% of total ticket sales and revenues in fiscal 1999, up from approximately 15% and 8% in fiscal 1998, respectively.

    Ticketmaster believes that there are additional significant opportunities that exist in international markets to attract existing and new venues in a historically under-penetrated market for automated ticketing services for live entertainment events. In addition, the continued enthusiasm for music, theatre, family and arts touring shows, as well as for soccer, rugby and cricket, coupled with the growing popularity of major American sports such as football, baseball and basketball should lead to increased use of these international venues and provide additional revenue opportunities. To be in a position to capitalize on these trends, Ticketmaster continues to seek to expand its existing operations in Canada, the United Kingdom, Ireland, Australia, and Mexico, has entered into a license agreement for South and Central America and is exploring further opportunities in Europe and Asia.

    Ticketmaster also has expanded its ticket distribution capabilities through the continued development and expansion of the ticketmaster.com Web site, which is designed to promote ticket sales for live events, disseminate event information and offer transactional and merchandising services. Ticketmaster has experienced significant growth in ticket sales through ticketmaster.com in recent years and this trend is expected to continue during the next several fiscal years. For the year ended December 31, 1999, online ticket sales accounted for approximately 13.4% of Ticketmaster's ticketing business, with ticket sales of approximately 10 million having a gross dollar value of over $445.6 million.

    Ticketmaster is continuing to utilize its widely recognized brand name and extensive distribution capabilities to develop new opportunities in related areas, such as entertainment information and publishing, merchandising, advertising, promotional services and direct marketing. Specific examples of its efforts include offering integrated brand management and marketing services to strategic partners, such as American Express, Cendant Membership Services, Inc. and Time, Inc. through sponsorship and advertising opportunities during live events, during telephone ticketing services, on its ticket stock and envelopes, on event promotional material and in additional media outlets that Ticketmaster is developing.

    Ticketmaster believes that its proprietary operating system and software, which is referred to as the Ticketmaster System, and its extensive distribution capabilities provide a competitive advantage that enhances Ticketmaster's ability to attract new clients and maintain its existing client base. The Ticketmaster System, which includes both hardware and software, is typically installed in a client's facility box office and provides a single centralized inventory control management system capable of tracking total ticket inventory for all events, whether sales are made on a season, subscription, group or individual ticket basis. The Ticketmaster System is capable of processing over 100,000 tickets per hour in certain regions, and each of its 26 regional computer systems can support 32,000 users, of which as many as 8,100 can theoretically be actively using the system at any one time.

    In addition, Ticketmaster has developed or acquired a number of product systems which it now makes available to its clients as a complement to the Ticketmaster System. Specifically, Ticketmaster offers clients a new array of products and services, including its Architect Ticketing System ("ARCHTICS"), which provides database and customer management features; Facility Access Network by Ticketmaster ("FanTM"), which provides access control through various wireless scanning devices; Ultimate Fan, which is a venue based data collection system designed to help build customer loyalty; and Personal Computerized Interface ("PCI"), which is a personal computer front-end system for the Ticketmaster host system. These systems are widely used by clients. Ticketmaster also has acquired alternative systems, and utilizes its Synchro Venue master client server relational database system targeted for clients abroad, the Microflex ticketing system and Pacer Cats, its inventory management system. Ticketmaster believes that its continued commitment to expanding its systems and capabilities, in response to its clients needs, is a critical component to its growth.

    Ticketmaster has a comprehensive domestic distribution system that includes approximately 3,000 remote sales outlets covering many of the major metropolitan areas in the United States and seven domestic call centers with approximately 2,000 operator positions. The foreign distribution system includes approximately 460 remote sales outlets in five countries and 10 call centers with approximately 600 operator positions. Ticketmaster provides the public with convenient access to tickets and information regarding live entertainment events. Ticket purchasers are assessed a convenience charge for each ticket sold offsite by Ticketmaster on behalf of its clients. These charges are negotiated and included in Ticketmaster's contracts with its clients. The versatility of the Ticketmaster System allows it to be customized to satisfy a full range of client requirements.

CLIENT RELATIONSHIPS

    Ticketmaster's clients include many of the most well known arenas, stadiums, theaters, sports teams and promoters in the United States and abroad. Ticketmaster currently provides service to clients ranging in size from large stadiums with more than 60,000 seats to smaller theaters with seating in the hundreds, and from multi-event promoters to one-time single event promoters.

    Ticketmaster's clients also include professional sports leagues and franchises in the United States, including, the National Basketball Association and most of its member teams, National Hockey League teams, Major League Baseball teams, National Football League teams, Major League Soccer teams,

Women's National Basketball Association teams, PGA Tour, Inc. and numerous participating PGA Tour events.

    Representative of Ticketmaster's clients are the following:


Adelphia Coliseum, NASHVILLE, TN
Air Canada Centre, TORONTO, CANADA
Alamodome, SAN ANTONIO, TX
America West Arena, PHOENIX, AZ
American Airlines Arena, MIAMI, FL
Arco Arena, SACRAMENTO, CA
Arie Crown Theater, CHICAGO, IL
Arrowhead Pond, ANAHEIM, CA
Berklee Performance Center, BOSTON, MA
Bi-Lo Center, GREENVILLE, SC
Blossom Music Center, CUYAHOGA FALLS, OH
Bradley Center, MILWAUKEE, WI
Cajundome, LAFAYETTE, LA
Charlotte Coliseum, CHARLOTTE, NC
Chicago Theater, CHICAGO, IL
Colonial Stadium, MELBOURNE, AUSTRALIA
Compaq Center, HOUSTON, TX
Conseco Fieldhouse, INDIANAPOLIS, IN
Continental Arena, EAST RUTHERFORD, NJ
Deer Creek Music Center, NOBLESVILLE, IN
Delta Center, SALT LAKE CITY, UT
Fargodome, FARGO, ND
Feld Entertainment, Inc.
First Union Arena at Casey Plaza, WILKES-BARRE, PA
First Union Spectrum, PHILADELPHIA, PA
FleetCenter, BOSTON, MA
Ford Center for the Performing Arts, CHICAGO, IL
Ford Center for the Performing Arts, NEW YORK, NY
Freedom Hall, LOUISVILLE, KY
Gaylord Entertainment Center, NASHVILLE, TN
General Motors Place, VANCOUVER, CANADA
Georgia Dome, ATLANTA, GA
Grand Center, GRAND RAPIDS, MI
Great Western Forum, INGLEWOOD, CA
Greek Theatre, LOS ANGELES, CA
Gund Arena, CLEVELAND, OH
House of Blues Concerts
Ice Palace Arena, TAMPA, FL
Irvine Meadows Verizon Wireless Amphitheatre,
IRVINE, CA
Joe Louis Arena, DETROIT, MI
John G. Shedd Aquarium and Oceanarium, CHICAGO, IL
Jones Beach Theatre, LAWRENCE, NY
Los Angeles Memorial Coliseum, LOS ANGELES, CA
    Louisiana Superdome, NEW ORLEANS, LA
    Madison Square Garden, NEW YORK, NY
    Mars Music Amphitheatre, WEST PALM BEACH, FL
    Nassau Coliseum, UNIONDALE, NY
    New World Music Theatre, TINLEY PARK, IL
    Odyssey Arena, BELFAST, IRELAND
    Orlando Centroplex, ORLANDO, FL
    Palace of Auburn Hills, AUBURN HILLS, MI
    Pepsi Arena, ALBANY, NY
    Philips Arena, ATLANTA, GA
    Pine Knob Music Theatre, CLARKSTON, MI
    PNC Bank Arts Center, HOLMDEL, NJ
    Point Theatre, DUBLIN, IRELAND
    Pontiac Stadium, DETROIT, MI
    Post-Gazette Pavilion at Star Lake, BURGETTSTOWN, PA
    Pro Player Stadium, MIAMI, FL
    Pyramid Arena and Exhibition Hall, MEMPHIS, TN
    Radio City Music Hall, NEW YORK, NY
    RCA Dome, INDIANAPOLIS, IN
    Reliant Astrodome, HOUSTON, TX
    Reunion Arena, DALLAS, TX
    Rose Garden, PORTLAND, OR
    Rosemont Horizon, ROSEMONT, IL
    Rupp Arena, LEXINGTON, KY
    San Jose Arena, SAN JOSE, CA
    Seattle Center, SEATTLE, WA
    SFX Entertainment, Inc.
    Staples Center, LOS ANGELES, CA
    Star Lake Amphitheatre, PITTSBURGH, PA
    Skydome, TORONTO, CANADA
    Tacoma Dome, TACOMA, WA
    Target Center, MINNEAPOLIS, MN
    Tennessee Performing Arts Center, NASHVILLE, TN
    Texas Stadium, IRVING, TX
    The Melbourne Cricket Grounds (MCG), MELBOURNE,
    AUSTRALIA
    The Nederlander Organization
    The Pepsi Center, DENVER, CO
    The Walt Disney Company
    TD Waterhouse Centre, ORLANDO, FL
    Turner Field, ATLANTA, GA
    United Center, CHICAGO, IL
    USF Sun Dome, TAMPA, FL
    Wembley Arena, LONDON, ENGLAND
    Worcester Centrum Centre, WORCESTER, MA


    Ticketmaster generally enters into written agreements with its clients pursuant to which it agrees to provide the Ticketmaster System and related systems purchased by the client, and to serve as the client's exclusive ticket sales agent for all sales of individual tickets sold to the general public outside of the facility's box office, including any tickets sold at remote sales outlets, over the phone or via the

Internet, for a specified period, typically three to five years. Pursuant to an agreement with a facility, Ticketmaster generally is granted the right to sell tickets for all events presented at that facility, and as part of such arrangement Ticketmaster installs the Ticketmaster System in the facility's box office. An agreement with a promoter generally grants Ticketmaster the right to sell tickets for all events presented by that promoter at any facility, unless the facility is covered by an exclusive agreement with Ticketmaster or another automated ticketing service company. The terms of the agreements with clients are negotiated on a contract-by-contract basis. In the case of contracts subject to public bid (e.g., by facilities owned or managed by municipalities or governmental agencies), the terms are defined, to a material degree, by the specifications and conditions set forth in the formal requests for bid.

    Clients are routinely required by contract to include the Ticketmaster name in print, radio and television advertisements for entertainment events sponsored by such clients. The Ticketmaster name and logo are also prominently displayed on printed tickets and ticket envelopes.

    Ticketmaster generally does not buy tickets from its clients for resale to the public and typically has no financial risk for unsold tickets. In the U.K., Ticketmaster may from time to time buy tickets from its clients for resale to the public in an amount typically not exceeding L600,000 in the aggregate. All ticket prices are determined by Ticketmaster's clients. Ticketmaster's clients also generally determine the scheduling of when tickets go on sale to the public and what tickets will be available for sale through Ticketmaster. Facilities and promoters, for example, often handle group sales and season tickets in-house. Ticketmaster only sells a portion of its clients' tickets, the amount of which varies from client to client and varies as to any single client from year to year.

    Ticketmaster believes that its clients' use of the Ticketmaster System provides numerous benefits, including (1) broader and expedited distribution of tickets, (2) centralized control of total ticket inventory as well as accounting information and market research data, (3) centralized accountability for ticket proceeds, (4) manageable and predictable transaction costs, (5) wide dissemination of information about upcoming events through Ticketmaster's call centers, ticketmaster.com and other media platforms, (6) the ability quickly and easily to add additional performances if warranted by demand and (7) marketing and promotional support.

    The Ticketmaster System and related systems such as ARCHTICS, FanTM, PCI and Ultimate Fan also provide the Company's clients with flexibility in processing season, subscription and group ticketing, database management, access control and fan loyalty programs. For example, a sports team may want to give priority to season tickets, mini-ticket plans and group sales, permitting those ticket purchasers to have first choice of tickets before their sale to the general public. In addition, clients have the ability to structure single or multiple events, including seasonal events, in almost any number and type of pricing and discount plans. Clients also highly value the ability to integrate their on-site servers with the Ticketmaster host system and to enhance control of access, while offering Print My Own Tickets at home and various fan loyalty programs.

    Pursuant to its contracts with clients, Ticketmaster is granted the right to collect from ticket purchasers a per ticket convenience charge on all tickets sold at remote sales outlets, by telephone, through ticketmaster.com and other media. There is an additional per order handling charge on all tickets sold by Ticketmaster at other than remote sales outlets. Generally, the amount of the convenience charge is determined during the contract negotiation process, and typically varies based upon numerous factors, including the services to be rendered to the client, the amount and cost of equipment to be installed at the client's box office and the amount of advertising and/or promotional allowances to be provided, as well as the type of event and whether the ticket is purchased at a remote sales outlet, by telephone, through ticketmaster.com or otherwise. Any deviations from those amounts for any event are negotiated and agreed upon by Ticketmaster and its client prior to the commencement of ticket sales. During fiscal 1999, the convenience charges generally ranged from $1.50 to $7.50 per ticket. Convenience charges from ticket sales at outlets, through call centers and via ticketmaster.com (inclusive of per order handling charges added for sales through call centers and via ticketmaster.com) when added together averaged $5.25 per ticket in fiscal 1999. Generally, the agreement between Ticketmaster and a client will also establish the amounts and frequency of any increases in the convenience charge and handling fees during the term of the agreement.

    The agreements with certain of Ticketmaster's clients may provide for a client to participate in the convenience and/or handling fees paid by ticket purchasers for tickets bought through Ticketmaster for that client's events. The amount of such participation, if any, is determined by negotiation with clients. Some agreements also may provide for Ticketmaster to make participation advances to the client, generally recoupable by Ticketmaster out of the client's future right to participations. In isolated instances, Ticketmaster may make an upfront, non-recoupable payment to a client for the right to sell tickets for that client. The agreements also specify the additional systems, if any, that may be used and purchased by clients.

    If an event is canceled, Ticketmaster's current policy is to refund the per ticket convenience charges (but not the handling fee that is payable with respect to transactions by telephone and online orders). Refunds of the ticket price for a canceled event are funded by the client. To the extent that funds then being held by Ticketmaster on behalf of the client are insufficient to cover all refunds, the client is obligated to provide Ticketmaster with additional amounts within a specified period of time (typically 24 to 72 hours) after a request by Ticketmaster. Clients have historically fulfilled these obligations.

DISTRIBUTION SYSTEM

    Ticketmaster's distribution system is principally comprised of remote sales outlets, call centers and the ticketmaster.com Web site. During fiscal 1999, ticket sales at the remote sales outlets, at call centers and on ticketmaster.com accounted for approximately 44.7%, 41.9% and 13.4%, respectively, of Ticketmaster's ticket sales.

REMOTE SALES OUTLETS

    Ticketmaster has approximately 3,460 remote sales outlets worldwide with 3,000 in the U.S. and approximately 460 in foreign territories, up from approximately 2,965 worldwide at the end of fiscal 1999. Ticketmaster has emphasized the establishment of retail outlets in high visibility chain stores with existing name recognition, significant customer traffic and customer profiles consistent with the type of events sold through the Ticketmaster System. The majority of remote sales outlets are located in major department, grocery, and music stores. Among the retailers that serve as remote sales outlets are Carson Pirie Scott, Dayton-Hudson's Marshall Field's, Foley's and Robinsons-May department stores, Rite-Aid drug stores, Dominick's, Fiesta and Kroger grocery stores and Coconuts, The Wiz, Wherehouse, Disc Jockey and Tower Records music stores. The specific stores within each chain that will serve as remote sales outlets are negotiated by Ticketmaster with each chain.

    Ticketmaster is responsible for installation and maintenance of the hardware and software necessary to operate the Ticketmaster System at the remote sales outlets. Ticketmaster also trains the remote sales outlet's employees in the use of the Ticketmaster System and related systems, provides support and oversight in connection with the sale of tickets and furnishes the remote sales outlets with promotional materials related to the Ticketmaster System and events for which tickets are available. The remote sales outlets are responsible for the staffing of the stores and their daily operation. The remote sales outlets generally are paid a commission of approximately 20% to 25% of the convenience charge, typically subject to a maximum amount per ticket. Since February 1997, Ticketmaster has accepted credit cards in addition to cash at the outlets. Ticket purchasers are delivered their tickets at the point of sale. The remote sales outlets generally deliver sales proceeds and convenience charges to Ticketmaster on a schedule ranging from daily to weekly depending on the financial condition of the particular remote sales outlets and other factors. Ticketmaster has not suffered any material loss with respect to funds collected by its remote sales outlets for remittance to Ticketmaster.

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
CALL CENTERS

    Ticketmaster currently operates 17 call centers worldwide. Ticket purchasers seeking a greater degree of convenience than is afforded at facility box offices or remote sales outlets can purchase tickets by telephone seven days a week, up to 14 hours per day, using a major credit card. Sales agents, staffing up to approximately 2,000 telephone positions domestically and approximately 600 in foreign markets, take the caller's credit card order and mail the tickets directly to the ticket purchasers. Tickets that are purchased by telephone can also be picked up at the appropriate facility's "will call" ticket window. Ticketmaster typically assesses a per order handling fee in addition to the per ticket convenience charge. Ticketmaster generally receives the ticket sales proceeds and convenience and handling fees from telephone credit card transactions within two business days after submission to the credit card company. The call centers also respond to large numbers of informational calls related to events, including requests for facility characteristics, directions, telephone numbers, disability access and seating and local hotels and restaurants. Concurrently with the sale of tickets to entertainment events, Ticketmaster's call centers may offer other products for sale related to the events for which tickets are being sold and may offer other unrelated products. Ticketmaster generally fulfills these sales by ordering the products from a third party. Ticketmaster operates domestic call centers in Los Angeles and San Diego, California, Orlando, Florida, Pharr and McAllen, Texas, Seattle, Washington and Virginia Beach, Virginia. Ticketmaster also operates call centers in London, England, in Calgary, Edmonton, Toronto, Vancouver, Winnipeg and Montreal, Canada, in Melbourne, Australia, and through its licensee in Mexico City and Monterrey, Mexico.

    An important feature of Ticketmaster's domestic telephone system is the ability to channel all or a portion of incoming calls from any city to a selected call center. Accordingly, the number of telephone positions available to receive telephone orders in a given region is capable of being increased in advance of the commencement of sales activity for a major event. Similarly, the ability to network call centers affords Ticketmaster backup capabilities in the event that a call center experiences operating difficulties.

    In addition, Ticketmaster has effectively handled a number of ticket orders through its interactive voice response system, which processes ticket orders on the phone without operator assistance. In November 2000, approximately 3% of all of Ticketmaster's ticket sales were processed through the interactive voice response system.

ONLINE SERVICES

    Ticketmaster expanded its Internet distribution network through the license agreement entered into with Ticketmaster Online-Citysearch. The addition of online services permits consumers to purchase tickets and access information on their personal computers via the Internet. Ticketmaster's ticketing transactions are processed through ticketmaster.com. Ticketmaster expects online sales to continue to expand as more consumers engage in transactions over the Internet. Additionally, this medium provides Ticketmaster with a cost efficient way to disseminate information and cross-promote, which may help reduce costs for these services across Ticketmaster's other distribution channels. Since 1998, Ticketmaster's online ticketing operations have been conducted exclusively by Ticketmaster Online-Citysearch.

THE TICKETMASTER SYSTEM

    Ticketmaster specifically developed its proprietary operating system and application software, and its computer and telephone systems, for the live event ticketing industry. The Ticketmaster System provides clients with the means to maintain and control their ticket inventory efficiently. Users of the Ticketmaster System can effect a range of functions from the most basic to the most complex, including individual advanced ticket sales, season and subscription ticketing, day of show walk-up ticket sales and group ticket sales.

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
    The Ticketmaster System software is maintained in-house, eliminating any reliance upon outside software companies. Consequently, Ticketmaster is able to adapt to its clients' needs, changing market conditions and advances in hardware and other technologies. The Ticketmaster System communicates directly with bank processing centers for instantaneous online credit card authorization and electronic deposit of credit card receipts. All of the Ticketmaster System's online terminals at the call centers and at selected facility box offices have access to the authorization network.

    Significant measures are taken to prevent system failure in each computer center. Each system has a live back-up standing ready in the event of a primary system failure. The rooms housing the computer-related equipment are protected by computer-safe fire protection systems. Dual custom air conditioning units provide constant climate control. To guard against power outages, Ticketmaster employs uninterruptible power supplies. High capacity back-up generators eliminate the dependency on public electric sources. Moreover, all data are continually recorded on a back-up hard copy and Ticketmaster maintains an online disaster recovery site in one of its principal offices. Historically, the Ticketmaster System has experienced minimal downtime.

    Ticketmaster's proprietary software and system are the product of over 20 years of innovation and continual enhancement by a team of in-house software and system professionals currently numbering over 80. Ticketmaster's research and development staff has produced significant enhancements to the Ticketmaster System, including proprietary ticket printers and data telecommunications multiplexors, and regularly upgrades its software. In order to further expand its product line and offer specialized products to its clients, Ticketmaster has acquired a number of system and software development companies. For example, in January 1998, Ticketmaster acquired the software capabilities of Distributed System Architects, Inc., which provides Archtics software and services for professional sports teams. Similarly, other acquisitions have facilitated Ticketmaster's expansion of its development team and the integration of related products and services, including Microflex, FanTM, PCI, Ultimate Fan, Synchro and Pacer Cats.

    In April 2000, Ticketmaster further expanded its product line and development team by acquiring the Microflex Ticketing System used by Admission Network USA Inc. in North America and by Cirque du Soleil, among other clients. In November 2000, Ticketmaster also began to implement its "Print My Own Tickets" program. This technology allows Ticketmaster to deliver tickets instantly to customers by allowing them to print their own safe and secure bar-coded tickets on their home or office printers using Ticketmaster FanTM access control technology.

INDUSTRY OVERVIEW

    Ticketmaster believes that although a material percentage of all tickets for live entertainment events sold in the U.S. during fiscal 1999 were sold through retail outlet networks, call centers and online services operated by automated ticketing service companies, the domestic market represents a growth opportunity as consumers rely more on the Internet and seek the convenience offered by ticket locations away from the facility box office.

    The use of automated ticketing is generally in an earlier stage of development outside of the U.S., although the actual level of use varies greatly from country to country. While Ticketmaster believes that there is substantial potential for international growth, the timing and rate of penetration within each international market will vary.

    The supply of tickets, both domestically and internationally, has increased in recent years by virtue of among other factors, increases in the number of concerts and family shows and increases in the number of facilities (e.g., construction of amphitheaters), facility size and seating capacity, event expansion into new market areas (e.g., the increase in the number of professional sports teams and the development of new sports leagues) and increases in the number of performances of an event (e.g., the adoption of lengthened regular season play and expanded post-season play by sports leagues and associations). Ticket supply also has been enhanced by the desire of and necessity for facilities to

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
continually present as many revenue-producing events as possible in order to meet their financial and other obligations. In recent years, the public's increased demand for tickets to certain live entertainment events has been evidenced by its willingness to pay higher ticket prices to attend these events and the spread of public interest in certain types of events beyond customary boundaries (e.g., increased worldwide interest in football, baseball and basketball). In addition to live entertainment events held at arenas, amphitheaters, stadiums and performing arts venues, automated ticketing for live events has expanded into servicing ticket issuing facilities that do not generally have seats (e.g., museums, amusement parks and state and county fairs).

    The success of automated ticket service companies depends on their ability to develop and maintain relationships with facilities, sports teams and promoters by providing high quality service as well as the availability of, and public demand for, tickets for all types of events, including sports, family entertainment, concerts, fine arts and cultural attractions.

COMPANY HISTORY

    Ticketmaster Group, Inc. and its principal operating subsidiaries, Ticketmaster Corporation, which was organized in 1976, and Ticketmaster LLC, the entity into which certain subsidiaries of Ticketmaster were merged as of December 31, 1998, were organized for the primary purpose of developing stand-alone automated ticketing systems for sale to individual facilities.

    During the 1990s, Ticketmaster continued to expand both through acquisitions and strategic alliances with joint venture partners, including, in 1991, the acquisition of certain assets (principally client contracts) of Ticketron, which previously had been one of Ticketmaster's major competitors; in 1997, when it acquired its licensee, Ticketmaster Canada; in 1997, when it acquired its 50% interest in Ticketmaster Ireland; and in 2000, when it acquired Reseau
Admission Inc. in Canada, and certain contracts formerly serviced by ETM Entertainment Network, Inc. and Dillard Ticketing System, Inc. (collectively, "ETM") when ETM ceased operations in June 2000. During the past five years, Ticketmaster reacquired the rights to use its name and the Ticketmaster System that had previously been granted to joint ventures and to licensees such that, as of December 18, 2000, in the United States Ticketmaster had only two remaining licensees: the University of Texas and in the Washington, D.C./Baltimore area.

JOINT VENTURES AND LICENSEES

    As summarized above, in addition to the ticketing operations performed directly by Ticketmaster, the Ticketmaster System is operated in certain territories through joint ventures and licensees. Included among Ticketmaster's current joint ventures and strategic alliances are the following:

AUSTRALIAN JOINT VENTURES

    On December 1, 1995, Ticketmaster and the Victorian Arts Centre Trust ("VACT") formed joint ventures (the "Australian Joint Ventures") for the purpose of conducting Ticketmaster's live entertainment ticketing business in Australia and, possibly, in New Zealand. Pursuant to an agreement dated as of September 17, 1999, the interest of VACT in the venture was acquired by Seven Pty Limited. As a result, Ticketmaster has a 50% interest in, and serves as the manager of, Ticketmaster 7 Pty Limited ("Ticketmaster Australia"). Some of Ticketmaster Australia's clients include the Victorian Arts Centre, the Australian Football League, the Melbourne Cricket Grounds and the Australian Chamber Orchestra.

IRELAND JOINT VENTURE

    On July 31, 1997, Ticketmaster acquired 50% of the capital stock of the Ticket Shop Limited and, through this company, conducts its live entertainment ticketing business in Ireland. Ticketmaster serves as the managing partner of the joint venture.

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
LATIN AMERICAN LICENSE ARRANGEMENT

    Ticketmaster and Corporacion Interamericana de Entretenimiento, S.A. de C.V. ("CIE") entered into a license arrangement (the "Latin American License") for the purpose of marketing and operating the Ticketmaster System throughout Central and South America. Accordingly, Ticketmaster is licensor to CIE's operating ventures, which are currently operating in Brazil, Argentina, and Chile. CIE is currently the owner of a 50.01% equity interest in Ticketmaster's Mexico licensee with Ticketmaster owning the remaining 49.99% equity interest in this licensee.

DOMESTIC LICENSEES

    Ticketmaster has selectively licensed its name and technology to third parties for use in the Washington, D.C./Baltimore area and to the University of Texas. Ticketmaster derives revenues from its licensees in the form of license fees and/or ongoing per ticket royalties. Less than 1% of Ticketmaster's total revenues during fiscal 1999 were derived from these license arrangements. On December 18, 2000, Ticketmaster acquired its Oregon licensee.

COMPETITION

    Ticketmaster faces competition from other national and regional ticketing service companies, as well as from its clients who may elect to fulfill ticketing distribution and management functions through their own systems. Not all facilities, promoters and other potential clients use the services of an automated ticketing company, choosing instead to distribute their tickets through their own internal box offices or other distribution channels. Accordingly, Ticketmaster competes with the facilities, promoters and other potential clients for the right to distribute their tickets at retail outlets, by telephone and on the Internet. Among those who perform their own ticketing are The Shubert Organization (Telecharge), the New York Mets and other sports teams and venues.

    For those facilities and promoters that decide to use the services of an automated ticketing company, Ticketmaster competes with many international, national and regional ticketing systems, such as Telecharge Systems, which is a division of The Shubert Organization, Inc. and Tickets.com, which merged with Advantix, Inc. in May 1999. Advantix, Inc. had previously acquired Protix, Inc. in September 1998. Several of Ticketmaster's competitors have operations in multiple locations throughout the U.S., while others compete principally in one specific geographic location. One or more of these regional ticketing systems could expand into other regions or nationally. Other companies compete with Ticketmaster by selling stand-alone automated ticketing systems to enable the facilities to do their own ticketing, including companies that sell systems under the names Paciolan Systems, Inc. in the United States, Bocs in the United Kingdom, and Softix in Australia, New Zealand and Pacific Rim countries. Ticketmaster has experienced substantial competition for potential client accounts and renewals of contracts, such as the 2002 Winter Olympics in Salt Lake City, the Thomas & Mack Center, Major League Baseball and various Major League Baseball teams. Accordingly, there can be no assurance that prospective or renewal clients will enter into contracts with Ticketmaster rather than Ticketmaster's competitors. Ticketmaster competes on the basis of products and service provided, capability of the ticketing system, distribution network, reliability and price.

    As an alternative to purchasing tickets through Ticketmaster, ticket purchasers generally may purchase tickets from the facility's box office at which an event will be held or by season, subscription or group sales directly from the venue or promoter of the event. Although processed through the Ticketmaster System, Ticketmaster derives no convenience charge revenue from the ticket purchasers with respect to those ticket purchases.

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
TRADEMARKS AND PATENTS

    Ticketmaster owns a number of registered trademarks in various countries relating to, among other things, the name Ticketmaster and its related logo. Ticketmaster believes that such trademarks are widely recognized throughout North America and other parts of the world and have considerable value. Ticketmaster is not aware of any actions against its trademarks used in the ticketing business domestically and has not received any notice or claim of infringement in respect of such trademarks.

    Ticketmaster also acquired the rights to the name Ticketron in connection with Ticketmaster's purchase of certain assets of Ticketron.

    Ticketmaster presently has no patents pertaining to the Ticketmaster System. Although Ticketmaster may in the future file for patent protection on products developed or to be developed by it, there can be no assurance that any patents will be issued or, if issued, that such patents will provide Ticketmaster with meaningful protection. Furthermore, the technology used by Ticketmaster in many of its products is likely to be within the state-of-the-art and may not be more advanced than the technology used by or available to certain of its present or potential competitors. Ticketmaster may be unable to prevent its competitors and others from incorporating features of Ticketmaster's products into their own products.

REGULATION

    Ticketmaster is regulated by certain state and local regulations, including, but not limited to, a law in Georgia that establishes maximum convenience charges on tickets for certain sporting events. Other bills that could affect the way Ticketmaster does business, including bills that would regulate the amount of convenience charges and handling charges, are introduced from time to time in federal, state and local legislative bodies. Ticketmaster is unable to predict whether any such bills will be adopted and, if so, the impact thereof on its business.

    In addition, increasing concern over consumer privacy has led to the introduction from time to time of proposed legislation that could impact the direct marketing and market research industries. Ticketmaster does not know when or whether any such proposed legislation may pass or whether any such legislation would relate to the types of services currently provided by Ticketmaster or which Ticketmaster intends to develop. Accordingly, Ticketmaster cannot predict the effect, if any, that any such future regulation may have on its business.

    Because Ticketmaster's current business consists primarily of responding to inbound telephone calls, it is not highly regulated. However, in the event that Ticketmaster decides to expand its outbound telemarketing services to improve off-peak call center utilization, such rules and regulations would apply to a larger percentage of Ticketmaster's business. Accordingly, Ticketmaster must comply with the Federal Communications Commission's rules under the Federal Telephone Consumer Protection Act of 1991 and the Federal Trade Commission's regulations under the Federal Telemarketing and Consumer Fraud and Abuse Prevention Act of 1994, both of which govern telephone solicitation. Ticketmaster believes that it currently is, and will continue to be, in compliance with such statutes. Furthermore, there may be additional federal or state legislation or changes in regulation implementation that would limit the activities of Ticketmaster or its clients in the future or significantly increase the cost of compliance.

EMPLOYEES

    As of December 31, 1999, Ticketmaster (including Ticketmaster
Online-Citysearch) employed approximately 2,350 domestic and 388 foreign employees and approximately 2,138 domestic and 325 foreign telephone sales agents.

    The telephone sales agents in Toronto and Montreal, Canada and the telephone sales agents employed by the Australian Joint Venture are the only employees of Ticketmaster covered by collective bargaining agreements. The collective bargaining agreement covering the telephone sales agents in

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Toronto, Canada is scheduled to expire on March 31, 2003. The Media
Entertainment and Arts Alliance Award applicable to certain call center agents in Melbourne, Australia is effective as of December 31, 1995 and there is no stated expiration date. The collective bargaining agreement covering the telephone sales agents in Montreal expired on October 31, 2000; however, Ticketmaster is continuing to operate under the terms of the preexisting agreement until a new agreement is finalized. Ticketmaster believes that its relations with its employees are good.

PROPERTIES

    Ticketmaster owns an office building in West Hollywood, California, which it leases to USA Networks, Inc., and an operating office in Vancouver, Canada, and it leases office space in various cities throughout the United States, the United Kingdom, Ireland, Australia and Canada. As of December 31, 1999, Ticketmaster had approximately 613,700 square feet of space under lease, with scheduled expirations ranging from January 2000 to May 2009.

    Ticketmaster's corporate offices are housed in leased space at 3701 Wilshire Boulevard, Los Angeles, California.

LEGAL PROCEEDINGS

ANTITRUST LITIGATION

    During 1994, Ticketmaster Corporation was named as a defendant in 16 federal class action lawsuits filed in United States District Courts purportedly on behalf of consumers who were alleged to have purchased tickets to various events through Ticketmaster Corporation. These lawsuits alleged that Ticketmaster Corporation's activities violated antitrust laws. On December 7, 1994, the Judicial Panel on Multidistrict Litigation transferred all of the lawsuits to the United States District Court for the Eastern District of Missouri for coordinated and consolidated pretrial proceedings. After an amended and consolidated complaint was filed by the plaintiffs, Ticketmaster Corporation filed a motion to dismiss and, on May 31, 1996, the District Court granted that motion, ruling that the plaintiffs had failed to state a claim upon which relief could be granted. On April 10, 1998, the United States Court of Appeals for the Eighth Circuit issued an opinion affirming the district court's ruling that the plaintiffs lacked standing to pursue their claims for damages under the antitrust laws, but holding that the plaintiffs' status as indirect purchasers of Ticketmaster Corporation's services did not bar them from seeking equitable relief against Ticketmaster Corporation. On July 9, 1998, the plaintiffs filed a petition for writ of certiorari to the United States Supreme Court seeking review of the decision dismissing their damage claims. Plaintiff's petition for writ of certiorari in the United States Supreme Court was denied on January 19, 1999. In November 2000, counsel for the purported class of plaintiffs and Ticketmaster Corporation reached an agreement in principle pursuant to which this litigation would be settled. The District Court approved the settlement agreement and will enter an order concluding the litigation upon receipt of an executed copy of the settlement agreement.

TICKETS.COM LITIGATION

    On July 23, 1999, we and Ticketmaster Corporation (collectively, "Ticketmaster"), filed a Complaint seeking damages and injunctive relief against Tickets.com, Inc. ("Tickets.com"), entitled TICKETMASTER CORPORATION AND TICKETMASTER ONLINE-CITYSEARCH, INC. V. TICKETS.COM, INC., Case No. 99-07654 HLH, in the United States District Court for the Central District of California. Ticketmaster claims that Tickets.com violates Ticketmaster's legal and contractual rights by, among other things, (i) providing deep-links to Ticketmaster's internal web pages without Ticketmaster's consent,
(ii) systematically, deceptively and intentionally accessing Ticketmaster's computers and computer systems and copying verbatim Ticketmaster event pages daily and extracting and reprinting Ticketmaster's Uniform Resource Locators ("URLs") and event data and information in complete form on Tickets.com's web site and (iii) providing false and misleading information about Ticketmaster, the availability of tickets on the Ticketmaster Web Site, and the relationship between Ticketmaster and

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
Tickets.com. On January 7, 2000, Ticketmaster filed a first amended complaint. Tickets.com filed a motion to dismiss Ticketmaster's first amended complaint on or about February 23, 2000, claiming that Tickets.com did not violate the Copyright Act or Lanham Act and that Ticketmaster's state law claims were preempted and/or did not state a valid claim for relief. The Court denied Tickets.com's motion as to Ticketmaster's claims for copyright infringement, violations of the Lanham Act, state law unfair competition and interference with prospective economic advantage. The Court granted Tickets.com's motion, but gave Ticketmaster leave to amend, as to Ticketmaster's claims for breach of contract, trespass, unjust enrichment and misappropriation. Ticketmaster filed a second amended complaint on April 21, 2000.

    On March 3, 2000, Ticketmaster filed a motion for preliminary injunction, requesting the Court to enjoin Tickets.com from, among other things, deep-linking and "spidering" to Ticketmaster's internal web pages, accessing Ticketmaster's computers and computer systems and copying Ticketmaster's event pages, and providing misleading and false information about Ticketmaster, the availability of tickets on the Ticketmaster Web Site and the relationship between Ticketmaster and Tickets.com. On July 31, 2000, the Court held a hearing. The court took the matter under submission, and on August 11, 2000 issued a ruling denying Ticketmaster's and our motion for preliminary injunction. On September 8, 2000, Ticketmaster filed a notice of appeal of the Court's order denying Ticketmaster's motion for preliminary injunction. In support of its appeal, Ticketmaster claims that the Court committed legal error by holding that Ticketmaster is not likely to succeed on its trespass, breach of contract and copyright claims, and that Ticketmaster is not irreparably harmed by Tickets.com's conduct.

    On May 30, 2000, Tickets.com filed its Answer to Ticketmaster's second amended complaint and counterclaims against Ticketmaster Corporation and Ticketmaster Online-Citysearch, Inc. Tickets.com asserted claims for relief against Ticketmaster for violations of the Sherman Act, sections 1 and 2, violations of California's Cartwright Act, violations of California's Business and Professions Code section 17200, violations of common law restraint of trade and unfair competition and business practices, interference with contract and declaratory relief. Tickets.com claimed that Ticketmaster Corporation's exclusive agreements with Ticketmaster Online-Citysearch, Inc., venues, promoters and other third parties injure competition, violate antitrust laws, constitute unfair competition and interfere with Tickets.com's prospective economic advantages. On July 19, 2000, Ticketmaster filed a motion to dismiss any claim based in whole or in part on Ticketmaster's alleged litigation conduct as well as Tickets.com's ninth claim for relief under California's antitrust laws (the Cartwright Act). On September 25, 2000, the court entered an order denying Ticketmaster's motion on the ground that Tickets.com has the right to pursue some discovery on the issues raised in the motion before the issue can properly be resolved.

    On November 30, 2000, counsel for Ticketmaster and counsel for Tickets.com met pursuant to the required Local Rule 6.2 Early Meeting of Counsel obligation. The parties exchanged information concerning witnesses and documents supporting each side's respective positions, and also exchanged proposals concerning the schedule for the case. Tickets.com has proposed a schedule that would result in a trial date in November 2001. Ticketmaster has proposed a schedule pursuant to which discovery would conclude in November 2001 and after motions and other pretrial matters a trial date would be set in October 2002. The court has not yet issued an order setting a pretrial discovery schedule and a trial date. Ticketmaster intends to vigorously defend this litigation.

TICKETMASTER CASH DISCOUNT LITIGATION

    In the case ADRIANA GARZA ET AL. V. SOUTHWEST TICKETING, INC., D/B/A TICKETRON, TICKETMASTER AND RAINBOW TICKETMASTER, TICKETMASTER TEXAS MANAGEMENT, TICKETMASTER LLC, TICKETMASTER GROUP, INC., TICKETMASTER
ONLINE-CITYSEARCH, INC. AND THE MAY DEPARTMENT STORES COMPANY, the plaintiff filed an amended class action petition in state court on June 20, 2000, which claims that Ticketmaster's practice of offering cash discounts against the amount of its service charges at outlets violated various state laws, and asserting an additional claim that the cash discount program in question violates a provision

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
in a Merchant Services Bankcard Agreement between Ticketmaster and Chase Merchant Services L.L.C. and First Financial Bank. Plaintiff claims all consumers using VISA and MasterCard to purchase tickets from Ticketmaster are third-party beneficiaries of this contract. Plaintiff also filed on July 14, 2000 an amended class certification motion. In addition to the nine-state class sought by Plaintiff's original class certification request, the amended motion seeks the certification of a nationwide class of VISA and MasterCard customers since approximately April 1998 to prosecute the alleged third-party beneficiary claim. Ticketmaster filed a summary judgment motion on May 1, 2000 and Plaintiff filed a second amended motion for partial summary judgment on May 24, 2000. Currently, no hearing is set on any of these motions. On July 20, 2000, Ticketmaster removed the case to federal court in McAllen, Texas on the grounds that the newly added third-party beneficiary claim raises a federal question under the Truth-in-Lending Act. On August 1, 2000, Plaintiff filed a motion to remand the case to state court. Hearing on the motion to remand has been continued in the United States District Court. Ticketmaster denies the allegations.

CLASS ACTION LITIGATION RELATED TO MAGAZINE SALES

    On or about December 18, 2000, Ticketmaster Corporation and Time, Inc. were named as defendants in a purported class action lawsuit filed in the Florida Circuit Court of the Thirteenth Judicial Circuit in Hillsborough County. The lawsuit is entitled VICTORIA MCLEAN V. TICKETMASTER CORPORATION AND TIME, INC., Case No. G0009564. Ticketmaster has not yet been served in the lawsuit. The lawsuit alleges that the offering for sale by Ticketmaster Corporation of subscriptions to Entertainment Weekly magazine, a publication of Time, Inc., as an agent of Time, Inc., involves a pattern of criminal activity, conspiracy and unfair and deceptive trade practices by allegedly disclosing credit card account information to third parties without express written consent and unauthorized posting to credit card accounts. As the prayer for relief in the lawsuit, the plaintiff seeks to have the Court enjoin the business practices of which the plaintiff has complained. In addition, the plaintiff seeks treble monetary damages, as well as attorneys' fees and the costs for pursuing the action. Ticketmaster has not yet filed a response to the lawsuit. However, Ticketmaster believes the lawsuit is without merit and expects to vigorously defend against the lawsuit.

    From time to time, federal, state and local authorities commence investigations or inquiries with respect to Ticketmaster's compliance with applicable antitrust, consumer protection, deceptive advertising, unfair business practice and other laws. Ticketmaster has historically cooperated in and satisfactorily resolved each such investigation or inquiry.

    Ticketmaster believes that it has conducted its business in compliance with all applicable laws, including federal and state antitrust laws. In the opinion of Ticketmaster's management, none of Ticketmaster's legal proceedings will have a material adverse effect on Ticketmaster's financial position or results of operation. Ticketmaster has incurred significant legal expenses in connection with these and other investigations and lawsuits and may incur additional significant legal expenses in the future should investigations or lawsuits be instituted.

    Ticketmaster or its affiliates could become the subject of future governmental investigations or inquiries or be named as a defendant in claims alleging violations of federal or state antitrust laws or any other laws. Any adverse outcome in such litigation, investigation or proceeding against Ticketmaster or its affiliates could limit or prevent Ticketmaster from engaging in the ticketing business or subject Ticketmaster to potential damage assessments, all of which could have a material adverse effect on Ticketmaster's business, financial condition or results of operations. Regardless of its merit, source or outcome, any such litigation, investigation or proceeding would at a minimum be costly and could divert the efforts of our management and other personnel from productive tasks, which could have a material adverse effect on Ticketmaster's business, financial condition or results of operations.

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
        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                  RESULTS OF OPERATIONS OF TICKETMASTER GROUP

GENERAL




    THE FOLLOWING DISCUSSION OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF TICKETMASTER GROUP SHOULD BE READ IN CONJUNCTION WITH THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF TICKETMASTER GROUP AND THE RELATED NOTES THERETO INCLUDED ELSEWHERE IN THIS INFORMATION STATEMENT. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. TICKETMASTER GROUP'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING, BUT NOT LIMITED TO, THOSE SET FORTH BELOW AND ELSEWHERE IN THIS INFORMATION STATEMENT. THE FORWARD-LOOKING STATEMENTS ARE BASED ON TICKETMASTER GROUP'S EXPECTATIONS AS OF THE DATE OF THIS INFORMATION STATEMENT AND TICKETMASTER GROUP UNDERTAKES NO OBLIGATION TO UPDATE THESE STATEMENTS. THE FORWARD-LOOKING STATEMENTS HEREIN DO NOT INCLUDE THE POTENTIAL IMPACT OF ANY MERGERS, ACQUISITIONS OR OTHER BUSINESS COMBINATIONS THAT MAY BE COMPLETED AFTER SEPTEMBER 30, 2000.



    In July 1997, USA Networks acquired a controlling interest in Ticketmaster Group and in June 1998 completed the Ticketmaster tax-free merger. The cost in excess of net assets acquired of $662.9 million was allocated to goodwill and other intangibles during the year ended December 31, 1998. In connection with this transaction, approximately $154.8 million of the cost in excess of net assets acquired was allocated to ticketmaster.com and is being amortized using the straight-line method over ten years. The remainder is being amortized on a straight-line basis over 40 years. Upon completion of the Ticketmaster transaction, Ticketmaster changed its year end to December 31.


    In September 1998, Ticketmaster acquired a majority interest in Citysearch, Inc., a publisher of local city guides on the Web, when it merged its online business with Citysearch, Inc. to create Ticketmaster Online-Citysearch, Inc. For accounting purposes, this transaction was treated as a reverse acquisition of Citysearch, Inc. by ticketmaster.com, a wholly-owned subsidiary of Ticketmaster. In connection with the Citysearch merger, Ticketmaster recorded a gain of $67.9 million. In December 1998, Ticketmaster Online-Citysearch, Inc. completed an initial public offering that generated net proceeds to Ticketmaster Online-Citysearch of $105.0 million and a gain to Ticketmaster of $41.1 million. Comparisons of the results of operations between periods presented have been significantly affected by these activities.

REVENUES

    Ticketing operations revenues primarily consist of convenience and handling charges generated through ticket sales. The sale of tickets for an event often commences several months prior to the date of the event. We recognize ticketing operations revenue when the ticket is sold. Fluctuations in ticket operations revenues occur largely as a result of changes in the number of tickets sold and change in the average revenue per ticket. The number of tickets sold can vary as a result of (i) additions or deletions to the list of client facilities serviced by us; (ii) fluctuations in the scheduling of events, particularly for popular performers; (iii) overall consumer demand for live entertainment events; and
(iv) the percentage of tickets for events which are sold directly by clients and not through our distribution system. The average revenue per ticket will vary as a result of the amount of convenience charges earned on each ticket. The amount of the convenience charge typically varies based upon numerous factors, including the type of event, whether the ticket is purchased at a retail sales outlet, through call centers or via the Internet, as well as the services to be rendered to the client.

    City guide and classifieds revenues consist of revenues derived primarily from Internet-based city guides in the forms of revenue from custom-built Websites and other consulting services, online personals subscriptions and advertising revenue. In city guide owned and operated markets, revenues are derived primarily from the sale to local businesses of Websites which we create, host and maintain, as well as a place in Citysearch's directory listings so that the businesses receive exposure to our users. Business Web site customers typically enter into one-year agreements that automatically convert to month-to-month contracts upon expiration. In partner-led markets, we derive licensing and royalty revenues from the licensing of our technology and business systems, from consulting services and from providing back office and hosting services. Subscription fees are primarily derived from our online matchmaking and dating services.

OPERATING COSTS

    Ticketmaster records ticketing operations costs specifically associated with the distribution of tickets sold through its system. The largest components of these costs are payroll, telecommunication charges, data communication costs and commissions paid on tickets distributed through outlets away from the box office, along with the clients' share of convenience and handling charges, and other expenses with lesser components including ticket stock and postage. City guide and classifieds costs are associated with the design, development, testing, layout, photography, customer service and editorial resources used in production and maintenance of business Websites and editorial content, network infrastructure maintenance and the costs of consulting services.

TICKETMASTER RESULTS OF OPERATIONS

    NINE MONTHS ENDED SEPTEMBER 30, 2000 COMPARED TO NINE MONTHS ENDED
SEPTEMBER 30, 1999. Revenues from ticketing operations increased by $71.3 million, or 22%, to $395.9 million for the nine months ended
September 30, 2000 from $324.6 million in the nine months ended September 30, 1999. This increase is primarily due to an increase of 14% in the number of tickets sold (from 56.5 million to 64.3 million tickets), and an 11% increase in average per ticket convenience and handling charge revenue (from $5.12 to $5.67). The increase in the number of tickets sold was primarily the result of an overall increase in tickets sold within existing markets, growth in new markets such as Northern California, Arizona and Alabama, and the acquisitions of Reseau Admission Inc., Concept Electronique Microflex Inc. and Admission Network USA Inc. (collectively, "Admission Canada") in April 2000 and TicketWeb in May 2000.

    City guide and classifieds revenues increased $36.4 million, or 163%, to $58.8 million in the nine months ended September 30, 2000 from $22.4 million in the nine months ended September 30, 1999. This increase is primarily attributable to the acquisitions of the personals companies, Match.com in June 1999 and Web Media Ventures, LLC in September 1999, an increase in advertising revenues attributable to the growing success in leveraging the expanded footprint of local cities to appeal to national advertisers, and the expansion of the city guide network of owned and operated markets.

    Other revenues decreased $6.5 million, or 46%, to $7.6 million in the nine months ended September 30, 2000 from $14.1 million in the nine months ended September 30, 1999, primarily due to the discontinuance of our teleservicing business in June 2000. The related other operating expenses decreased
$0.4 million, or 3%, to $11.6 million in the nine months ended September 30, 2000 from $12.0 million in the nine months ended September 30, 1999.

    Ticketing operations expenses increased by $57.1 million, or 29%, to $253.4 million in the nine months ended September 30, 2000 from $196.3 million in the nine months ended September 30, 1999, primarily due to the increase in ticketing operations revenues, as these costs are primarily variable in nature. Ticketing operations costs increased as a percentage of ticketing operations revenues to 64% from 60% in the nine months ended September 30, 2000 and 1999, respectively, primarily due to higher client commissions and credit card charges as a result of higher revenue per ticket, increased costs associated with servicing new territories, the costs incurred to consolidate the domestic call centers and the acquisitions of 2b Technology in January 2000, Admission Canada in April 2000 and TicketWeb in May 2000.

    City guide and classifieds expenses increased by $17.3 million, or 75%, to $40.5 million for the nine months ended September 30, 2000 from $23.2 million for the nine months ended September 30, 1999. This increase is attributable to the growth in the City guide and classifieds operations throughout 1999, including eight additional owned and operated markets in the periods following the nine months ended September 30, 1999 and the inclusion of costs associated with the acquired personals companies, Match.com in June 1999 and Web Media Ventures, LLC in September 1999. City guide and classifieds expenses have both fixed and variable components and may continue to increase in future periods to the extent City guide and classifieds revenues increase during such periods.

    Sales and marketing expenses increased $26.5 million, or 71%, to $63.4 million from $36.9 million for the nine months ended September 30, 2000 and 1999, respectively. This increase is primarily attributable to the growth of the City guide and classifieds operations throughout 1999 following the period ended September 30, 1999 from 25 markets to 33 markets, advertising contributed by USA Networks for which no consideration was paid by Ticketmaster and, to a lesser extent, the addition of sales and marketing expenses associated with the personals operations. Ticketmaster began recognizing sales and marketing costs from the Match.com and Web Media Ventures, LLC portions of personals operations in the second and third quarters of 1999, respectively.

    General and administrative costs increased by $11.5 million, or 19%, to $71.3 million in the nine months ended September 30, 2000 from $59.8 million in the nine months ended September 30, 1999. As a percentage of total revenues, these costs decreased from 17% to 15% in the nine months ended September 30, 1999 and 2000, respectively. We expect that general and administrative expenses will increase in absolute dollars in future periods.

    Depreciation and amortization increased by $68.3 million, or 83%, to $150.6 million in the nine months ended September 30, 2000 from $82.3 million in the nine months ended September 20, 1999. This increase is primarily attributed to the acquisitions of Match.com in June 1999, Web Media Ventures, LLC and the Sidewalk assets in September 1999, 2b Technology in January 2000, Admission Canada in April 2000, TicketWeb in May 2000 and Essential Data Customer Systems ("EDCS") in July 2000.

    Merger costs of $3.3 million in the nine months ended September 30, 1999 are primarily a result of advisory fees, regulatory filing fees and legal and accounting costs related to the terminated merger between Ticketmaster, certain assets owned by USA Networks and Lycos, Inc.

    Interest expense decreased by $0.4 million, or 6%, to $6.2 million in the nine months ended September 30, 2000 from $6.6 million in the nine months ended September 30, 1999, primarily due to lower borrowing levels. Interest income decreased by $1.4 million, or 32%, to $3.1 million in the nine months ended September 30, 2000 from $4.5 million in the nine months ended September 30, 1999, primarily due to lower cash balances invested during the periods.

    Minority interest in loss increased to $70.9 million from $31.5 million for the nine months ended September 30, 2000 and 1999, respectively, primarily due to the increase in Ticketmaster Online-Citysearch net losses of which our ownership of Ticketmaster Online-Citysearch was 49.4% and 53.9%, respectively, for the nine months ended September 30, 2000 and 1999.

    The effective tax rate is higher than the statutory rate primarily due to non-deductible amortization resulting from acquisitions and generating losses not benefited.

    Equity in loss of unconsolidated affiliates of $2.6 million for the nine months ended September 30, 2000 represents $3.7 million in net losses of foodline.com, Inc. and ActiveUSA.com, Inc., two companies in which we made minority equity investments in late 1999. These losses were offset by $1.1 million in net equity income from our minority investments in Ticketmaster-Mexico and Ticketmaster-Ireland. Equity in net income of unconsolidated affiliates for the nine months ended

September 30, 1999 of $1.1 million represents income from our minority investments in Ticketmaster-Mexico and Ticketmaster-Ireland.

    YEAR ENDED DECEMBER 31, 1999 (FISCAL 1999) COMPARED TO THE ELEVEN MONTHS ENDED DECEMBER 31, 1998 (FISCAL 1998). Revenues from ticketing operations increased by $94.6 million, or 27%, to $442.7 million in fiscal 1999 from $348.1 million in fiscal 1998. This increase is primarily due to an increase of 9% in the number of tickets sold (from 68.6 million to 74.9 million tickets), and a 13% increase in average per ticket convenience and handling charge revenue (from $4.66 to $5.25).

    City guide and classifieds revenues increased $30.7 million, or 552%, to $36.3 million in fiscal 1999 from $5.6 million in fiscal 1998. This increase is primarily attributable to the inclusion of the Citysearch operations for a full twelve months in fiscal 1999 compared to three months of Citysearch operations in fiscal 1998. In addition, fiscal 1999 revenues include revenues attributable to the integrated personals operations compared with no personals revenues in fiscal 1998.

    Other revenues of $19.5 million for the year ended December 31, 1999 primarily represents our teleservicing business that was discontinued in June 2000.

    Ticketing operations expenses increased by $51.5 million, or 24%, to $269.3 million in fiscal 1999 from $217.8 million in fiscal 1998, primarily due to the increase in ticketing operations revenues, as these costs are primarily variable in nature. Ticketing operations costs decreased as a percentage of ticketing operations revenues to 61% in fiscal 1999 from 63% in fiscal 1998.

    City guide and classifieds expenses were $35.6 million and $5.3 million for the year ended December 31, 1999 and for the eleven months ended December 31, 1998, respectively. This increase represents a full twelve months of the Citysearch operations including the expansion into 25 new markets in fiscal 1999. Further, there are additional costs associated with the integrated personals businesses in fiscal 1999 with none in fiscal 1998, representing costs of affiliate referral commissions, customer service and network infrastructure maintenance. City guide and classifieds expenses have both fixed and variable components and may continue to increase in future periods to the extent City guide and classifieds revenues increase during such periods.

    Sales and marketing expenses were $56.5 million and $17.1 million for fiscal 1999 and fiscal 1998, respectively. The increase primarily represents a full twelve months of the Citysearch operations including the expansion into 25 new markets in fiscal 1999 as compared to the three months subsequent to the Citysearch merger in September 1998 during fiscal 1998, when only seven markets existed.

    General and administrative costs increased by $13.7 million, or 21%, to $78.5 million in fiscal 1999 from $64.8 million in fiscal 1998. As a percentage of total revenues, these costs decreased from 18% in fiscal 1998 to 16% in fiscal 1999.

    Depreciation and amortization increased by $75.4 million, or 144%, to $127.9 million in fiscal 1999 from $52.5 million in fiscal 1998. This increase is primarily attributed to a full year's amortization of the allocated goodwill in connection with the acquisition of Ticketmaster by USA Networks and additional goodwill created from the Citysearch merger.

    Merger and other transaction costs of $4.2 million in fiscal 1999 represent costs incurred in connection with the terminated merger between USA Networks and Lycos, Inc., as well as certain expenses related to the operation of the Sidewalk city guides before the integration of these properties into the Citysearch network.

    Interest expense decreased by $3.4 million, or 29%, to $8.1 million in fiscal 1999 from $11.5 million in fiscal 1998, primarily due to lower borrowing levels. Interest income increased by $3.0 million, or 121%, to $5.6 million in fiscal 1999 from $2.6 million in fiscal 1998, primarily due to higher cash balances invested during the 1999 fiscal year.

    Minority interest in loss increased to $56.1 million in fiscal 1999 from $4.8 million in fiscal 1998, primarily due to our inclusion of a full year results of the Citysearch merger in 1999 and only three months in 1998.

    Income tax expense measured as a percentage of pre-tax income (loss) was 60% in fiscal 1998 and 26% in fiscal 1999. The effective tax rate in fiscal 1998 is higher than the statutory rate primarily due to non-deductible amortization resulting from acquisitions. The effective tax rate in fiscal 1999 is higher than the statutory rate primarily due to non-deductible amortization from acquisitions and generating losses not benefited.

    ELEVEN MONTHS ENDED DECEMBER 31, 1998 (FISCAL 1998) COMPARED TO THE YEAR ENDED JANUARY 31, 1998 (FISCAL 1997). Revenues from ticketing operations increased by $7.1 million, or 2%, to $348.1 million in fiscal 1998 from $341.0 million in fiscal 1997. This increase is primarily due to an increase of 11% in the number of tickets sold (from 61.9 million to 68.6 million tickets), and a 4% increase in average per ticket convenience and handling charge revenue (from $4.50 to $4.66). The increase in the number of tickets sold is largely due to the effect of consolidating a full year of operations rather than partial years for acquisitions in fiscal 1997 acquisitions (Ticketmaster-Canada, Ticketmaster-Northwest and Ticketmaster-Southeast). The increase is partially offset by the discontinuance of LIVE! Magazine during 1998.

    In September 1998, Ticketmaster acquired a majority interest in Citysearch, Inc., when it merged its online business with Citysearch, Inc. to create Ticketmaster Online-Citysearch, Inc. For accounting purposes this transaction was treated as a reverse acquisition of Citysearch, Inc. by Ticketmaster. As a result of the merger, Ticketmaster recorded revenues of $5.6 million related to the Citysearch business for the three months ended December 31, 1998.

    Ticketing operations expenses increased by $8.1 million, or 4%, to $217.8 million in fiscal 1998 from $209.7 million in fiscal 1997, primarily due to the increase in ticketing operations revenues, as these costs are primarily variable in nature. Ticketing operations costs increased as a percentage of ticketing operations revenues to 63% in fiscal 1998 from 62% in fiscal 1997.

    City guide and classifieds expenses were $5.3 million for fiscal 1998, which represents the Citysearch operations for the three months subsequent to the Citysearch merger in September 1998.

    Sales and marketing expenses were $17.1 million and $7.2 million for fiscal 1998 and fiscal 1997, respectively. The increase is primarily due to sales and marketing costs of Citysearch for the three months subsequent to the Citysearch merger in September 1998 and increased salary related costs and operating support costs associated with the growth in sales and marketing activities.

    General and administrative costs decreased by $6.6 million, or 9%, to $64.8 million in fiscal 1998 from $71.4 million in fiscal 1997. As a percentage of total revenues, these costs have remained relatively consistent from 21% in fiscal 1997 to 18% in fiscal 1998.

    Depreciation and amortization increased by $28.0 million, or 114%, to $52.5 million in fiscal 1998 from $24.5 million in fiscal 1997. This increase is primarily attributed to the amortization of goodwill in connection with the acquisition of Ticketmaster by USA Networks in 1998 and the amortization of the additional goodwill created from the Citysearch merger in 1998.

    Interest expense increased slightly from $11.4 million in fiscal 1997 to $11.5 million in fiscal 1998. Interest income increased by $0.7 million, or 37%, to $2.6 million in fiscal 1998 from $1.9 million in fiscal 1997, primarily due to higher cash balances invested during the 1998 fiscal year.

    Minority interest in loss increased to $4.8 million for fiscal 1998 from $0.1 million in fiscal 1997, primarily due to the Citysearch merger in 1998.

    In fiscal 1998, Ticketmaster recognized gains totaling $109.0 million from the Citysearch merger and the sale of Citysearch stock in connection with its initial public offering.

    Income tax expense measured as a percentage of pre-tax income was 59% in fiscal 1997 and 60% in fiscal 1998. The effective tax rate is higher than the statutory rate primarily due to non-deductible amortization resulting from acquisitions.

TICKETMASTER LIQUIDITY AND CAPITAL RESOURCES

    We had cash, cash equivalents and marketable securities available for sale of $131.0 million, $181.0 million, and $197.1 million at September 30, 2000, December 31, 1999, and December 31, 1998, respectively. Our primary sources of liquidity have been cash provided from operations and advances or equity investments from USA Networks.

    Net cash provided by operating activities was $0.5 million for the nine months ended September 30, 2000 and $26.9 million for the nine months ended September 30, 1999. The decrease of $26.4 million is largely due to the increase in Ticketmaster Online-Citysearch losses during the nine months ended
September 30, 2000. Net cash provided by operating activities was $25.2 million, $31.1 million, and $34.2 million for fiscal year 1999, 1998 and 1997, respectively.

    Net cash used in investing activities was $77.4 million for the nine months ended September 30, 2000. This cash was used primarily for acquisitions requiring $39.8 million and capital expenditures of $24.4 million. Net cash used in investing activities was $28.3 million for the nine months ended
September 30, 1999, used primarily for capital expenditures of $22.4 million. Net cash used in investing activities was $80.2 million, $45.2 million, and $52.7 million for fiscal year 1999, 1998 and 1997, respectively. Net cash used in investing activities for fiscal 1999 consisted primarily of capital expenditures of $37.1 million, the purchase of marketable securities for $27.0 million, and investments in affiliates totaling $16.3 million. Net cash used in investing activities for fiscal 1998 consisted primarily of $21.2 million for the payment of merger costs related to the acquisition of Ticketmaster by USA Networks and $17.8 million of capital expenditures. Net cash used in investing activities for 1997 consisted primarily of acquisitions requiring $35.7 million and capital expenditures of $16.7 million.

    Net cash provided by financing activities was $48.4 million for the nine months ended September 30, 2000. Net cash used in financing activities was $31.4 million for the nine months ended September 30, 1999. The amounts in both periods consist primarily of intercompany advances between us and USA Networks. Net cash provided by financing activities was $1.2 million, $134.4 million, and $35.9 million for fiscal year 1999, 1998 and 1997, respectively. Net cash provided by financing activities for fiscal 1999 consisted primarily of a $40.0 million additional investment by USA Networks in exchange for 1.3 million shares of Ticketmaster Online-Citysearch Class B common stock, offset by repayments of advances from USA Networks. Net cash provided by financing activities for fiscal 1998 was due primarily to proceeds of $105.0 million from the sale of Ticketmaster Online-Citysearch stock in connection with Ticketmaster Online-Citysearch's initial public offering and $57.9 million in cash acquired in connection with the Citysearch merger. Net cash provided by financing activities for fiscal 1997 was due primarily to net proceeds from the issuance of long-term debt.


    The contribution agreement provides that, prior to the consummation of the combination, we will have entered into a credit facility that provides us with $25 million in available credit, or if such a credit facility is not available, USA Networks will have provided us with a $25 million line of credit at its rate of borrowing, payable on the three month anniversary of the closing of the contribution agreement.


    We currently have no material commitments other than those under existing capital and operating lease agreements. We will continue to evaluate possible acquisitions of, or investments in, businesses, products and technologies that are complementary to ours, which may require the use of cash. Our management believes that existing cash and cash equivalents, marketable securities and the $25 million credit facility described above will be sufficient to meet our working capital and capital expenditures requirements for at least the next twelve months.

INTEREST RATE RISK

    Our exposure to market rate risk for changes in interest rates relates primarily to our investment portfolio. We have not used derivative financial instruments in our investment portfolio. We invest our excess cash in debt instruments of the U.S. Government and its agencies and in high-quality corporate issuers and, by policy, limit the amount of credit exposure to any one issuer. We protect and preserve our invested funds by limiting default, market and reinvestment risk.

    Investments in both fixed rate and floating rate interest earning instruments carry a degree of interest rate risk. Fixed rate securities may have their fair market value adversely impacted due to a rise in interest rates, while floating rate securities may produce less income than expected if interest rates fall. Due in part to these factors, our future investment income may fall short of expectations due to changes in interest rates or we may suffer losses in principal if forced to sell securities which have declined in market value due to changes in interest rates.

SEASONALITY

    Ticketmaster's ticket sales are occasionally impacted by fluctuations in the availability of events for sale to the public, which vary depending upon scheduling by the client. The second quarter of the year generally experiences the most events.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
  DISCLOSURE

    Not applicable.

   UNAUDITED PRO FORMA FINANCIAL STATEMENTS OF TICKETMASTER ONLINE-CITYSEARCH

    The following unaudited pro forma condensed consolidated financial statements have been prepared to give effect to the combination. In the combination, USA Networks will receive 52,000,000 new shares of our Class B common stock in exchange for contributing the Ticketmaster businesses to us. The assets and liabilities so transferred between entities under common control before and after the combination will be accounted for at historical cost in a manner similar to that in pooling-of-interests accounting.

    The unaudited pro forma condensed consolidated financial statements reflect certain assumptions regarding the proposed transaction and are based on the historical financial statements of our company. The consolidated financial statements of Ticketmaster Group include the financial statements of our company, the effect of which has been adjusted in the column titled Elimination of Ticketmaster Online-Citysearch. The unaudited pro forma condensed consolidated financial statements, including the notes accompanying them, are qualified in their entirety by reference to, and should be read in conjunction with, our audited consolidated financial statements and the notes thereto, which are incorporated into this Information Statement by reference, and the audited consolidated financial statements of Ticketmaster Group, including the notes thereto, which are included elsewhere in this Information Statement.

    The unaudited pro forma condensed consolidated balance sheet as September 30, 2000 gives effect to the combination as if the combination had occurred on that date. The unaudited pro forma consolidated condensed statement of operations for the nine months ended September 30, 2000, the year ended December 31, 1999, the eleven months ended December 31, 1998 and the year ended January 31, 1998 give effect to the combination as if the combination had occurred at the beginning of the periods presented.

    The unaudited pro forma condensed consolidated statements of operations are presented for illustrative purposes only. The unaudited pro forma statements of operations are indicative of the accounting for the combination at historical cost in a manner similar to that in pooling-of-interests accounting. These statements are not necessarily indicative of the results of operations or financial position that actually would have been reported had these transactions occurred on the dates indicated above, nor are they necessarily indicative of future financial results of operations.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                       OF TICKETMASTER ONLINE-CITYSEARCH

                            AS OF SEPTEMBER 30, 2000
                                 (IN THOUSANDS)


                                            HISTORICAL                   ELIMINATION OF                     PRO FORMA
                                           TICKETMASTER    HISTORICAL     TICKETMASTER                     TICKETMASTER
                                             ONLINE-      TICKETMASTER      ONLINE-        PRO FORMA         ONLINE-
                                            CITYSEARCH    GROUP, INC.    CITYSEARCH(1)    ADJUSTMENTS       CITYSEARCH
                                           ------------   ------------   --------------   -----------      ------------
                                                        ASSETS

Current assets:
  Cash and cash equivalents..............   $  30,297      $  113,114      $ (30,297)      $   7,559 (3)    $  120,673
  Marketable securities..................      17,583          17,902        (17,583)             --            17,902
  Accounts receivable, net...............       8,896              --         (8,896)             --                --
  Accounts receivable, ticket sales......          --          37,408             --              --            37,408
  Accounts receivable, trade.............          --          27,742             --              --            27,742
  Due from licensees.....................       1,500              --         (1,500)             --                --
  Contract advances......................          --          12,552             --              --            12,552
  Prepaid expenses and other current
    assets...............................       5,225          14,718         (5,225)             --            14,718
                                            ---------      ----------      ---------       ---------        ----------
    Total current assets.................      63,501         223,436        (63,501)          7,559           230,995
Investments..............................      20,028              --        (20,028)             --                --
Property, equipment and leasehold
  improvements, net......................      23,788          76,685        (23,788)             --            76,685
Goodwill and other intangibles, net......     613,607       1,231,782       (613,607)             --         1,231,782
Other assets.............................       3,833          66,070         (3,833)             --            66,070
Deferred income taxes....................          --          10,604             --              --            10,604
                                            ---------      ----------      ---------       ---------        ----------
    Total assets.........................   $ 724,757      $1,608,577      $(724,757)      $   7,559        $1,616,136
                                            =========      ==========      =========       =========        ==========

                                         LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current portion of long-term debt......   $     481      $    5,236      $    (481)      $      --        $    5,236
  Accounts payable.......................       2,822              --         (2,822)             --                --
  Accounts payable, trade................          --           9,514             --              --             9,514
  Accounts payable, clients..............          --         102,442             --              --           102,442
  Accrued expenses.......................      14,279          61,981        (14,279)             --            61,981
  Related party payable..................         840              --           (840)             --                --
  Deferred revenue and other.............       8,836          15,072         (8,836)             --            15,072
                                            ---------      ----------      ---------       ---------        ----------
    Total current liabilities............      27,258         194,245        (27,258)             --           194,245
Long-term debt, net of current portion...          96          12,854            (96)             --            12,854
Due to USAi and affiliates...............          --         164,724             --        (161,454)(4)         3,270
Deferred income taxes....................          --          45,030             --         (44,901)(5)           129
Other long term liabilities..............       1,050          14,590         (1,050)             --            14,590
Minority interest........................          --         509,187       (503,062)             --             6,125
Stockholders' equity:
  Preferred stock, $0.01 par value.......          --              --             --              --                --
  Class A Common Stock, $0.01 par
    value................................         480              --             --              --               480
  Class B Common Stock, $0.01 par
    value................................         406              --             --             520 (6)           926
  Class C Common Stock, $0.01 par
    value................................          --              --             --              --                --
  Additional paid-in capital.............     976,072         763,465       (344,192)        277,460 (7)     1,672,805
  Accumulated other comprehensive loss...        (124)         (3,291)           124              --            (3,291)
  Accumulated deficit....................    (280,481)        (92,227)       150,777         (64,066)(5)      (285,997)
                                            ---------      ----------      ---------       ---------        ----------
    Total stockholders' equity...........     696,353         667,947       (193,291)        213,914         1,384,923
                                            ---------      ----------      ---------       ---------        ----------
    Total liabilities and stockholders'
      equity.............................   $ 724,757      $1,608,577      $(724,757)      $   7,559        $1,616,136
                                            =========      ==========      =========       =========        ==========

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                       OF TICKETMASTER ONLINE-CITYSEARCH

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     HISTORICAL                   ELIMINATION OF                  PRO FORMA
                                    TICKETMASTER    HISTORICAL     TICKETMASTER                  TICKETMASTER
                                      ONLINE-      TICKETMASTER      ONLINE-        PRO FORMA      ONLINE-
                                     CITYSEARCH    GROUP, INC.    CITYSEARCH(1)    ADJUSTMENTS    CITYSEARCH
                                    ------------   ------------   --------------   -----------   ------------
Revenues:
  Ticketing operations............    $ 102,745      $ 395,909      $(102,745)       $    --       $ 395,909
  City guide and classifieds......       49,174         58,776        (49,174)            --          58,776
  Sponsorship and advertising.....       13,064             --        (13,064)            --              --
  Other...........................           --          7,639             --             --           7,639
                                      ---------      ---------      ---------        -------       ---------
    Total revenues................      164,983        462,324       (164,983)            --         462,324
                                      ---------      ---------      ---------        -------       ---------
Operating costs and other
  expenses:
  Ticketing operations............       77,568        253,436        (77,568)            --         253,436
  City guide and classifieds......       39,015         40,505        (39,015)            --          40,505
  Other...........................           --         11,614             --             --          11,614
  Sales and marketing.............       57,007         63,355        (57,007)            --          63,355
  Research and development........        4,641             --         (4,641)            --              --
  General and administrative......       19,808         71,306        (19,808)            --          71,306
  Depreciation and amortization...      107,265        150,600       (107,265)            --         150,600
                                      ---------      ---------      ---------        -------       ---------
    Total operating costs and
      other expenses..............      305,304        590,816       (305,304)            --         590,816
                                      ---------      ---------      ---------        -------       ---------
Loss from operations..............     (140,321)      (128,492)       140,321             --        (128,492)

Other (income) expenses:
  Interest income.................       (2,346)        (3,081)         2,346             --          (3,081)
  Interest expense................           --          6,168             --             --           6,168
  Other expenses..................          289             --           (289)            --              --
  Equity in net loss of
    unconsolidated affiliates.....        3,774          2,636         (3,774)            --           2,636
                                      ---------      ---------      ---------        -------       ---------
    Total other (income)
      expenses....................        1,717          5,723         (1,717)            --           5,723
                                      ---------      ---------      ---------        -------       ---------
Loss before income taxes and
  minority interest...............     (142,038)      (134,215)       142,038             --        (134,215)
Minority interest in loss.........           --        (70,906)        70,120             --            (786)
Income tax provision..............        1,033         11,734         (1,033)            --          11,734
                                      ---------      ---------      ---------        -------       ---------
Net loss..........................    $(143,071)     $ (75,043)     $  72,951        $    --       $(145,163)
                                      =========      =========      =========        =======       =========
Basic and diluted loss per
  share(3)........................                                                                 $   (1.05)
                                                                                                   =========
Weighted average shares
  outstanding for basic and
  diluted loss per share(3).......                                                                   138,909
                                                                                                   =========

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                       OF TICKETMASTER ONLINE-CITYSEARCH

                      FOR THE YEAR ENDED DECEMBER 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     HISTORICAL                   ELIMINATION OF                  PRO FORMA
                                    TICKETMASTER    HISTORICAL     TICKETMASTER                  TICKETMASTER
                                      ONLINE-      TICKETMASTER      ONLINE-        PRO FORMA      ONLINE-
                                     CITYSEARCH    GROUP, INC.    CITYSEARCH(1)    ADJUSTMENTS    CITYSEARCH
                                    ------------   ------------   --------------   -----------   ------------
Revenues:
  Ticketing operations............    $  64,787      $442,743       $ (64,787)       $    --       $ 442,743
  City guide and classifieds......       33,915        36,329         (33,915)            --          36,329
  Sponsorship and advertising.....        6,601            --          (6,601)            --              --
  Other...........................           --        19,458              --             --          19,458
                                      ---------      --------       ---------        -------       ---------
    Total revenues................      105,303       498,530        (105,303)            --         498,530
                                      ---------      --------       ---------        -------       ---------
Operating costs and other
  expenses:
  Ticketing operations............       47,870       269,315         (47,870)            --         269,315
  City guide and classifieds......       30,288        35,642         (30,288)            --          35,642
  Other...........................           --        17,841              --             --          17,841
  Sales and marketing.............       47,263        56,499         (47,263)            --          56,499
  Research and development........        7,455            --          (7,455)            --              --
  General and administrative......       15,242        78,521         (15,242)            --          78,521
  Depreciation and amortization...       77,744       127,921         (77,744)            --         127,921
  Merger and other transaction
    costs.........................        4,236         4,236          (4,236)            --           4,236
                                      ---------      --------       ---------        -------       ---------
    Total operating costs and
      other expenses..............      230,098       589,975        (230,098)            --         589,975
                                      ---------      --------       ---------        -------       ---------
Loss from operations..............     (124,795)      (91,445)        124,795             --         (91,445)

Other (income) expenses:
  Interest income.................       (4,428)       (5,645)          4,428             --          (5,645)
  Interest expense................          265         8,108            (265)            --           8,108
  Equity in net (income) loss of
    unconsolidated affiliates.....          272        (1,225)           (272)            --          (1,225)
                                      ---------      --------       ---------        -------       ---------
    Total other (income)
      expenses....................       (3,891)        1,238           3,891             --           1,238
                                      ---------      --------       ---------        -------       ---------
Loss before income taxes and
  minority interest...............     (120,904)      (92,683)        120,904             --         (92,683)
Minority interest in loss.........           --       (56,139)         54,765             --          (1,374)
Income tax provision..............          464        23,975            (464)            --          23,975
                                      ---------      --------       ---------        -------       ---------
Net loss..........................    $(121,368)     $(60,519)      $  66,603        $    --       $(115,284)
                                      =========      ========       =========        =======       =========
Basic and diluted loss per
  share(3)........................                                                                 $   (0.90)
                                                                                                   =========
Weighted average shares
  outstanding for basic and
  diluted loss per share(3).......                                                                   128,097
                                                                                                   =========

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                       OF TICKETMASTER ONLINE-CITYSEARCH

                 FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                    HISTORICAL                   ELIMINATION OF                     PRO FORMA
                                   TICKETMASTER    HISTORICAL     TICKETMASTER                     TICKETMASTER
                                     ONLINE-      TICKETMASTER      ONLINE-        PRO FORMA         ONLINE-
                                    CITYSEARCH    GROUP, INC.    CITYSEARCH(1)    ADJUSTMENTS       CITYSEARCH
                                   ------------   ------------   --------------   -----------      ------------
Revenues:
  Ticketing operations...........    $ 15,743       $ 348,103       $(15,743)      $      --         $348,103
  City guide and classifieds.....       5,376           5,568         (5,376)             --            5,568
  Sponsorship and advertising....       6,754              --         (6,754)             --               --
  Other..........................          --              --                             --               --
                                     --------       ---------       --------       ---------         --------
    Total revenues...............      27,873         353,671        (27,873)             --          353,671
                                     --------       ---------       --------       ---------         --------
Operating costs and other
  expenses:
  Ticketing operations...........       9,842         217,839         (9,842)             --          217,839
  City guide and classifieds.....       4,021           5,268         (4,021)             --            5,268
  Other..........................                          --                             --               --
  Sales and marketing............       6,834          17,116         (6,834)             --           17,116
  Research and development.......       1,728              --         (1,728)             --               --
  General and administrative.....       3,495          64,840         (3,495)             --           64,840
  Depreciation and
    amortization.................      16,275          52,450        (16,275)             --           52,450
                                     --------       ---------       --------       ---------         --------
    Total operating costs and
      other expenses.............      42,195         357,513        (42,195)             --          357,513
                                     --------       ---------       --------       ---------         --------
Income (loss) from operations....     (14,322)         (3,842)        14,322              --           (3,842)

Other (income) expenses:
  Interest income................        (867)         (2,555)           867              --           (2,555)
  Interest expense...............         813          11,455           (813)             --           11,455
  Gain on sale of subsidiary
    stock........................          --        (108,967)            --         108,967 (5)           --
  Equity in net (income) loss of
    unconsolidated affiliates....          --            (477)            --              --             (477)
                                     --------       ---------       --------       ---------         --------
    Total other (income)
      expenses...................         (54)       (100,544)            54         108,967            8,423
                                     --------       ---------       --------       ---------         --------
Income before income taxes and
  minority interest..............     (14,268)         96,702         14,268        (108,967)         (12,265)
Minority interest in loss........          --          (4,829)         4,819              --              (10)
Income tax provision.............       2,951          58,196         (2,951)        (44,901)(5)       13,295
                                     --------       ---------       --------       ---------         --------
Net income (loss)................    $(17,219)      $  43,335       $ 12,400       $ (64,066)        $(25,550)
                                     ========       =========       ========       =========         ========
Basic and diluted loss per
  share(3).......................                                                                    $  (0.26)
                                                                                                     ========
Weighted average shares
  outstanding for basic and
  diluted loss per share(3)......                                                                      97,201
                                                                                                     ========

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                       OF TICKETMASTER ONLINE-CITYSEARCH

                      FOR THE YEAR ENDED JANUARY 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     HISTORICAL                   ELIMINATION OF                  PRO FORMA
                                    TICKETMASTER    HISTORICAL     TICKETMASTER                  TICKETMASTER
                                      ONLINE-      TICKETMASTER      ONLINE-        PRO FORMA      ONLINE-
                                     CITYSEARCH    GROUP, INC.    CITYSEARCH(1)    ADJUSTMENTS    CITYSEARCH
                                    ------------   ------------   --------------   -----------   ------------
Revenues:
  Ticketing operations............     $5,972        $340,980        $(5,972)       $      --      $340,980
  City guide and classifieds......         --              --                              --            --
  Sponsorship and advertising.....      3,933              --         (3,933)              --            --
  Other...........................         --              --                              --            --
                                       ------        --------        -------        ---------      --------
    Total revenues................      9,905         340,980         (9,905)              --       340,980
                                       ------        --------        -------        ---------      --------
Operating costs and other
  expenses:
  Ticketing operations............      3,522         209,726         (3,522)              --       209,726
  City guide and classifieds......         --              --             --               --            --
  Other...........................         --              --             --               --            --
  Sales and marketing.............        490           7,249           (490)              --         7,249
  General and administrative......      1,719          71,424         (1,719)              --        71,424
  Depreciation and amortization...         --          24,473             --               --        24,473
                                       ------        --------        -------        ---------      --------
    Total operating costs and
      other expenses..............      5,731         312,872         (5,731)              --       312,872
                                       ------        --------        -------        ---------      --------
Income from operations............      4,174          28,108         (4,174)              --        28,108

Other (income) expenses:
  Interest income.................         --          (1,859)            --               --        (1,859)
  Interest expense................         --          11,419             --               --        11,419
  Equity in net income of
    unconsolidated affiliates.....         --          (1,417)            --               --        (1,417)
                                       ------        --------        -------        ---------      --------
    Total other (income)
      expenses....................         --           8,143             --               --         8,143
                                       ------        --------        -------        ---------      --------
Income before income taxes and
  minority interest...............      4,174          19,965         (4,174)              --        19,965
Minority interest in loss.........         --             (65)            --               --           (65)
Income tax provision..............      1,827          11,883         (1,827)              --        11,883
                                       ------        --------        -------        ---------      --------
Net income........................     $2,347        $  8,147        $(2,347)       $      --      $  8,147
                                       ======        ========        =======        =========      ========
Basic and diluted earnings per
  share(3)........................                                                                 $   0.09
                                                                                                   ========
Weighted average shares
  outstanding for basic and
  diluted earnings per share(3)...                                                                   89,238
                                                                                                   ========

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS

(1) Represents the elimination of the net assets and results of operations and minority interest of Ticketmaster Online-Citysearch included in the consolidated historical Ticketmaster Group financial statements.

(2) The calculation of basic and diluted pro forma earnings (loss) per share adjusts the Ticketmaster Online-Citysearch historical weighted average shares outstanding to reflect the 52,000,000 shares issued to USA Networks in the combination as if issued at the beginning of the period.

(3) Represents the working capital adjustment whereby USA Networks will contribute an amount such that current assets of the contributed balance sheet, as defined, equal current liabilities.


(4) Represents the elimination of all intercompany amounts owed by Ticketmaster Group to USA Networks and affiliates, other than intercompany amounts owed by TMC Realty to USA Networks.


(5) Represents reversal of gains totaling $109.0 million from the Citysearch merger and the sale of Ticketmaster Online-Citysearch stock in connection with its initial public offering and related income tax expense of $44.9 million.

(6) Represents the issuance of 52,000,000 shares of Class B Common Stock to USA Networks for the contribution of the businesses of Ticketmaster Group.

(7) Represents the contribution of capital resulting from adjustment notes
    (3) and (4) and the reversal of the $109 million gain per note (5) and a reclassification from additional paid in capital to common stock resulting from adjustment note (6).

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

TICKETMASTER ONLINE-CITYSEARCH CLASS B COMMON STOCK

    The following table sets forth, as of October 31, 2000, certain information regarding the beneficial ownership of our Class B common stock by: (1) each person or entity who is known by us to own beneficially 5% or more of our outstanding Class B common stock; (2) each of our directors; (3) our Chief Executive Officer and each of the four other most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 during the last fiscal year (collectively, the "Named Officers"); and (4) all of our directors and executive officers as a group. On December 12, 2000, we were notified of the filing with the Securities and Exchange Commission of a Form 13G by Capital Research and Management Company and SMALLCAP World Fund, Inc. in connection with their beneficial ownership of an aggregate of 6,709,100 shares of our Class B common stock. The table below, which reflects beneficial ownership of our
Class B common stock as of October 31, 2000, does not reflect this information.

                                                                                           PERCENTAGE OF TOTAL
NAME AND ADDRESS OF BENEFICIAL OWNER(1)   BENEFICIALLY OWNED(2)   PERCENTAGE OF CLASS(2)      VOTING POWER
---------------------------------------   ---------------------   ----------------------   -------------------
USA Networks, Inc. .....................       43,782,544                  52.6%                  82.8
  152 West 57th Street, 42nd Floor
  New York, NY 10019
Microsoft Corporation(3) ...............       11,500,000                  25.4                    1.5
  One Microsoft Way
  Redmond, WA 98052
Terry Barnes............................            2,500                     *                     **
Charles Conn(4).........................        1,243,317                   3.0                    2.2
Barry Diller(5).........................       43,782,544                  52.6                   82.8
Julius Genachowski......................              700                     *                     **
Joseph Gleberman(6).....................        2,332,147                   5.7                     **
William Gross(7)........................        1,276,728                   3.0                    2.5
Allen Grubman...........................               --                    --                     --
Lawrence Jacobson(8)....................               --                    --                     --
Victor A. Kaufman.......................               --                    --                     --
Bryan Lourd.............................               --                    --                     --
Jon Miller..............................              800                     *                     **
John Pleasants(9).......................           55,703                     *                     **
William D. Savoy(10)....................           14,166                     *                     **
Alan Spoon(11)..........................            4,166                     *                     **
Thomas Unterman(12).....................           11,219                     *                     **
Traci Fleming(13).......................           33,475                     *                     **
Daniel Marriott(14).....................           75,291                     *                     **
Steven Trepp(15)........................           97,671                     *                     **
All executive officers and directors as
  a group (21 persons)(16)..............       60,686,086                  55.0%                  88.0

------------------------
   * Less than 1% of the outstanding Class B common stock.

  ** Less than 1% of the total voting power of the outstanding Class B common stock.

 (1) The address of Messrs. Diller, Genachowski, Kaufman and Miller is: c/o USA Networks, Inc., 152 West 57th Street, 42nd Floor, New York, NY 10019. Except as otherwise indicated, the address of each of the other named individuals is: c/o Ticketmaster Online-Citysearch, Inc., 790 E. Colorado Boulevard, Suite 200, Pasadena, CA 91101.

 (2) Pursuant to the Company's Restated Certificate of Incorporation, shares of Class A common stock are convertible at any time into an equal number of shares of Class B common stock. The percentage of shares beneficially owned assumes the conversion of all shares of Class A common stock beneficially owned by the listed person, but does not assume the conversion of Class A common stock owned by any other person. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Amounts shown in the above table and the following notes include shares issuable upon exercise of stock options to purchase shares of Class A common stock and Class B common stock which are exercisable within 60 days of October 31, 2000.

 (3) Includes warrants to purchase 4,500,000 shares of Class B common stock which are exercisable by Microsoft Corporation.

 (4) Includes 787,762 shares of Class A common stock, and options to purchase 325,000 shares of Class A common stock and 130,555 shares of Class B common stock exercisable by Mr. Conn within 60 days of October 31, 2000.

 (5) Includes 42,480,143 shares of Class A common stock and 1,302,401 shares of Class B common stock which are beneficially owned by USA Networks, Inc. Mr. Diller disclaims beneficial ownership of such shares.

 (6) Includes 2,327,981 shares of Class B common stock which are held by entities affiliated with The Goldman Sachs Group, Inc. Mr. Gleberman is a managing director of Goldman, Sachs & Co., a direct and indirect wholly-owned subsidiary of The Goldman Sachs Group, Inc. Mr. Gleberman disclaims beneficial ownership of the shares owned by The Goldman Sachs Group, Inc., except to the extent of his pecuniary interest therein. Includes options to purchase 4,166 shares of Class B common stock exercisable by Mr. Gleberman within 60 days of October 31, 2000.

 (7) Includes 472,562 shares of Class A common stock held by bill gross' idealab! Mr. Gross disclaims beneficial ownership of the shares held by bill gross' idealab! Includes options to purchase 4,166 shares of Class B common stock exercisable by Mr. Gross within 60 days of October 31, 2000.


 (8) Mr. Jacobson resigned effective January 5, 2001.


 (9) Includes no shares of Class A common stock. Includes options to purchase 23,870 shares of Class A common stock and 20,833 shares of Class B common stock exercisable by Mr. Pleasants within 60 days of October 31, 2000.

 (10) Includes no shares of Class A common stock. Includes options to purchase 4,166 shares of Class B common stock which are exercisable by Mr. Savoy within 60 days of October 31, 2000.

 (11) Includes no shares of Class A common stock. Includes options to purchase 4,166 shares of Class B common stock which are exercisable by Mr. Spoon within 60 days of October 31, 2000.

 (12) Includes 2,053 shares of Class A common stock which are held by The Thomas and Janet Unterman Living Trust dated 12/30/94. Includes options to purchase 4,166 shares of Class B common stock which are exercisable by Mr. Unterman within 60 days of October 31, 2000.

 (13) Includes no shares of Class A common stock. Includes options to purchase 8,790 shares of Class A common stock and 24,685 shares of Class B common stock which are exercisable by Ms. Fleming within 60 days of October 31, 2000.

 (14) Includes no shares of Class A common stock. Includes options to purchase 16,709 shares of Class A common stock and 10,417 shares of Class B common stock exercisable by Mr. Marriott within 60 days of October 31, 2000. Does not include 3,829 shares of Class B common stock owned by Mr. Marriott's spouse and options to purchase 730 shares of Class A common stock and 9,706 shares of Class B common stock held and exercisable by Mr. Marriott's spouse within 60 days of October 31, 2000.

 (15) Includes no shares of Class A common stock. Includes options to purchase 34,376 shares of Class A common stock and 63,295 shares of Class B common stock which are exercisable by Mr. Trepp within 60 days of October 31, 2000.

 (16) See notes (2) and (4) through (15).

TICKETMASTER ONLINE-CITYSEARCH CLASS A COMMON STOCK

    The following table sets forth, as of October 31, 2000, certain information relating to the beneficial ownership of our Class A common stock by (1) each person or entity who is known by us to beneficially own 5% or more of our outstanding Class A common stock; (2) each of our directors; (3) each of our Named Officers; and (4) all of our directors and executive officers as a group.

                                                                                      PERCENTAGE OF
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                       BENEFICIALLY OWNED(2)     CLASS(2)
---------------------------------------                       ---------------------   -------------
USA Networks, Inc. .........................................       42,480,143             87.9%
  152 West 57th Street, 42nd Floor
  New York, NY 10019........................................
Terry Barnes................................................               --               --
Charles Conn(3).............................................        1,112,762              1.6
Barry Diller(4).............................................       42,480,143             87.9
Julius Genachowski..........................................               --               --
Joseph Gleberman............................................               --               --
William Gross(5)............................................        1,272,562              2.6
Allen Grubman...............................................               --               --
Lawrence Jacobson(6)........................................               --               --
Victor A. Kaufman...........................................               --               --
Bryan Lourd.................................................               --               --
Jon Miller..................................................               --               --
John Pleasants(7)...........................................           23,870                *
William D. Savoy............................................               --               --
Alan Spoon..................................................               --               --
Thomas Unterman(8)..........................................            2,053                *
Traci Fleming(9)............................................            8,790                *
Daniel Marriott(10).........................................           16,709                *
Steven Trepp(11)............................................           34,376                *
All executive officers, directors and director nominees as a
  group (21 persons)(12)....................................       44,969,602             93.0

------------------------

   * Less than 1% of the outstanding Class A common stock.

 (1) The address of Messrs. Diller, Genachowski, Kaufman and Miller is: c/o USA Networks, Inc., 152 West 57th Street, 42nd Floor, New York, NY 10019. Except as otherwise indicated, the address of each of the other named individuals is: c/o Ticketmaster Online-Citysearch, Inc., 790 E. Colorado Boulevard, Suite 200, Pasadena, CA 91101.

 (2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Class A common stock shown as beneficially owned by them. Percentage of class is based on 48,349,437 shares of Class A common stock outstanding as of October 31, 2000, including options to purchase Class A common stock exercisable within 60 days of October 31, 2000. Amounts shown in the above table and the following notes include shares issuable upon exercise of stock options to purchase shares of Class A common stock which are exercisable within 60 days of October 31, 2000. Shares of Class A common stock be converted at any time into an equal number of shares of Class B common stock.

 (3) Includes 325,000 shares issuable upon exercise of stock options to purchase shares of Class A common stock which are exercisable by Mr. Conn within 60 days of October 31, 2000.

 (4) Includes 42,480,143 shares of Class A common stock beneficially owned by USA Networks, Inc., as to which Mr. Diller disclaims beneficial ownership.

 (5) Includes 472,562 shares of Class A common stock held by bill gross' idealab! Mr. Gross disclaims beneficial ownership of the shares held by bill gross' idealab!


 (6) Mr. Jacobson resigned effective January 5, 2001.


 (7) Includes 23,870 shares issuable upon exercise of stock options to purchase shares of Class A common stock which are exercisable by Mr. Pleasants within 60 days of October 31, 2000.

 (8) Includes 2,053 shares of Class A common stock held by The Thomas and Janet Unterman Living Trust dated 12/30/94.

 (9) Includes 8,790 shares issuable upon exercise of stock options to purchase shares of Class A common stock which are exercisable by Ms. Fleming within 60 days of October 31, 2000.

 (10) Includes 16,709 shares issuable upon exercise of stock options to purchase shares of Class A common stock which are exercisable by Mr. Marriott within 60 days of October 31, 2000. Does not includes options to purchase 730 shares of Class A common stock held and exercisable by Mr. Marriott's spouse within 60 days of October 31, 2000.

 (11) Includes 34,376 shares issuable upon exercise of stock options to purchase shares of Class A common stock which are exercisable by Mr. Trepp within 60 days of October 31, 2000.

 (12) See notes (3) through (11).

USA NETWORKS COMMON STOCK

    The following table sets forth, as of October 31, 2000, information relating to the beneficial ownership of the common stock of USA Networks by (1) each of our directors; (2) each of our Named Officers; and (3) all of our executive officers and directors as a group.

                                                                                        PERCENTAGE OF TOTAL
NAME AND ADDRESS OF BENEFICIAL OWNER(1)        NUMBER OF SHARES   PERCENT OF CLASS(2)     VOTING POWER(3)
---------------------------------------        ----------------   -------------------   -------------------
Terry Barnes(4)..............................        225,001                *                    **
Charles Conn.................................             --               --                    --
Barry Diller(5)..............................    153,448,380             37.1%                 73.5%
Julius Genachowski(6)........................         76,936                *                    **
Joseph Gleberman.............................             --               --                    --
William Gross................................             --               --                    --
Allen Grubman................................             --               --                    --
Lawrence Jacobson(7).........................         50,000                *                    **
Victor A. Kaufman(8).........................      1,345,338                *                    **
Bryan Lourd..................................             --               --                    --
Jon Miller(9)................................        384,200                *                    **
John Pleasants...............................             --               --                    --
William D. Savoy(10).........................        186,823                *                    **
Alan Spoon...................................             --               --                    --
Thomas Unterman..............................             --               --                    --
Traci Fleming................................             --               --                    --
Daniel Marriott..............................             --               --                    --
Steven Trepp.................................             --               --                    --
All executive officers and directors as a
  group (21 persons).........................    155,746,678             37.5                  73.6

------------------------

   * Less than 1% of the outstanding USA Networks common stock.

  ** Less than 1% of the total voting power of the USA Networks common stock and the Class B common stock of USA Networks, par value $.01 per share.

 (1) The address of Messrs. Diller, Genachowski, Kaufman and Miller is: c/o USA Networks, Inc., 152 West 57th Street, 42nd Floor, New York, NY 10019. Except as otherwise indicated, the address of each of the other named individuals is: c/o Ticketmaster Online-Citysearch, Inc., 790 E. Colorado Boulevard, Suite 200, Pasadena, CA 91101.


 (2) The percentage of beneficial ownership listed assumes the conversion of any shares of USA Networks Class B common stock beneficially owned by such listed person, but does not assume the conversion of USA Networks Class B common stock owned by any other person. Beneficial ownership has been determined in accordance with the rules of the Securities and Exchange Commission. Shares of USA Networks Class B common stock are convertible at any time into an equal number of shares of USA Networks common stock.


 (3) The percentage of votes for all classes is based on one vote for each share of USA Networks common stock and ten votes for each share of USA Networks Class B common stock, assuming no conversion of USA Networks Class B common stock.

 (4) Consists of options to acquire 190,001 shares of USA Networks common stock, which are exercisable by Mr. Barnes within 60 days of October 31, 2000, and restricted stock grants to acquire 65,000 shares of USA Networks common stock.

 (5) Liberty Media Corporation ("Liberty"), a subsidiary of AT&T Corp., Universal Studios, Inc. ("Universal"), The Seagram Company Ltd. ("Seagram"), USA Networks and Mr. Diller are parties to a stockholders agreement pursuant to which Liberty and Mr. Diller have formed BDTV INC., BDTV II INC., BDTV III INC. and BDTV IV INC., or together the "BDTV Entities," which entities, as of January 31, 2000, held 8,000,000, 31,236,444, 8,010,364 and 1,600,000 shares of USA Networks Class B common stock, respectively, and an aggregate of 44 shares of USA Networks common stock collectively. Includes 13,430,000 shares of USA Networks Class B common stock, and 18,181,308 shares of USA Networks common stock as to which Mr. Diller has general voting power and which are otherwise beneficially owned by Seagram. Includes 756,644 shares of USA Networks Class B common stock, and 24,838,738 shares of USA Networks common stock as to which Mr. Diller has general voting power and which are otherwise beneficially owned by Liberty. Also consists of 2,209,908 shares of USA Networks common stock owned by Mr. Diller, vested options to purchase 45,123,388 shares of USA Networks common stock, and 61,542 shares of USA Networks common stock held by a private foundation as to which Mr. Diller disclaims beneficial ownership. Pursuant to the stockholders agreement, Mr. Diller generally has the right to vote all of the shares of USA Networks stock held by the BDTV Entities, Seagram and Liberty. These figures do not include any unissued shares of USA Networks common stock or USA Networks Class B common stock issuable upon exchange of the shares of Home Shopping Network, Inc. held by Liberty HSN, Inc. and the shares of USANi LLC beneficially owned by Liberty or Seagram.

 (6) Consists of 936 shares of USA Networks common stock and options to acquire 46,000 shares of USA Networks common stock, which are exercisable by Mr. Genachowski within 60 days of October 31, 2000, and restricted stock grants to acquire 30,000 shares of USA Networks common stock.


 (7) Consists of restricted stock grants to acquire 50,000 shares of USA Networks common stock. Mr. Jacobson resigned effective January 5, 2001.


 (8) Consists of 34,338 shares of USA Networks common stock and options to purchase 1,281,000 shares of USA Networks common stock which are exercisable by Mr. Kaufman within 60 days of October 31, 2000, and restricted stock grants to acquire 30,000 shares of USA Networks common stock.

 (9) Consists of options to acquire 304,200 shares of USA Networks common stock, which are exercisable by Mr. Miller within 60 days of October 31, 2000, and restricted stock grants to acquire 80,000 shares of USA Networks common stock.

 (10) Consists of 58,000 shares of USA Networks common stock and options to purchase 128,823 shares of USA Networks common stock, which are exercisable by Mr. Savoy within 60 days of October 31, 2000.

USA NETWORKS CLASS B COMMON STOCK


    The following table sets forth, as of October 31, 2000, information relating to the beneficial ownership of USA Networks Class B common stock by (1) each of our directors; (2) each of our Named Officers; and (3) all of our executive officers and directors as a group.



NAME AND ADDRESS OF BENEFICIAL OWNER(1)                     PERCENTAGE OF CLASS   BENEFICIALLY OWNED(2)
---------------------------------------                     -------------------   ---------------------
Barry Diller(3) ..........................................          100%               63,033,452
  c/o USA Networks, Inc.
  152 West 57th Street, 42nd Floor
  New York, NY 10019......................................
Terry Barnes..............................................           --                        --
Charles Conn..............................................           --                        --
Julius Genachowski........................................
Joseph Gleberman..........................................           --                        --
William Gross.............................................           --                        --
Allen Grubman.............................................           --                        --
Lawrence Jacobson(4)......................................           --                        --
Victor A. Kaufman.........................................           --                        --
Bryan Lourd...............................................           --                        --
Jon Miller................................................           --                        --
John Pleasants............................................           --                        --
William D. Savoy..........................................           --                        --
Alan Spoon................................................           --                        --
Thomas Unterman...........................................           --                        --
Traci Fleming.............................................           --                        --
Daniel Marriott...........................................           --                        --
Steven Trepp..............................................           --                        --
All executive officers, directors and director nominees as
  a group (21 persons)....................................          100%               63,033,452


------------------------

(1) The address of Messrs. Diller, Genachowski, Kaufman and Miller is: c/o USA Networks, Inc., 152 West 57th Street, 42nd Floor, New York, NY 10019. Except as otherwise indicated, the address of each of the other named individuals is: c/o Ticketmaster Online-Citysearch, Inc., 790 E. Colorado Boulevard, Suite 200, Pasadena, CA 91101.

(2) All or any portion of shares of USA Networks Class B common stock may be converted at any time into an equal number of shares of USA Networks common stock.

(3) Liberty, Universal, Seagram, the parent of Universal, USA Networks and
    Mr. Diller are parties to the stockholders agreement, under which Liberty and Mr. Diller have formed the BDTV Entities which entities hold 8,000,000, 31,236,444, 8,010,364 and 1,600,000 shares of Class B common stock, respectively. Mr. Diller generally has the right to vote all of the shares of Class B common stock held by the BDTV Entities and the shares of Class B common stock held by Universal and Liberty. Mr. Diller owns all of the voting stock of the BDTV Entities and Liberty owns all of the non-voting stock, which non-voting stock represents in excess of 99% of the equity of the BDTV Entities. These figures do not include any unissued shares of USA Networks common stock or USA Networks Class B common stock issuable upon conversion of Liberty's Home Shopping Network, Inc. shares and USANi LLC shares beneficially owned by Liberty or Seagram.


(4) Mr. Jacobson resigned effective January 5, 2001.

                      WHERE YOU CAN FIND MORE INFORMATION

    The Securities and Exchange Commission allows us to "incorporate by reference" information that we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Information Statement, and the information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the following documents that we have filed with the Securities and Exchange Commission:

    - Annual Report on Form 10-K for the year ended December 31, 1999;

    - Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

    - Quarterly Report on Form 10-Q for the quarter ended June 30, 2000;

    - Quarterly Report on Form 10-Q for the quarter ended September 30, 2000;

    - Current Report on Form 8-K filed January 28, 2000;

    - Current Report on Form 8-K filed April 20, 2000;

    - Current Report on Form 8-K filed June 5, 2000;

    - Current Report on Form 8-K filed August 2, 2000;

    - Current Report on Form 8-K filed October 26, 2000;

    - Current Report on Form 8-K filed November 21, 2000; and

    - The description of our Class B common stock contained in our Registration Statement on Form 8-A (File No. 000-25041) filed on November 6, 1998, pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

    We are also incorporating by reference additional documents that we may file with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this Information Statement and the date we complete the proposed combination. You may request a copy of these filings at no cost, by writing or telephoning us at the following address and phone number:

               Ticketmaster Online-Citysearch, Inc.
               Attn: Chief Financial Officer
               790 E. Colorado Boulevard, Suite 200
               Pasadena, California 91101
               Telephone: (626) 405-0050

                                                                       EXHIBIT A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             CONTRIBUTION AGREEMENT

                                    BETWEEN

                               USA NETWORKS, INC.

                                      AND

                      TICKETMASTER ONLINE-CITYSEARCH, INC.

                         DATED AS OF NOVEMBER 20, 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS


                                                                           PAGE
                                                                         --------
ARTICLE I.  THE CONTRIBUTIONS

    1.1    The Contributions...........................................  A-4
    1.2    Closing.....................................................  A-5

ARTICLE II.  REPRESENTATIONS AND WARRANTIES OF PARENT

    2.1    Organization and Good Standing..............................  A-5
    2.2    Capitalization..............................................  A-5
    2.3    Due Authorization; Execution and Delivery...................  A-6
    2.4    Absence of Breach; No Conflict..............................  A-6
    2.5    Brokers.....................................................  A-6
    2.6    Commission Documents; Financial Information.................  A-6
    2.7    Approvals...................................................  A-7
    2.8    Benefit Arrangements........................................  A-7
    2.9    Transactions with Affiliates; Completeness of Assets........  A-8
    2.10   Absence of Changes; Conduct of Business.....................  A-9
    2.11   Claims and Legal Actions....................................  A-9
    2.12   Compliance with Laws........................................  A-10
           Intellectual Property; Proprietary Rights; Employee
    2.13   Restrictions................................................  A-10
    2.14   Certain Contracts...........................................  A-11
    2.15   Labor Matters...............................................  A-11
    2.16   Environmental Liability.....................................  A-11
    2.17   Properties..................................................  A-12
    2.18   Information Statement.......................................  A-12
    2.19   No Undisclosed Liabilities..................................  A-12
    2.20   Insurance...................................................  A-12

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF TMCS

    3.1    Organization, Standing, and Authority.......................  A-12
    3.2    Capitalization..............................................  A-13
    3.3    Due Authorization and Binding Obligation....................  A-13
    3.4    Absence of Conflicting Agreements; Consents.................  A-13
    3.5    Brokers.....................................................  A-14
    3.6    Commission Documents; Financial Information.................  A-14
    3.7    Opinion of Financial Advisor................................  A-14
    3.8    Information Statement.......................................  A-14

ARTICLE IV.  TAX MATTERS

    4.1    Tax Representations.........................................  A-14
    4.2    Tax Indemnification by TMCS.................................  A-15
    4.3    Tax Indemnification by Parent...............................  A-15
    4.4    Allocation of Certain Taxes.................................  A-15
    4.5    Filing Responsibility.......................................  A-15
    4.6    Refunds.....................................................  A-15
    4.7    Cooperation and Exchange of Information.....................  A-15
    4.8    Carrybacks; Tax Sharing Agreements..........................  A-17
    4.9    Survival....................................................  A-17
    4.10   Payments....................................................  A-17
    4.11   Timing Differences..........................................  A-17
    4.12   Definitions.................................................  A-17

                                                                           PAGE
                                                                         --------
ARTICLE V.  ADDITIONAL COVENANTS
    5.1    Information Statement.......................................  A-18
    5.2    Regulatory Matters..........................................  A-18
    5.3    Conduct of Business Prior to the Effective Time.............  A-18
    5.4    Forbearances................................................  A-18
    5.5    Information and Access......................................  A-19
    5.6    Reservation and Listing of TMCS Common Stock................  A-20
    5.7    Further Action..............................................  A-20
    5.8    Employees...................................................  A-20
    5.9    Representations and Warranties..............................  A-20
    5.10   Voting of Parent TMCS Shares................................  A-21
    5.11   Cash........................................................  A-21
    5.12   Audited Financial Statements................................  A-21
    5.13   TMC Realty..................................................  A-21
    5.14   Bank Accounts...............................................  A-21
    5.15   Consultation and Approved Transactions......................  A-21
    5.16   Relationship with PRC.......................................  A-22
    5.17   Notice of Certain Matters...................................  A-22
    5.18   Credit Facility.............................................  A-22
ARTICLE VI.  CONDITIONS
           Conditions to Each Party's Obligation to Effect the
    6.1    Contribution................................................  A-22
    6.2    Conditions to Parent's Obligations..........................  A-22
    6.3    Conditions to TMCS' Obligations.............................  A-23
ARTICLE VII.  SURVIVAL AND INDEMNIFICATION
    7.1    Survival....................................................  A-23
    7.2    Indemnification.............................................  A-24
    7.3    Third Party Claims..........................................  A-24
    7.4    Limitation on Indemnification...............................  A-24
    7.5    Remedies....................................................  A-25
ARTICLE VIII.  TERMINATION
    8.1    Termination by Mutual Written Consent.......................  A-25
    8.2    Termination by Parent or TMCS...............................  A-25
    8.3    Termination by Parent.......................................  A-25
    8.4    Termination by TMCS.........................................  A-25
    8.5    Effect of Termination.......................................  A-26
    8.6    Expenses....................................................  A-26
ARTICLE IX.  GENERAL
    9.1    Definitions.................................................  A-26
    9.2    Efforts to Proceed Promptly.................................  A-28
    9.3    Standards; Disclosure Schedules.............................  A-29
    9.4    Notices.....................................................  A-29
    9.5    Specific Enforcement........................................  A-30
    9.6    Severability................................................  A-30
    9.7    Entire Agreement............................................  A-30
    9.8    Amendment; Waiver...........................................  A-31
    9.9    Headings; References........................................  A-31
    9.10   Counterparts................................................  A-31
    9.11   Governing Law...............................................  A-31
    9.12   Public Announcement.........................................  A-31
    9.13   Third Party Beneficiaries...................................  A-31

                             CONTRIBUTION AGREEMENT

    CONTRIBUTION AGREEMENT (this "AGREEMENT"), dated as of November 20, 2000, between USA NETWORKS, INC., a Delaware corporation ("PARENT"), and TICKETMASTER ONLINE-CITYSEARCH, INC., a Delaware corporation ("TMCS") (Parent and TMCS, each, a "PARTY" and collectively, the "PARTIES"). Capitalized terms used herein without definition have the meanings ascribed to such terms in Article IX hereof.

                                R E C I T A L S

    WHEREAS, the Parties desire to combine the business and operations of Ticketmaster Group, Inc., an Illinois corporation and wholly owned subsidiary of Parent ("TM GROUP," and together with its Subsidiaries, the "CONTRIBUTED BUSINESSES"), with the business and operations of TMCS in order to capture the benefits of jointly operating the businesses of TM Group and TMCS;

    WHEREAS, Ticketmaster Corporation, an Illinois corporation and wholly owned subsidiary of TM Group ("TM"), owns 42,480,143 shares of TMCS Class A Common Stock and 1,302,401 shares of TMCS Class B Common Stock;

    WHEREAS, Parent and TMCS have each approved the terms and conditions of the Contributions, pursuant to the terms and subject to the conditions of this Agreement and the General Corporation Law of the State of Delaware (the "DGCL"), and each deems the Contributions advisable and in the best interests of each corporation;

    WHEREAS, a special committee of the Board of Directors of TMCS (the "SPECIAL COMMITTEE") has determined that the Contributions and the consideration given in exchange therefor are fair to, and in the best interests of, TMCS, and has recommended to the Board of Directors of TMCS that it approve the terms and conditions of the Contributions, including this Agreement;

    WHEREAS, the disinterested directors of TMCS have approved the terms and conditions of the Contributions in accordance with Section 144 of the DGCL; and

    WHEREAS, the Contributions are intended to qualify as an exchange described in Section 351 of the Code.

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

                                   ARTICLE I
                               THE CONTRIBUTIONS

    1.1. THE CONTRIBUTIONS. Upon the terms and subject to the conditions set forth herein, at the Closing, Parent shall cause to be contributed, transferred, assigned and conveyed (collectively, "CONTRIBUTE") to TMCS the Contributed Businesses as follows: (a) Parent shall cause TM to Contribute to TMCS all of TM's interest in the stock or other equity interests of the entities described in SCHEDULE 1.1(A) hereto (collectively, the "TM CONTRIBUTED SUBS"), in exchange for the issuance to TM of a number of shares of TMCS Class B Common Stock equal to the TM Share Number (the "TM CONTRIBUTION"), and (b) immediately following the TM Contribution, Parent shall Contribute to TMCS 100% of the outstanding capital stock of TM Group in exchange for the issuance to Parent of
(i) 42,480,143 shares of TMCS Class A Common Stock and (ii) a number of shares of TMCS Class B Common Stock equal to the Total Share Number (the "PARENT CONTRIBUTION," and together with the TM Contribution, the "CONTRIBUTIONS"). Notwithstanding the foregoing, if the parties determine that it is appropriate to Contribute certain other assets of TM specified on SCHEDULE 1.1(B) hereto as part of the

TM Contribution contemplated by (a) above, the TM Contribution shall include the contribution by TM to TMCS of such assets.

    1.2. CLOSING. Subject to the conditions set forth below, the closing of the Contributions (the "CLOSING") shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 on the date three (3) business days following the satisfaction or waiver of all of the conditions to the Parties' respective obligations to consummate the transactions contemplated hereby (other than those requiring the delivery of documents or the taking of other action at the Closing) or such earlier date or time as may be agreed upon by the Parties. The date on which the Closing is consummated is hereinafter called the "CLOSING DATE."

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF PARENT

    Except as disclosed in the Parent disclosure schedule delivered to TMCS concurrently herewith (the "PARENT DISCLOSURE SCHEDULE"), Parent represents and warrants to TMCS as follows:

    2.1. ORGANIZATION AND GOOD STANDING. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the entities comprising the Contributed Businesses (a) is duly organized and validly existing under the laws of its jurisdiction of organization, (b) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Parent Material Adverse Effect and (c) has or will have all requisite corporate or other power and authority to own or lease its properties and assets and to carry on its business as now conducted.

    2.2. CAPITALIZATION. (a) The authorized capitalization, number of outstanding shares (and similar information for non-stock forms of ownership) and shareholders (or other persons and entities with ownership interests) of each of the entities comprising the Contributed Businesses as of the date hereof is set forth on Section 2.2 of the Parent Disclosure Schedule. As soon as practicable following the date hereof, Parent shall make available to TMCS a list of the option holdings, as of October 31, 2000, of each employee of the Contributed Businesses as reflected in the database of the administrator of Parent's stock option plans. Each of the employees of the Contributed Businesses shall continue to hold after the Closing all of the Parent options (whether or not vested) such employee holds immediately prior to the Closing, in each case, in accordance with such employee's underlying award agreement. Except as set forth on Section 2.2 of the Parent Disclosure Schedule, as of the date hereof, there are no outstanding options, warrants, rights, puts, calls, commitments, or other contracts, arrangements or understandings issued by or binding upon the Contributed Businesses requiring or providing for, and there are no outstanding debt or equity securities of the Contributed Businesses which upon the conversion, exchange or exercise thereof would require or provide for, the purchase or issuance by any of the Contributed Businesses of any new or additional shares or ownership interests in the Contributed Businesses (or any other securities of the Contributed Businesses) which, with or without notice, lapse of time and/or payment of monies, are or would be convertible into or exercisable or exchangeable for shares or ownership interests in the Contributed Businesses. There are no preemptive or other similar rights available with respect to the Contributed Businesses or other securities of the Contributed Businesses.

    (b) Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Contributed Businesses, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever ("Liens"), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof except as set forth on Section 2.2 of the Parent Disclosure Schedule.

    2.3. DUE AUTHORIZATION; EXECUTION AND DELIVERY. The execution, delivery and performance of this Agreement and each of the agreements contemplated hereby and thereby and the consummation of the Contributions have been duly authorized by all necessary corporate or other action on the part of Parent and each of the Contributed Businesses (including such authorization as may be required so that no state anti-takeover statute or similar statute or regulation including, without limitation, Section 203 of the DGCL, is or becomes operative with respect to this Agreement or the transactions contemplated hereby), and no other corporate proceedings on the part of Parent or any of the Contributed Businesses are necessary to authorize this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Parent and constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except to the extent limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors' rights generally and by general equity principles, regardless of whether such enforceability is considered in a proceeding in equity or at law.

    2.4. ABSENCE OF BREACH; NO CONFLICT. Except as set forth on Section 2.4 of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby nor compliance by Parent with any of the terms or provisions hereof, will (a) violate any provision of the certificate of incorporation, by-laws, operating agreements or partnership agreements, as appropriate, of Parent or the Contributed Businesses or (b) assuming that the consents and approvals referred to in Section 2.7 are duly obtained, (i) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to any of the Contributed Businesses or any of the properties or assets of the Contributed Businesses or (ii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Contributed Businesses under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which any of the Contributed Businesses is a Party, or by which any of them or any of their respective properties or assets may be bound or affected, except, in the case of clause (b), for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have a Parent Material Adverse Effect.

    2.5. BROKERS. Other than Allen & Company, Incorporated, the fees of which shall be the responsibility of Parent, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Contributions based upon arrangements made by or on behalf of Parent or any of the Contributed Businesses.

    2.6.  COMMISSION DOCUMENTS; FINANCIAL INFORMATION.  (a) The Parent
Form 10-K in respect of the fiscal years ended December 31, 1999 and 1998 (the "PARENT FORMS 10-K") and each report, schedule, proxy, information statement or registration statement (including all exhibits and schedules thereto and documents incorporated by reference therein) filed by Parent or any of its predecessors with the Securities and Exchange Commission (the "COMMISSION") following December 31, 1999 and on or before the date hereof are collectively referred to as the "PARENT COMMISSION DOCUMENTS." As of their respective filing dates, with respect to the Contributed Businesses, (i) the Parent Commission Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission thereunder applicable to such Parent Commission Documents, and (ii) none of the Parent Commission Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date hereof) shall be deemed to modify information as of an earlier date. The segment information for "Ticketing Operations" included in the Parent Commission Documents (x) comply as of their respective dates in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q promulgated by the Commission), and (y) present fairly as of their respective dates, in all material respects, the results of operations of the Contributed Businesses (without giving effect to pro forma adjustments reflected on the Balance Sheet, as defined below) for each of the respective periods and each has been prepared in conformity with GAAP consistently applied during the periods involved except, in each case, as indicated in the notes thereto.

    (b) Parent has previously made available to TMCS copies of (i) the draft audited balance sheet of TM Group as of December 31, 1999 and 1998, and the related draft audited statement of operations for the years ended December 31, 1999 and 1998; and the unaudited historical financial statements referred to in this Section 2.6 (including the related notes, where applicable), which fairly present in all material respects the results of the consolidated operations and changes in stockholders' equity and consolidated financial positions of the applicable entity or entities or, as the case may be, its or their predecessors, for the respective fiscal periods or as of the respective dates therein set forth, subject to normal adjustments in the case of unaudited statements,
(ii) the unaudited pro forma balance sheet of the Contributed Businesses as of September 30, 2000 and (iii) the unaudited pro forma income statement of the Contributed Businesses for the nine months ended September 30, 2000 (the "INCOME STATEMENT"). The books and records of Parent and each of the Contributed Businesses have been, and are being, maintained in all material respects in accordance with GAAP or, with respect to businesses organized or operated outside the United States, such other generally accepted accounting standards as may be applicable outside the United States, in each case consistently applied, and any other applicable legal and accounting requirements and reflect only actual transactions, except as would not have a Parent Material Adverse Effect. The unaudited pro forma balance sheet of Contributed Businesses as of September 30, 2000, which is attached as Section 2.6(b) of the Parent Disclosure Schedule, is referred to herein as the "BALANCE SHEET," and September 30, 2000 is referred to herein as the "BALANCE SHEET DATE." The Balance Sheet and Income Statement are based on the historical financial statements of the Contributed Businesses as adjusted to reflect their investment in TMCS and TMC Realty Co., a California corporation ("TMC REALTY"), based on the equity method of accounting (the "PRO FORMA ADJUSTMENTS"). The pro forma statements should be read in conjunction with the audited and unaudited financial statements, including the related notes where applicable, of Parent. The Balance Sheet and Income Statement present fairly in all material respects the financial position of the Contributed Businesses at September 30, 2000 and the results of their operations for the nine months ended September 30, 2000, in each case, after giving effect to the pro forma adjustments.

    2.7. APPROVALS. Except (a) as set forth on Section 2.7 of the Parent Disclosure Schedule, and (b) for any filings, notices, applications and other information as may be required to be made or supplied pursuant to the HSR Act or the Exchange Act and approval of such filings, notices or applications, no notices, reports or other filings are required to be made by Parent or Contributed Businesses with, nor are any consents, registrations, applications, approvals, permits, licenses or authorizations required to be obtained by Parent or any of the Contributed Businesses from, any public or governmental authority or other third party in connection with the execution and delivery of this Agreement, and the consummation of the Contributions (other than consents that would not, if not given, have a Parent Material Adverse Effect). As promptly as practicable following the date hereof, Section 2.7 of the Parent Disclosure Schedule shall be amended to disclose any filings, notices or applications required to be made pursuant to state or foreign agencies in connection with the execution and delivery of this Agreement and the consummation of the Contributions.

    2.8. BENEFIT ARRANGEMENTS. (a) Section 2.8(a) of the Parent Disclosure Schedule contains a true and complete list of all material employee benefit plans or arrangements that cover any United States employee of the Contributed Businesses (the "CONTRIBUTED EMPLOYEES"), including employment, severance, or other similar contracts, arrangements or policies and each material plan or arrangement providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, stock purchases, or other forms of incentive compensation or post-retirement insurance, compensation, or benefits (collectively, "BENEFIT ARRANGEMENTS"). Such list also denotes all Benefit Arrangements maintained by the Contributed Businesses that do not provide benefits for other employees of Parent (the "CONTRIBUTED BENEFIT ARRANGEMENTS"). With respect to each Benefit Arrangement, Parent has provided or made available, or prior to the Closing Date will provide or make available, to TMCS true and complete copies of: (i) all Benefit Arrangement plan documents; and (ii) the most recent summary plan descriptions.

    (b) No Benefit Arrangement is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code, and no event has occurred that would be reasonably expected to result in any liability of the Contributed Businesses under Title IV of ERISA in connection with any employee benefit plan maintained by Parent or any entity that would be treated as a single employer with Parent under Section 414 of the Code or Section 4001(b)(A) or 4001(a)(14) of ERISA. No Benefit Arrangement provides post-retirement welfare benefits, except as required by law or which would not have a Parent Material Adverse Effect.

    (c) Except as set forth on Section 2.8(c) of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Contributions (including any terminations of employment in connection therewith) will, (i) increase any benefits otherwise payable to Contributed Employees under any Benefit Arrangement, (ii) result in the acceleration of the time of payment or vesting of any such payment, or (iii) obligate TMCS or the Contributed Businesses to make any payment to any Contributed Employee that will not be deductible as a result of the application of Section 280G of the Code.

    (d) Except as set forth on Section 2.8(d) of the Parent Disclosure Schedule, no controversies, disputes, or proceedings are pending, or to Parent's knowledge, threatened, between any of the Contributed Businesses or Benefit Arrangements and any Contributed Employee or any governmental agency (other than routine claims for benefits), which would be reasonably expected to have a Parent Material Adverse Effect.

    (e) Except where any such failure would not be reasonably expected to have a Parent Material Adverse Effect, all Contributed Benefit Arrangements (i) comply in all respects with applicable law, including but not limited to ERISA and the Code, (ii) have been administered in all respects in accordance with their terms, and (iii) have had made to them all required contributions. All Contributed Benefit Arrangements that are intended to be qualified under
Section 401(a) of the Code have received a favorable determination letter from the Internal Revenue Service that has not been revoked.

    (f) Except where the failure to do so would not have a Parent Material Adverse Effect, all benefit plans or arrangements that cover non-United States employees of the Contributed Businesses subject to or governed by the law of a jurisdiction outside of the United States ("FOREIGN BENEFIT ARRANGEMENTS") comply with applicable local law and are funded and/or book reserved (or otherwise appropriately reflected on the Balance Sheet) with respect to the non-United States employees of the Contributed Businesses in a manner sufficient to provide for accrued benefits according to reasonable actuarial or other applicable assumptions and valuations most recently used to determine employer contributions to or the funded status or book reserve of such Foreign Benefit Arrangements.

    2.9. TRANSACTIONS WITH AFFILIATES; COMPLETENESS OF ASSETS. Except as set forth on Section 2.9 of the Parent Disclosure Schedule, there are no material agreements between the Contributed Businesses, on the one hand, and Parent or any of its Subsidiaries (other than the entities comprising the Contributed Businesses), on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K. Except as set forth on Section 2.9 of the Parent Disclosures Schedule, with respect to the Contributed Businesses, neither Parent nor any of its Subsidiaries (other than the Contributed

Businesses) owns any asset, property or right, tangible or intangible, that is primarily used or held for use in the business or operations of the Contributed Businesses, other than such assets, properties and rights that will be included in the Contributed Businesses and provided that the Contributed Businesses do not include certain incidental businesses that are primarily related to the other businesses of Parent and its Subsidiaries (other than the Contributed Businesses). Except as set forth on Schedule 2.9 of the Parent Disclosure Schedule, the Contributed Businesses include all of the assets used or held for use by Parent and its Subsidiaries in connection with Parent's conduct of the business and operations of the Contributed Businesses, and the Contributed Businesses do not include any other assets.

    2.10. ABSENCE OF CHANGES; CONDUCT OF BUSINESS. Except as disclosed in the Parent Commission Documents, since the Balance Sheet Date, Parent and the Contributed Businesses have, in all material respects, conducted their business operations relating to the Contributed Businesses in the ordinary course, and there has not occurred any event or condition having or that is reasonably likely to have a Parent Material Adverse Effect. Without limiting the generality of the foregoing, other than as is disclosed in the Parent Commission Documents or on Section 2.10 of the Parent Disclosure Schedule, since the Balance Sheet Date there has not occurred:

    (a) any change or agreement to change the character or nature of the Contributed Businesses in any material respects;

    (b) other than in the ordinary course, any purchase, sale, transfer, assignment, conveyance or pledge of the assets or properties contained in the Contributed Businesses;

    (c) any waiver or modification by Parent or any of its Subsidiaries of any right or rights of substantial value, or any material payment, direct or indirect, in satisfaction of any liability with respect to the Contributed Businesses;

    (d) any change in the accounting principles, methods, practices or procedures followed by Parent or any of its Subsidiaries in connection with the Contributed Businesses or any change in the depreciation or amortization policies or rates theretofore adopted by Parent or any of its Subsidiaries in connection with the Contributed Businesses;

    (e) any grant or award of any options, warrants, conversion rights or other rights to acquire any shares of capital stock of any of the entities comprising the Contributed Businesses;

    (f) except for (i) such actions as are in the ordinary course of business,
(ii) actions required by applicable law, or (iii) liabilities that would not be the responsibility of the Contributed Businesses following the Closing, (A) any increase in the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee or director of the Contributed Businesses from the amount thereof in effect as of December 31, 1999, (B) the grant of any severance or termination pay, the entering into of any contract to make or grant any severance or termination pay or to pay any bonuses (other than customary year-end bonuses for fiscal year 2000, which bonuses shall be paid by Parent), or (C) any strike, work stoppage, slowdown, or other labor disturbance, which would have, either individually or in the aggregate, a Parent Material Adverse Effect;

    (g) to Parent's knowledge, any material breach, written notice of default or written notice that a third party will not renew, a material venue contract; or

    (h) any agreement with respect to any of the foregoing.

    2.11. CLAIMS AND LEGAL ACTIONS. Except as disclosed in the Parent Commission Documents or in Section 2.11 of the Parent Disclosure Schedule, there are no judicial, administrative, arbitral or other actions, suits, claims, inquiries, investigations or proceedings in respect of the Contributed Businesses or challenging the validity or propriety of the transactions contemplated by this Agreement (whether of a public or private nature) pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, which, individually or in the aggregate, would have a Parent Material Adverse Effect. Except as set forth on Section 2.11 of the Parent Disclosure Schedule, there is no injunction, order, judgment, decree or regulatory restriction imposed upon any of the Contributed Businesses or any of their assets that has had, or will have, either individually or in the aggregate, a Parent Material Adverse Effect.

    2.12. COMPLIANCE WITH LAWS. Parent and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of the Contributed Businesses under and pursuant to each, and have complied in all respects with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any governmental authority relating to the Contributed Businesses, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default will not, either individually or in the aggregate, have a Parent Material Adverse Effect.

    2.13.  INTELLECTUAL PROPERTY; PROPRIETARY RIGHTS; EMPLOYEE
RESTRICTIONS. (a) Except as set forth on Section 2.13 of the Parent Disclosure Schedule and except for registered copyrights, copyright registrations and copyright applications, trademark registrations and applications for registration, patents and patent applications, trademarks, service marks, trade names or Internet domain names (collectively, "INTELLECTUAL PROPERTY RIGHTS") owned by TMCS, Parent or its Subsidiaries owns or has the right to use all material Intellectual Property Rights used by Parent or its Subsidiaries principally in connection with the Contributed Businesses (the "CONTRIBUTED IP"), except for the absence of Intellectual Property Rights which would not, individually or in the aggregate, have a Parent Material Adverse Effect. Except as disclosed in the Parent Commission Documents, the Contributed IP is sufficient to carry on the Contributed Businesses as presently conducted. The Contributed Businesses have, or will have prior to the Closing Date, all of the ownership interests, and all of the license rights (on terms no less favorable to TMCS than those applicable to Parent or its Subsidiaries), of Parent and its Subsidiaries in and to the Contributed IP (PROVIDED, HOWEVER, that the Contributed Businesses shall have no right to use the "USA Networks" name, or names derivative thereof, which right is expressly retained by Parent). The present business activities or products of the Contributed Businesses do not infringe upon any Intellectual Property Rights of others, except as would not have a Parent Material Adverse Effect. Except as set forth on Section 2.13 of the Parent Disclosure Schedule, as of the date hereof, (i) Parent has not received any written notice or other claim, or to the knowledge of Parent, oral notice or claim, from any person asserting that any of Parent's present activities in connection with the Contributed Businesses infringe or may infringe upon any Intellectual Property Rights of such person, and (ii) there is not pending against Parent or any of its Subsidiaries, or to the knowledge of Parent, threatened, any claim relating to the foregoing except as would not reasonably be expected to have a Parent Material Adverse Effect.

    (b) (i) Parent or its Subsidiaries have, and the Contributed Businesses will have prior to the Closing Date, the right to use all trade secrets, client lists, hardware designs, programming processes, software and other information required for its services or its business as presently conducted by the Contributed Businesses; (ii) Parent or its Subsidiaries have taken all reasonable measures to protect and preserve the security and confidentiality of its trade secrets and other confidential information; and (iii) as of the date hereof, to the knowledge of Parent, all trade secrets and other confidential information of Parent or its Subsidiaries related to the Contributed Businesses are not part of the public domain or knowledge, nor, to the knowledge of Parent, have they been misappropriated by any person.

    (c) To the knowledge of Parent, no organization-sponsored research and development conducted by Parent or any of its Subsidiaries owns or has any claim of right to or ownership of or other encumbrance upon the Contributed IP. Except as set forth in Section 2.13 of the Parent Disclosure Schedule, Parent is not aware of any infringement by others of any of the Contributed IP, or any unlawful use of any of Parent's confidential information or trade secrets relating to the Contributed Businesses. To Parent's knowledge, Parent is not making unlawful use of any confidential information or trade secrets of any past or present employees, consultants or third party contractors of the Contributed Businesses.

    (d) Except as set forth in Section 2.13 of the Parent Disclosure Schedule, Parent has not granted any exclusive licenses to any Contributed IP or granted any non-exclusive licenses to Contributed IP, in each case, other than (i) to one or more of the Contributed Businesses, or
(ii) in the ordinary course of business.

    (e) Except as disclosed on Section 2.13 of the Parent Disclosure Schedule,
(i) no source code of any software included in the Contributed IP has been licensed or otherwise made available to any person except pursuant to source code license agreements made available to TMCS, (ii) no royalties, fees, honoraria or other payments are payable by Parent or its Subsidiaries to any person by reason of the ownership, use, sale, licensing, distribution or other exploitation of any software included in the Contributed IP other than in the ordinary course of business, and (iii) none of the software products included in the Contributed IP that Parent and its Subsidiaries has distributed to third parties, or that have been designed for commercial distribution, contain any software licensed by any other third party that has made such software (or other software from which such software is derived) available subject to the condition that a fee shall not be charged in connection with re-distributing or otherwise exploiting such software.

    2.14. CERTAIN CONTRACTS. (a) Parent has previously made, or will make, available to TMCS true and correct copies or summaries of all material agreements to which Parent or any of its Subsidiaries is a party and that relate to the Contributed Businesses. Each contract, arrangement, commitment or understanding of the type described in this Section 2.14(a), whether or not set forth in the Parent Disclosure Schedule, is referred to herein as a "PARENT CONTRACT," and neither Parent nor any of its Subsidiaries knows of, or has received written notice of, nor does Parent have knowledge of any oral notice of, any violation of the above by any of the other parties thereto which, either individually or in the aggregate, will have a Parent Material Adverse Effect.

    (b) (i) Each Parent Contract is valid and binding on Parent or any of its Subsidiaries, as applicable, and in full force and effect, (ii) Parent and each of its Subsidiaries have in all material respects performed the obligations required to be performed by them to date under each Parent Contract, except where such noncompliance, either individually or in the aggregate, will not have a Parent Material Adverse Effect, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Parent or any of its Subsidiaries under any such Parent Contract, except where such default, either individually or in the aggregate, will not have a Parent Material Adverse Effect.

    2.15. LABOR MATTERS. Except as disclosed in the Parent Commission Documents publicly filed prior to the date hereof or as set forth on
Section 2.15 of the Parent Disclosure Schedule, (i) none of the Contributed Businesses is a party to, or is otherwise bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, (ii) as of the date hereof, none of the Contributed Businesses are the subject of any material proceeding asserting that any of the Contributed Businesses has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization, and (iii) as of the date hereof, there is not pending or, to the knowledge of Parent, threatened, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving any of the Contributed Businesses.

    2.16. ENVIRONMENTAL LIABILITY. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition, on any of the Contributed Businesses of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or, to Parent's knowledge, threatened against any of the Contributed Businesses, which liability or obligation will, either individually or in the aggregate, have a Parent Material Adverse Effect. To the knowledge of Parent, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that will, individually or in the aggregate, have a Parent Material Adverse Effect. With respect to the Contributed Businesses, Parent is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that will have, either individually or in the aggregate, a Parent Material Adverse Effect.

    2.17. PROPERTIES. (a) None of the Contributed Businesses has received written notice of a default under any of their respective leases for real property, and no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of any such entity under any of such leases, except where the existence of such defaults, individually or in the aggregate, would not reasonably be likely to have a Parent Material Adverse Effect.

    (b) Except as set forth on Section 2.17 of the Parent Disclosure Schedule, with respect to each item of real property owned by the Contributed Businesses, except for such matters that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect: (i) such entity has good and clear record and marketable title to such property, insurable by a recognized national title insurance company at standard rates, free and clear of any lien, encumbrance, security interest, easement, covenant or other restriction, except for recorded easements, covenants and other restrictions which do not materially impair the current uses or occupancy of such property and mechanics' or materialmens' liens; and (ii) the improvements constructed on such property are in good condition, and all mechanical and utility systems servicing such improvements are in good condition, subject to ordinary wear and tear, and free in each case of material defects.

    2.18. INFORMATION STATEMENT. None of the information supplied or to be supplied by Parent or any of its Subsidiaries for inclusion or incorporation by reference in the Information Statement will at the time it is mailed to stockholders of TMCS or at the Closing contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading; PROVIDED, HOWEVER, that no representation is made with respect to information included in the Information Statement that was provided in writing by TMCS or its Subsidiaries.

    2.19. NO UNDISCLOSED LIABILITIES. Except for those liabilities that are fully reflected or reserved against on the Balance Sheet and for liabilities incurred in the ordinary course of business consistent with past practice, since the Balance Sheet Date, neither Parent nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate, has had or will have a Parent Material Adverse Effect.

    2.20. INSURANCE. All insurance policies covering the Contributed Businesses are in full force and effect and enforceable in accordance with their terms. None of Parent or any of the Contributed Businesses is in material default under the provisions of any such policy. As of the date hereof, neither Parent nor any of the Contributed Businesses has been refused, or denied renewal of, any insurance coverage with respect to the Contributed Businesses.

                                  ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF TMCS

    Except as disclosed in the TMCS disclosure schedule delivered to Parent concurrently herewith (the "TMCS DISCLOSURE SCHEDULE"), TMCS represents and warrants to Parent as follows:

    3.1. ORGANIZATION, STANDING, AND AUTHORITY. TMCS is a corporation duly organized, validly existing and in good standing under the laws of Delaware. TMCS has all requisite corporate power and authority to execute and deliver this Agreement and the documents contemplated hereby, and to perform and comply with all of the terms, covenants and conditions to be performed and complied with by it hereunder and thereunder.

    3.2. CAPITALIZATION. The authorized capitalization of TMCS as of the date hereof consists of: 100,000,000 shares of Class A Common Stock, $.01 par value per share ("TMCS CLASS A COMMON STOCK"), 250,000,000 shares of TMCS Class B Common Stock, $.01 par value per share ("TMCS CLASS B COMMON STOCK") and 2,883,506 shares of TMCS Class C Common Stock, $.01 par value per share ("TMCS CLASS C COMMON STOCK" and together with TMCS Class A Common Stock and TMCS
Class B Common Stock, "TMCS STOCK"), and 2,000,000 shares of preferred stock, $.01 par value per share, of TMCS ("TMCS PREFERRED STOCK"), of which, as of November 17, 2000, there were 47,931,654 shares of TMCS Class A Common Stock outstanding, 40,754,498 shares of TMCS Class B Common Stock outstanding, no shares of TMCS Class C Common Stock outstanding and no shares of TMCS Preferred Stock outstanding. Such shares outstanding on the date hereof are duly authorized, validly issued and fully paid and nonassessable. Except as set forth on Section 3.2 of the TMCS Disclosure Schedule or contemplated by this Agreement, as of November 17, 2000, there are no outstanding options, warrants, rights, puts, calls, commitments, or other contracts, arrangements, or understandings issued by or binding upon TMCS requiring or providing for, and there are no outstanding debt or equity securities of TMCS which upon the conversion, exchange or exercise thereof would require or provide for the issuance by TMCS of any new or additional shares of TMCS Stock (or any other securities of TMCS) which, with or without notice, lapse of time and/or payment of monies, are or would be convertible into or exercisable or exchangeable for shares of TMCS Stock. There are no preemptive or other similar rights available to the existing holders of TMCS Stock. Upon issuance of shares of TMCS Class A Common Stock and TMCS Class B Common Stock pursuant to this Agreement, such shares of TMCS Class A Common Stock and TMCS Class B Common Stock will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive or similar rights.

    3.3. DUE AUTHORIZATION AND BINDING OBLIGATION. (a) Subject to the next sentence below, the execution, delivery and performance of this Agreement, and each of the agreements contemplated hereby and thereby, and the consummation of the Contributions by TMCS (with respect to such agreements to which it is a party) have been duly authorized by all necessary corporate action on the part of TMCS. Except for obtaining the requisite vote of (i) the holders of TMCS Class A Common Stock, voting as a class, to approve the Certificate Amendment, and (ii) the holders of TMCS Class A Common Stock and TMCS Class B Common Stock, voting together as a single class, to approve the Certificate Amendment and the issuance of shares of TMCS Stock in connection with the Contributions, no other corporate proceedings on the part of TMCS are necessary to authorize this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by TMCS and constitutes the legal, valid and binding obligation of TMCS, enforceable against TMCS in accordance with its terms, except to the extent limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors' rights generally and by general equity principles regardless of whether such enforceability is considered in a proceeding in equity or at law.

    (b) The Board of Directors of TMCS, based on the recommendation of the Special Committee (which recommendation was a condition to the approval of the TMCS Board of Directors set forth in clause (i) of this sentence) has, prior to the execution of this Agreement, (i) approved this Agreement, the Contributions and the related transactions (including for purposes of Section 144 of the DGCL), (ii) determined that the Contributions, the consideration given in exchange therefor and the related transactions are fair to and in the best interests of TMCS and its public shareholders, and (iii) recommended approval of this Agreement, the Contributions and the related transactions. This Agreement, the Contributions and the related transactions have been approved by the vote of at least a majority of the disinterested directors (for purposes of Section 144 of the DGCL).

    3.4. ABSENCE OF CONFLICTING AGREEMENTS; CONSENTS. Subject to any filings, notices, applications and other information as may be required to be made or supplied pursuant to the HSR Act or the

Exchange Act, and except as contemplated by Section 3.3, the execution, delivery and performance of this Agreement, and the documents contemplated hereby and thereby, by TMCS (with or without the giving of notice, the lapse of time, or both): (a) do not require any notices, reports or other filings to be made by TMCS with any public or governmental authority, (b) do not require the consent of any third party (including any governmental or regulatory authority),
(c) will not conflict with any provision of the certificate of incorporation or by-laws of TMCS, each as amended, and (d) will not violate or result in a breach of, or contravene any law, judgment, order, ordinance, injunction, decree, rule, regulation or ruling of any court or governmental instrumentality applicable to TMCS except, in the case of clauses (a), (b) and (d), for violations, breaches, contraventions or conflicts, which would not have a TMCS Material Adverse Effect.

    3.5. BROKERS. Other than Salomon Smith Barney, the fees of which shall be the responsibility of TMCS, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Contributions based upon arrangements made by or on behalf of TMCS or the Special Committee.

    3.6. COMMISSION DOCUMENTS; FINANCIAL INFORMATION. The TMCS Form 10-K in respect of the fiscal years ended December 31, 1999 and 1998 (the "TMCS FORMS 10-K") and each report, schedule, proxy, information statement or registration statement (including all exhibits and schedules thereto and documents incorporated by reference therein) filed by TMCS or any of its predecessors with the Commission following December 31, 1999 and on or before the date hereof are collectively referred to as the "TMCS COMMISSION DOCUMENTS." As of their respective filing dates, (a) the TMCS Commission Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission thereunder applicable to such TMCS Commission Documents, and (b) none of the TMCS Commission Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date hereof) shall be deemed to modify information as of an earlier date.

    3.7. OPINION OF FINANCIAL ADVISOR. The Special Committee and the Board of Directors of TMCS have received the written opinion, dated as of the date hereof, of Salomon Smith Barney to the effect that the issuance of TMCS Stock pursuant to this Agreement in exchange for the Contributed Businesses is fair from a financial point of view to TMCS.

    3.8. INFORMATION STATEMENT. None of the information supplied or to be supplied by TMCS or any of its Subsidiaries for inclusion or incorporation by reference in the Information Statement will at the time it is mailed to stockholders of TMCS or at the Closing contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading; PROVIDED, HOWEVER, that no representation is made with respect to information included in the Information Statement that was provided in writing by Parent or its Subsidiaries. The Information Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the Commission thereunder.

                                   ARTICLE IV
                                  TAX MATTERS

    4.1. TAX REPRESENTATIONS. Parent represents and warrants to TMCS that all material Returns required to be filed for taxable periods ending on or prior to the Closing Date by the Contributed Businesses have been or will be filed in accordance with all applicable laws, and all Taxes due from the Contributed Businesses with respect to such periods have been or will be paid, except where the failure to so file or so pay would not, in the aggregate, have a Parent Material Adverse Effect.

    4.2. TAX INDEMNIFICATION BY TMCS. TMCS shall be liable for, and shall hold Parent and its Subsidiaries harmless from and against, any and all Taxes with respect to TMCS, any of its Subsidiaries or any of the Contributed Businesses for any taxable period, other than Taxes for which Parent is liable pursuant to
Section 4.3.

    4.3. TAX INDEMNIFICATION BY PARENT. Parent shall be liable for, and shall hold TMCS and its Subsidiaries harmless from and against: (i) any Taxes with respect to the Contributed Businesses for any period (or portion thereof) ending on or prior to the Closing Date, and (ii) any several liability under Treasury Regulation Section 1.1502-6 (or under any comparable or similar provision under state, local or foreign laws or regulations) with respect to any Consolidated Return Income Taxes. In the case of a taxable period beginning before and ending after the Closing Date, the amount of (a) personal, real and intangible property taxes ("PROPERTY TAXES") attributable to any period (or portion thereof) ending on or prior to the Closing Date (a "PRE-CLOSING PERIOD") shall be equal to the amount of such Property Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days during the taxable period that are in the Pre-Closing Period and the denominator of which is the number of days in the entire taxable period, and (b) Taxes (other than Property Taxes) for the Pre-Closing Period shall be computed as if such taxable period ended on the Closing Date.

    4.4. ALLOCATION OF CERTAIN TAXES. The Parties agree that if any entity transferred to TMCS is permitted but not required under applicable foreign, state or local Income Tax laws, respectively, to treat the Closing Date as the last day of a taxable period, such day shall be treated as the last day of a taxable period for purposes of such relevant Tax law.

    4.5. FILING RESPONSIBILITY. (a) Any Return with respect to the Contributed Businesses shall be prepared and filed by the person required under the law to file such Return.

    (b) With respect to any Income Tax Return required to be filed by TMCS or any of its Subsidiaries that could reasonably be expected to include or affect the Taxes for which Parent is liable under Section 4.3, TMCS shall deliver to Parent for its review, comment and approval (which approval shall not be unreasonably withheld) a copy of its proposed Return no later than thirty
(30) days prior to the due date (including extensions). With respect to any Income Tax Return required to be filed by Parent or any of its Subsidiaries that could reasonably be expected to include or affect the Taxes for which TMCS is liable under Section 4.2, Parent shall deliver to TMCS for its review, comment and approval (which approval shall not be unreasonably withheld) a copy of its proposed Return no later than thirty (30) days prior to the due date (including extensions).

    4.6. REFUNDS. (a) Parent shall be entitled to any refunds, and the benefit of any credits, of or with respect to any Taxes with respect to the Contributed Businesses for any period (or portion thereof) ending on or prior to the Closing Date (calculated based on a closing of the books of the Contributed Businesses as of the Closing Date). TMCS shall be entitled to any other refunds and credits of Taxes with respect to any of the Contributed Businesses for any taxable period.

    (b) TMCS shall promptly forward to Parent any refunds or credits received by TMCS or any of its Subsidiaries to which Parent is entitled under
Section 4.6(a). Parent shall promptly forward to TMCS any refunds or credits received by Parent (or any of its Subsidiaries) to which TMCS is entitled under
Section 4.6(a).

    4.7. COOPERATION AND EXCHANGE OF INFORMATION. (a) The Parties shall cooperate with one another with respect to matters related to Taxes. As soon as practicable, but in any event within thirty (30) days after request by Parent, from and after the Closing Date, TMCS shall provide Parent with such cooperation and shall deliver to Parent such information and data concerning the operations of the Contributed Businesses and make available such knowledgeable employees of the Contributed Businesses as Parent may reasonably request, in order to enable Parent to complete and file all Returns which it or any of its Subsidiaries may be required to file with respect to the operations and business of the Contributed Businesses or to respond to any audit or examination by any Taxing Authority ("TAX AUDIT") with respect to such operations. Such cooperation and information by or from TMCS shall include provision of powers of attorney for the purpose of signing Returns and defending audits and promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Taxing Authority that relate to the Contributed Businesses, and providing copies of all relevant Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Taxing Authority and records concerning the ownership and tax basis of property, which TMCS or its Subsidiaries may possess. As soon as practicable, but in any event within thirty
(30) days after request by TMCS, from and after the Closing Date, Parent shall provide TMCS with such cooperation and shall deliver to TMCS such information and data concerning the pre-Closing operations of the Contributed Businesses and make available such knowledgeable employees of Parent as TMCS may reasonably request, in order to enable TMCS to complete and file all Returns which it or any of its Subsidiaries may be required to file with respect to the operations and business of the Contributed Businesses or to respond to any Tax Audit with respect to such operations. Such cooperation and information by or from Parent shall include provision of powers of attorneys for the purpose of defending audits and promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Taxing Authority that relate to the Contributed Businesses, and providing copies of all relevant Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Taxing Authority and records concerning the ownership and Tax basis of property that Parent may possess. The Parties shall make their and their Subsidiaries' employees and facilities available on a mutually convenient basis to provide explanation of any documents or information provided hereunder.

    (b) For a period of seven (7) years after the Closing Date or such longer period as may be required by law, TMCS shall, and shall cause its Subsidiaries to, retain all, and neither destroy nor dispose of any, Returns, books and records (including computer files) of, or with respect to the activities of, the Contributed Businesses for all taxable periods ending on or prior to the Closing Date. Thereafter, TMCS shall not, and shall cause its Subsidiaries not to, destroy or dispose of any such Returns, books or records unless it first offers in writing to deliver such Returns, books and records to Parent (at the expense of Parent) and Parent fails to accept such offer within sixty (60) days of its being made.

    (c) The Parties shall cooperate in the preparation of all Returns relating in whole or in part to taxable periods ending on or before or including the Closing Date that are required to be filed after such date. Such cooperation shall include, but not be limited to, furnishing relevant portions of prior years' Returns or Return preparation packages illustrating previous reporting practices or containing historical information relevant to the preparation of such Returns, and furnishing such other information within such Party's possession reasonably requested by the person filing such Returns as is relevant to their preparation. In the case of any federal, state, local or foreign joint, consolidated, combined, unitary or group relief system Returns, such cooperation shall also relate to any other taxable periods in which one Party could reasonably require the assistance of another Party in obtaining any necessary information.

    (d) Parent shall have the right, at its own expense, to control any Tax Audit, initiate any claim for refund, contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment to the extent relating to any Income Taxes of the Contributed Businesses for any taxable period ending on or before the Closing Date. TMCS shall have the right, at its own expense, to control any other Tax Audit, initiate any other claim for refund, and contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment or proposed adjustment relating to all other Taxes with respect to the Contributed Businesses. Parent shall not settle any Tax Audit if such settlement would reasonably be expected to materially and adversely affect the Tax liability of TMCS without the prior written consent of TMCS, which consent shall not be unreasonably withheld. TMCS shall not settle any Tax Audit if such settlement would reasonably be expected to materially and adversely affect the Tax liability of Parent without the prior written consent of Parent, which consent shall not be unreasonably withheld. The Parties shall cooperate with one another in a manner comparable to that described for such Party in paragraph (a) of this Section to effect the purposes of this Section.

    4.8. CARRYBACKS; TAX SHARING AGREEMENTS. To the extent permitted by applicable law, the Contributed Businesses shall not carry back any deductions, losses or credits to a taxable period (or portion thereof) ending on or prior to the Closing Date with respect to any consolidated, combined, unitary or group relief system Taxes without the prior written consent of Parent. Any Tax sharing agreement between Parent or its Subsidiaries, other than TMCS or the Contributed Businesses, on the one hand, and any of the Contributed Businesses, on the other hand, shall be terminated as of the Closing Date and shall thereafter have no further effect for any taxable year.

    4.9. SURVIVAL. Notwithstanding any other provision of this Agreement, the provisions of this Article IV, other than Section 4.1, shall survive the Closing until the expiration of all applicable statutes of limitations.

    4.10. PAYMENTS. To the extent not paid prior to the Closing Date, in the case of Taxes of the Contributed Businesses for which Parent is liable pursuant to Section 4.3 other than Consolidated Return Income Taxes, Parent shall pay TMCS as a contribution to capital the amount of such Taxes on or prior to the date such Taxes are due to the relevant Taxing Authority. TMCS shall pay such amounts over, or shall cause such amounts to be paid over, to the Taxing Authority.

    4.11. TIMING DIFFERENCES. (a) In the event of any adjustment, including a final determination, of a Tax item attributable to the Contributed Businesses that results in a Tax benefit or Tax detriment for the account of one Party (the "ADJUSTED PARTY") and a corresponding Tax detriment or Tax benefit (the "CORRESPONDING ITEM") for the account of another Party (the "CORRESPONDING PARTY"), then, no later than five business days after the Corresponding Item is actually realized (i) if the Corresponding Item is a Tax benefit, the Corresponding Party shall pay the Adjusted Party and (ii) if the Corresponding
Item is a Tax detriment, the Adjusted Party shall pay the Corresponding Party, in each case, the lesser of the Tax benefit and the Tax detriment.

    (b) Section 4.11(a) shall not apply to any change in a Tax item arising as a result of a claim for refund initiated by the taxpayer.

    4.12. DEFINITIONS. For purposes of this Article IV, the following terms shall have the meanings ascribed to them below:

    (a) "CONSOLIDATED RETURN INCOME TAXES" shall mean any Income Taxes that are filed on a consolidated, combined, unitary or group relief system basis that include any of the Contributed Businesses, on the one hand, and Parent or any of its Subsidiaries, on the other hand.

    (b) "INCOME TAXES" means all Taxes based upon or measured by income.

    (c) "RETURNS" means returns, reports and forms required to be filed with any domestic or foreign Taxing Authority.

    (d) "SEPARATE RETURN INCOME TAXES" means Income Taxes other than Consolidated Return Income Taxes.

    (e) "TAX" or "TAXES" means (i) all taxes (whether federal, state, local or foreign) based upon or measured by income and any other tax whatsoever, including gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, or property taxes, together with any interest or penalties imposed with respect thereto and (ii) any obligations under any agreements or arrangements with respect to any Taxes described in clause (i) above.

    (f) "TAXING AUTHORITY" means any government authority having jurisdiction over the assessment, determination, collection, or other imposition of Tax.

                                   ARTICLE V
                              ADDITIONAL COVENANTS

    5.1. INFORMATION STATEMENT. (a) As promptly as practicable after the date of this Agreement, Parent and TMCS shall prepare, and TMCS shall file with the Commission, a preliminary information statement in form and substance reasonable satisfactory to each of Parent and TMCS relating to (i) the approval and adoption of an amendment to the certificate of incorporation of TMCS (the "CERTIFICATE AMENDMENT") in a form reasonably acceptable to the Parties to
(a) subject to applicable law, change the name of TMCS to "Ticketmaster" and
(b) increase the number of authorized shares of TMCS Class A Common Stock to 150,000,000 shares of TMCS Class A Common Stock, and (ii) the authorization of the issuance of TMCS Stock in accordance with this Agreement under the Bylaws of the NASD. TMCS agrees to use its reasonable best efforts, after consultation with Parent, to respond promptly to any comments of the Commission and to cause the information statement in definitive form (the "INFORMATION STATEMENT") to be mailed to its stockholders at the earliest practicable time. TMCS shall notify Parent promptly of the receipt of any comments from the Commission or its staff and of any request by the Commission or its staff for any amendments or supplements to the preliminary information statement or the Information Statement, and Parent and TMCS shall cooperate in filing with the Commission or its staff and, if required, TMCS shall mail to stockholders of TMCS, such amendment or supplement. The Information Statement shall comply in all material respects with all applicable requirements of law.

    5.2. REGULATORY MATTERS. Following the date hereof, Parent and TMCS shall file promptly any forms required under applicable law and take any other action reasonably necessary in connection with (a) obtaining the expiration or termination of the waiting periods under the HSR Act, if applicable to the Contributions, and (b) obtaining any approvals of any other governmental authorities that may be required with respect to the Contributed Businesses.

    5.3. CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME. During the time from the date of this Agreement to the Closing, except as expressly contemplated or permitted by this Agreement, or as disclosed in the Parent Disclosure Schedule, Parent and its Subsidiaries shall (a) conduct the Contributed Businesses in the ordinary course, (b) use their reasonable best efforts to maintain and preserve intact the business organization, employees and advantageous business relationships of the Contributed Businesses and retain the services of the officers and key employees of the Contributed Businesses, and (c) take no action which would adversely affect or delay the ability of the Contributed Businesses to obtain any necessary approvals of any regulatory or other governmental authority required for the Contributions or to perform its covenants and agreements under this Agreement or to consummate the Contributions or otherwise delay or prohibit consummation of the Contributions.

    5.4. FORBEARANCES. During the period from the date of this Agreement to the Closing, except as set forth on Section 5.4 of the Parent Disclosure Schedule or as disclosed in the Parent Commission Documents filed prior to the date hereof and, except as expressly contemplated by this Agreement, including, without limitation, Section 5.8 hereof, Parent shall not permit any of its Subsidiaries to, without the prior written consent of TMCS:

    (a) other than in the ordinary course of business and in amounts that are not material, incur any indebtedness on behalf of the Contributed Businesses, for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of the Contributed Businesses, on the one hand, to any of its Subsidiaries, on the other hand), or permit any of the Contributed Businesses to (i) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or (ii) make any loan or advance;

    (b) (i) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire or encumber, any shares of the capital stock or any other equity interests in or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of the capital stock of or other equity interests in any of the Contributed Businesses, PROVIDED, HOWEVER, that Parent shall be permitted to sweep or otherwise cause to be distributed cash from the Contributed Businesses in the manner contemplated by Section 5.11;

        (ii) grant any right to acquire, or any stock appreciation rights with respect to, any shares of the stock of or other equity interests in any entity included in the Contributed Businesses; or

        (iii) issue any additional shares of capital stock of or other equity interests in the Contributed Businesses.

    (c) other than (i) in the ordinary course of business consistent with past practice, (ii) as required by applicable law, (iii) pursuant to existing Benefit Arrangements or pursuant to pre-existing contractual commitments, or
(iv) pursuant to corporate severance policies in existence on the date hereof, increase in any manner the compensation or fringe benefits of any of the employees of the Contributed Businesses or pay any pension, severance or retirement allowance not required by any existing plan or agreement to any such employees or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of such employees, or accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation of such employees;

    (d) except in the ordinary course of business, settle any material claim, action or proceeding of the Contributed Businesses involving money damages, PROVIDED that such money damages are paid prior to the Closing;

    (e) knowingly take any action that would prevent or impede the Contributions from qualifying as an exchange qualifying under Section 351 of the Code;

    (f) take any action that is intended or reasonably expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Closing, or in any of the conditions to the Contributions set forth in Article VI hereof not being satisfied or in a violation of any other provision of this Agreement, except, in every case, as may be required by applicable law;

    (g) enter into any "non-compete" or similar agreement that would materially restrict the businesses of TMCS following consummation of the Contributions;

    (h) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any of the Contributed Businesses (other than as contemplated by the Contributions);

    (i) implement or adopt any change in its accounting principles, practices or methods as they relate to the Contributed Businesses, other than as may be required by GAAP or regulatory guidelines; or

    (j) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this
Section 5.4.

    5.5. INFORMATION AND ACCESS. (a) From the date hereof and continuing until the Closing, each of Parent, as to itself and its Subsidiaries, and TMCS, as to itself and its Subsidiaries, agrees that it shall afford and, with respect to clause (ii) below, shall cause its independent auditors to afford, (i) to the officers, independent auditors, counsel and other representatives of the other reasonable access to its properties, books, records (including Returns filed and those in preparation) and personnel in order that the other may have a full opportunity to make such investigation as it reasonably desires to make of the other consistent with their rights under this Agreement, and (ii) to the independent auditors of the other, reasonable access to the audit work papers and other records of its independent auditors. No investigation pursuant to this Section 5.5 shall affect or otherwise obviate or diminish any representations and warranties of any Party or conditions to the obligations of any Party. Except as required by law or stock exchange or NASD regulation, any information furnished pursuant to this Section 5.5 (including any information furnished to the other prior to the date hereof) shall be held in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreements.

    (b) From and after the Closing, each of Parent, as to itself and its Subsidiaries, on the one hand, and each of TMCS and its Subsidiaries, on the other hand, agrees that it shall afford to the officers, independent auditors, counsel and other representatives of the other reasonable access to its books, records and personnel for reasonable business purposes, one of which is so that the Party requesting access can prepare filings with respect to any periods prior to Closing, or respond to, negotiate, settle or litigate any claims related to the Contributed Businesses for which the requesting Party has any liability hereunder.

    5.6. RESERVATION AND LISTING OF TMCS COMMON STOCK. TMCS hereby covenants to Parent that it shall reserve and keep available out of its authorized but unissued shares of TMCS Class B Common Stock, such number of its duly authorized shares of TMCS Class B Common Stock as shall be sufficient to issue upon the exchange of all shares of TMCS Class A Common Stock held by Parent and its Subsidiaries. All shares of TMCS Class B Common Stock to be issued pursuant to this Agreement, including upon exchange of shares of TMCS Class A Common Stock for TMCS Class B Common Stock shall, upon issuance, be duly qualified for quotation for trading on The Nasdaq Stock Market.

    5.7. FURTHER ACTION. (a) Each of the Parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable law, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the Contributions contemplated hereby. Without limiting the generality of the foregoing, the Parties will work together in good faith and agree to use their reasonable best efforts to restructure one or more portions of the Contributions in a reasonably agreeable fashion to the extent necessary to enable the Parties to preserve and obtain the expected benefits of the Contributions contemplated hereby.

    (b) In the event that at any time or from time to time following the Closing Parent (or its Subsidiaries) shall receive or otherwise possess any asset that comprises part of the Contributed Businesses, or TMCS (or its Subsidiaries) shall receive or otherwise possess any asset that comprises the businesses of Parent other than the Contributed Businesses, such Party shall promptly use all reasonable efforts to transfer, or cause to be transferred, such asset to the Party so entitled thereto. Prior to any such transfer, the Party (or its Subsidiaries) possessing such asset shall hold such asset (and all earnings generated by such asset from and after the Closing) in trust for such other Party.

    5.8. EMPLOYEES. The Parties shall cooperate reasonably and in good faith in order to determine appropriate employee benefits and compensation arrangements (the "TMCS BENEFIT PLANS") for all Contributed Employees and all non-United States employees of the Contributed Businesses following the Closing. The Contributed Employees shall be given service credit under each TMCS Benefit Plan in which they are eligible to participate for all service with the Contributed Businesses and Parent (to the extent such credit was given under the applicable Benefit Arrangements) for purposes of eligibility, vesting and benefit accrual (other than benefit accrual under defined benefit plans) Parent and TMCS agree to cooperate reasonably and in good faith to lower any costs that may be borne by Parent or TMCS as a result of the contemplated Contributions and to cooperate reasonably and in good faith on other transition matters relating to the employees of the Contributed Businesses and their benefits.

    5.9. REPRESENTATIONS AND WARRANTIES. From the date hereof until the Closing Date, neither Parent nor TMCS shall take or omit to take any action that is intended or expected to result in any of the representations and warranties made by it in this Agreement being or becoming untrue in any material respect, or in any of the conditions to this Agreement set forth in Article VI not being satisfied or in violation of any provision of this Agreement.

    5.10. VOTING OF PARENT TMCS SHARES. Parent agrees that it shall, pursuant to an action by written consent, provide a written consent with respect to all shares of TMCS owned by it in favor of approval of (a) the issuance of TMCS Stock in exchange for the Contributed Businesses, (b) the Certificate Amendment and (c) any related matters to be acted upon by the TMCS stockholders in connection with the consummation of the Contributions.

    5.11. CASH. Until the Closing Date, Parent and its Subsidiaries shall be entitled to sweep all cash and shall manage the indebtedness, accounts and notes receivable, capital expenditures and the cash flows related to the Contributed Businesses in the ordinary course of business and consistent with past practice. Without limiting the foregoing, neither Parent nor any of its Subsidiaries shall accelerate the collection of its accounts and notes receivable with respect to the Contributed Businesses, increase the amount of time to pay any of its indebtedness or dispose of any material amount of the assets of the Contributed Businesses. Notwithstanding anything to the contrary in this Agreement, at the Closing, the current assets of the Contributed Businesses shall equal the current liabilities of the Contributed Businesses, in each case, determined in accordance with GAAP; PROVIDED, HOWEVER, that (i) any current assets relating to an Approved Transaction consummated prior to the Closing shall not be included as a current asset and any liabilities relating to an Approved Transaction shall not be included as a current liability for purposes of this Section 5.11,
(ii) the purchase price (excluding any assumed liabilities) relating to any Approved Transaction that is consummated prior to the Closing shall be included as a current asset for purposes of this Section 5.11, and (iii) any current assets or current liabilities of TMC Realty shall be excluded for purposes of this Section 5.11. If the current liabilities exceed the current assets, excluding cash, Parent agrees that either (i) the Contributed Businesses shall include an amount of cash equal to such excess, or (ii) Parent shall assume liabilities of the Contributed Businesses equal in value to such excess. If the current assets, excluding cash, exceed the current liabilities, the Parties agree that the Contributed Businesses will assume liabilities of Parent or its Subsidiaries (other than the Contributed Businesses) equal in value to such excess.

    5.12. AUDITED FINANCIAL STATEMENTS. Parent agrees that it shall, no later than five (5) days prior to the filing of the Information Statement with the Commission, deliver to TMCS audited financial statements of the Contributed Businesses as of and for the three years ended December 31, 1999.

    5.13. TMC REALTY. As soon as practicable following the date hereof, Parent shall cause TMC Realty to be converted into a limited liability company (as converted, "TMC REALTY LLC"), which converted entity shall be transferred to TMCS as part of the TM Contribution. Commencing on the day following the Closing Date and continuing until the 16th day following the Closing Date, Parent shall have the option (the "OPTION") to acquire, or cause a designated Subsidiary of Parent to acquire, TMC Realty LLC from TMCS in exchange for (i) the assumption of all of the liabilities (including all third party indebtedness and net intercompany indebtedness to Parent) of TMC Realty LLC existing immediately prior to the Closing, and (ii) promotional services equal in value to the excess of $28,800,000 over the liabilities assumed pursuant to clause (i) (collectively, the "TMC REALTY CONSIDERATION"). Commencing on the 30th day following the Closing Date and continuing until the 45th day following the Closing Date, in the event that Parent does not exercise the Option, TMCS shall have the right to sell TMC Realty LLC to Parent (or a designated Subsidiary of Parent) in exchange for the TMC Realty Consideration.

    5.14. BANK ACCOUNTS. At or prior to the Closing, none of the bank accounts of the Contributed Businesses shall have as authorized signatories thereto any employees of Parent or its Subsidiaries (other than those of the Contributed Businesses).

    5.15. CONSULTATION AND APPROVED TRANSACTIONS. Following the date hereof, senior management of TM and TMCS shall consult with each other prior to entering into any material contracts relating to their respective businesses, including, without limitation, settlement agreements with respect to outstanding litigation and employment arrangements. In addition, following the date hereof, none of the Contributed Businesses shall enter into any agreement to acquire any stock or assets of a third party without the prior approval of the TMCS Board of Directors (any such approved acquisition, an "APPROVED TRANSACTION").

    5.16. RELATIONSHIP WITH PRC. As soon as reasonably practicable following the date hereof, Parent shall cause the working arrangements between PRC, Inc. and the Contributed Businesses to be terminated.

    5.17. NOTICE OF CERTAIN MATTERS. Parent shall give prompt notice to TMCS of occurrence of any of the following events occurring after the date of this Agreement and before the Closing Date: (a) the institution of any governmental proceeding, lawsuit or other claim related to the Contributions or the Contributed Businesses which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect, (b) a written notice of any default under any material contract to which any of the Contributed Businesses is a party, or (c) any other event which individually or in the aggregate would have a Parent Material Adverse Effect. Each of Parent and TMCS shall give prompt notice to the other Party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Contributions.

    5.18. CREDIT FACILITY. TMCS shall use its best efforts to enter into one or more credit facilities that fulfills the condition set forth in
Section 6.3(c) hereof.

                                   ARTICLE VI
                                   CONDITIONS

    6.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE CONTRIBUTION. The respective obligations of the Parties to effect the Contributions shall be subject to the satisfaction, or waiver, at or prior to the Closing of the following conditions:

    (a) NO INJUNCTION; ILLEGALITY. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Contributions shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits, materially restricts or makes illegal consummation of the Contributions.

    (b) APPROVALS. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

    (c) INFORMATION STATEMENT. Twenty (20) calendar days shall have elapsed from the mailing of the Information Statement to TMCS' stockholders.

    (d) RELEASE FROM LIENS AND GUARANTEES. (i) The Credit Agreement shall have been amended to release the Contributed Businesses as guarantors thereunder as well as the related Liens against the Contributed Businesses, and (ii) the Liens of Wells Fargo Bank against the Contributed Businesses shall have been released. For purposes of this Section 6.1(d), Contributed Businesses shall exclude TMC Realty.

    6.2. CONDITIONS TO PARENT'S OBLIGATIONS. The obligations of Parent hereunder to consummate the Contributions are subject to the satisfaction, at or before the Closing, of each of the following conditions. These conditions are for the benefit of Parent and may be waived (in whole or in part) by Parent at any time in its sole discretion.

    (a) ACCURACY OF TMCS' REPRESENTATIONS AND WARRANTIES. The representations and warranties of TMCS set forth in this Agreement shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date (except for representations and warranties (i) made as of a specified date, which shall be true and correct as of such date, and (ii) that are qualified as to materiality or material adverse effect which shall be true and correct in all respects) with the same force and effect as though made at and as of such time. Parent shall have received a certificate signed on behalf of TMCS by an appropriate executive officer to such effect.

    (b) PERFORMANCE BY TMCS OF COVENANTS. TMCS shall have performed in all material respects all covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of TMCS by an appropriate executive officer to such effect.

    (c) FEDERAL TAX OPINION. Parent shall have received an opinion of Wachtell, Lipton, Rosen & Katz, dated the Closing Date, substantially to the effect that (i) the Contributions, taken together, will constitute an exchange described in Section 351(a) or 351(b) of the Code, and (ii) no gain or loss will be recognized by TM upon the receipt of shares of TMCS Stock in exchange for the stock or other equity interest in the TM Contributed Subs pursuant to the TM Contribution or by Parent upon the receipt of shares of TMCS Stock in exchange for the stock of TM Group pursuant to the Parent Contribution (except for gain, if any, that may be recognized by TM under Section 357(c) of the Code).

    6.3. CONDITIONS TO TMCS' OBLIGATIONS. The obligations of TMCS hereunder to consummate the Contributions are subject to the satisfaction, at or before the Closing, of each of the following conditions. These conditions are for the benefit of TMCS and may be waived (in whole or in part) by TMCS based on the recommendation of the Special Committee at any time in its sole discretion.

    (a) ACCURACY OF PARENT'S REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date (except for representations and warranties (i) made as of a specified date, which shall be true and correct as of such date, and (ii) that are qualified as to materiality or material adverse effect which shall be true and correct in all respects) with the same force and effect as though made at and as of such time. TMCS shall have received a certificate signed on behalf of Parent by an appropriate executive officer to such effect.

    (b) PERFORMANCE BY PARENT OF COVENANTS. Parent shall have performed in all material respects all covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing Date, and TMCS shall have received a certificate signed on behalf of Parent by an appropriate executive officer to such effect.

    (c) AVAILABLE CREDIT. TMCS shall have available to it one or more credit facilities providing for a minimum aggregate available credit thereunder of $25,000,000, or if such credit facilities are not available, Parent shall have provided to TMCS a line of credit with an aggregate available amount of $25,000,000 on the following terms: (i) at Parent's rate of borrowing,
(ii) payable upon demand following the three month anniversary of the Closing, and (iii) including other customary terms and conditions.

                                  ARTICLE VII
                          SURVIVAL AND INDEMNIFICATION

    7.1. SURVIVAL. All representations and warranties of the Parties contained in this Agreement or in any schedule hereto, or any certificate, document or other instrument delivered in connection herewith shall not survive the Closing, except for the representations and warranties set forth in Sections 2.2(b), 2.6 and 2.9, which shall survive until the six-month anniversary of the Closing. All covenants and agreements which by their terms contemplate performance after the Closing Date shall survive the Closing. The right to indemnification pursuant to this Article VII shall expire upon the expiration of the applicable survival period, if any (except to the extent written notice asserting a claim thereunder and describing such claim in reasonable detail (the "NOTICE") shall have been given to Parent by the TMCS Indemnified Party prior to such expiration), as set forth in this Section 7.1.

    7.2. INDEMNIFICATION. (a) From and after the Closing Date, subject to the limitation described below in Section 7.4, Parent shall indemnify TMCS, TMCS' affiliates (including, after the Closing, the Contributed Businesses), and each of their respective directors, officers, employees and agents (collectively, the "TMCS INDEMNIFIED PARTIES") from and against, and hold each of the TMCS Indemnified Parties harmless from, any damage, claim, loss, cost, liability or expense, including, without limitation, interest, penalties, reasonable attorneys' fees and expenses of enforcing the obligations hereunder, net of tax benefits and any recovery from any third party including, without limitation, insurance proceeds or other recovery actually received (collectively, "DAMAGES"), suffered, directly or indirectly (other than through any equity interest in TMCS), by any TMCS Indemnified Party by reason of, or arising out of, any breach of Section 2.2(b), 2.6 or 2.9 of this Agreement.

    (b) Except with respect to third party claims being defended in good faith or claims for indemnification with respect to which there exists a good faith dispute, Parent shall satisfy its obligations hereunder within thirty (30) days of receipt of the Notice. Any obligations of Parent under this Article VII shall be paid to TMCS, at the option of Parent, in (i) immediately available funds, or
(ii) a number of shares of TMCS Stock valued at the TMCS Class B closing stock price as of 4:00 p.m., Eastern Standard time, on the date of the applicable Notice.

    7.3. THIRD PARTY CLAIMS. If a claim by a third party is made against a TMCS Indemnified Party, and if such party intends to seek indemnity with respect thereto under this Article VII, such TMCS Indemnified Party shall promptly notify Parent in writing of such claims, setting forth such claims in reasonable detail. Parent shall be relieved of its indemnification obligations hereunder to the extent that notice is not delivered promptly and Parent is prejudiced thereby. Parent shall have twenty (20) days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the TMCS Indemnified Party shall cooperate with it in connection therewith; PROVIDED, HOWEVER, that the TMCS Indemnified Party may participate in such settlement or defense through counsel chosen by the TMCS Indemnified Party; PROVIDED that the fees and expenses of such counsel shall be borne by such TMCS Indemnified Party unless Parent shall have reasonably determined that representation by the same counsel would be inappropriate under the applicable standards of appropriate conduct due to actual or potential differing interests between them, and in that event, the fees and expenses of such counsel shall be paid by Parent. If Parent assumes such defense and the TMCS Indemnified Party chooses to employ separate counsel, the TMCS Indemnified Party agrees that Parent shall control such defense and shall cooperate with Parent in such defense and make available to Parent all pertinent records, materials and information in its possession or under its control relating thereto as is reasonably requested by Parent. So long as Parent is reasonably contesting any such claim in good faith, the TMCS Indemnified Party shall not pay or settle any such claim without the consent of Parent. If Parent does not notify the TMCS Indemnified Party within twenty (20) days after receipt of the Notice that it elects to undertake the defense thereof, the TMCS Indemnified Party shall have the right to contest, settle or compromise the claim, but shall not thereby waive any right to indemnity therefore pursuant to this Agreement. Parent shall not, except with the consent of the TMCS Indemnified Party, enter into any settlement that does not include as an unconditional term thereof the giving by the party or parties asserting such claim to all TMCS Indemnified Parties of an unconditional release from all liability with respect to such claim or consent to entry of any judgment. Notwithstanding the foregoing, the TMCS Indemnified Party shall have the right to pay or settle any such claim, PROVIDED that in such event it shall waive any right to indemnity therefor by Parent.

    7.4. LIMITATION ON INDEMNIFICATION. (a) Notwithstanding the foregoing, Parent shall not be obligated to indemnify any TMCS Indemnified Party under this
Article VII unless and until the aggregate of all Damages suffered by all TMCS Indemnified Parties hereunder exceeds $10,000,000 (the "THRESHOLD AMOUNT"), whereupon, provided that the other requirements of this Article VII have been complied with, any and all Damages in excess of the Threshold Amount shall become due and payable.

    (b) The total indemnity obligations of Parent under this Article VII shall not exceed the sum of $100,000,000 (the "CAP").

    7.5. REMEDIES. The remedies in this Article VII shall be the exclusive remedies of TMCS with respect to any breach by Parent of its representations or warranties pursuant to this Agreement or otherwise arising out of this Agreement, regardless of the theory or the cause of action plead, except for the remedies of specific performance, injunction and other equitable relief; PROVIDED that the provisions of this Article VII shall not affect the obligations of Parent with respect to breaches of any covenants or agreements contained in this Agreement or the rights of the parties set forth in
Article IV of this Agreement.

                                  ARTICLE VIII
                                  TERMINATION

    8.1. TERMINATION BY MUTUAL WRITTEN CONSENT. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, for any reason, at any time prior to the Closing Date, by the mutual written consent of Parent and TMCS based on the recommendation of the Special Committee.

    8.2. TERMINATION BY PARENT OR TMCS. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by the unilateral action of either Parent or TMCS on the recommendation of the Special Committee if and to the extent that (a) the Closing shall not have occurred at or prior to 5:00 p.m., Eastern Standard time, on May 15, 2001; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 8.2 shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date; or (b) any court or governmental authority of competent jurisdiction shall have issued an order, decree, writ or ruling or taken any other action, or there shall be in effect any statute, rule or regulation, permanently restraining, enjoining or otherwise prohibiting the Contributions.

    8.3. TERMINATION BY PARENT. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by action of Parent, if
(a) TMCS shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by TMCS at or prior to such date of termination, and TMCS shall not, within a reasonable period of time after notice of such failure, have cured or commenced prompt and diligent measures which would promptly cure such failure, or (b) there shall have been a misrepresentation or breach by TMCS with respect to any representation or warranty made by it in this Agreement which would entitle Parent not to consummate the transactions contemplated hereby under
Article VI and such misrepresentation or breach cannot be cured prior to the Closing Date.

    8.4. TERMINATION BY TMCS. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by action of TMCS on the recommendation of the Special Committee, if (a) Parent shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by Parent at or prior to such date of termination, and Parent shall not, within a reasonable period of time after notice of such failure, have cured or commenced prompt and diligent measures which would promptly cure such failure, or (b) there shall have been a misrepresentation or breach by Parent with respect to any representation or warranty made by it in this Agreement which would entitle TMCS not to consummate the transactions contemplated hereby under Article VI and such misrepresentation or breach cannot be cured prior to the Closing Date.

    8.5. EFFECT OF TERMINATION. In the event of termination of this Agreement by either Parent or TMCS as provided in this Article VIII, this Agreement shall forthwith become void and have no effect, and none of Parent, TMCS, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (a) Sections 5.5, 8.5, 8.6, 9.1 and 9.4 shall survive any termination of this Agreement, and
(b) notwithstanding anything to the contrary contained in this Agreement, no Party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

    8.6. EXPENSES. Except as provided in Sections 2.5 and 3.5 hereof, each Party shall be responsible for the payment of any expenses incurred by such Party (or any of its Subsidiaries) in connection with this Agreement and the transactions contemplated hereby.

                                   ARTICLE IX
                                    GENERAL

    9.1. DEFINITIONS. The capitalized terms used herein shall have the respective meanings assigned to such terms set forth below (such definitions to be equally applicable to both the singular and plural forms of the terms defined):

     (a) "AGREEMENT" shall have the meaning set forth in the Preamble;

     (b) "APPROVED TRANSACTION" shall have the meaning set forth in
Section 5.15;

     (c) "BALANCE SHEET" shall have the meaning set forth in Section 2.6(b);

     (d) "BALANCE SHEET DATE" shall have the meaning set forth in
Section 2.6(b);

     (e) "BENEFIT ARRANGEMENTS" shall have the meaning set forth in
Section 2.8(a);

     (f) "CAP" shall have the meaning set forth in Section 7.4(b);

     (g) "CERTIFICATE AMENDMENT" shall have the meaning set forth in
Section 5.1;

     (h) "CLOSING" shall have the meaning set forth in Section 1.2;

     (i) "CLOSING DATE" shall have the meaning set forth in Section 1.2;

     (j) "CODE" shall mean the Internal Revenue Code of 1986, as amended;

     (k) "COMMISSION" shall have the meaning set forth in Section 2.6(a);

     (l) "CONFIDENTIALITY AGREEMENTS" shall have the meaning set forth in
Section 9.7;

    (m) "CONSOLIDATED RETURN INCOME TAXES" shall have the meaning set forth in
Section 4.11(a);

     (n) "CONTRIBUTE" shall have the meaning set forth in Section 1.1;

     (o) "CONTRIBUTED BENEFIT ARRANGEMENTS" shall have the meaning set forth in
Section 2.8(a);

     (p) "CONTRIBUTED BUSINESSES" shall have the meaning set forth in the Recitals;

     (q) "CONTRIBUTED EMPLOYEES" shall have the meaning set forth in
Section 2.8(a);

     (r) "CONTRIBUTED IP" shall have the meaning set forth in Section 2.13(a);

     (s) "CONTRIBUTIONS" shall have the meaning set forth in Section 1.1;

     (t) "CREDIT AGREEMENT" shall mean that Credit Agreement, dated
February 12, 1998, among Parent, USANi LLC, as Borrower, Various Lenders, The Chase Manhattan Bank as Administrative Agent, Syndication Agent and Collateral Agent, and Bank of America National Trust & Savings Association and The Bank of New York as Co-Documentation Agents, as amended;

     (u) "DAMAGES" shall have the meaning set forth in Section 7.2;

     (v) "DGCL" shall have the meaning set forth in the Recitals.

     (w) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

     (x) "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934 and the regulations promulgated thereunder, each as amended;

     (y) "FOREIGN BENEFIT ARRANGEMENTS" shall have the meaning set forth in
Section 2.8(f);

     (z) "GAAP" shall mean United States generally accepted accounting principles;

    (aa) "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the regulations promulgated thereunder, each as amended;

    (bb) "INCOME STATEMENT" shall have the meaning set forth in Section 2.6(b);

    (cc) "INCOME TAXES" shall have the meaning set forth in Section 4.11(b);

    (dd) "INFORMATION STATEMENT" shall have the meaning set forth in
Section 5.1;

    (ee) "INTELLECTUAL PROPERTY RIGHTS" shall have the meaning set forth in
Section 2.13(a);

     (ff) "KNOW" or "KNOWLEDGE" shall mean, (i) with respect to Parent, the knowledge of the senior management of Parent, TM Group or TM, and (ii) with respect to TMCS, the knowledge of the senior management of TMCS;

    (gg) "LIENS" shall have the meaning set forth in Section 2.2;

    (hh) "NASD" shall mean the National Association of Securities
Dealers, Inc.;

     (ii) "NOTICE" shall have the meaning set forth in Section 7.2(b);

     (jj) "OPTION" shall have the meaning set forth in Section 5.13;

    (kk) "PARENT" shall have the meaning set forth in the Preamble;

     (ll) "PARENT COMMISSION DOCUMENTS" shall have the meaning set forth in
Section 2.6(a);

   (mm) "PARENT CONTRACT" shall have the meaning set forth in Section 2.14(a);

    (nn) "PARENT CONTRIBUTION" shall have the meaning set forth in Section 1.1;

    (oo) "PARENT DISCLOSURE SCHEDULE" shall have the meaning set forth in
Article II;

    (pp) "PARENT FORMS 10-K" shall have the meaning set forth in
Section 2.6(a);

    (qq) "PARENT MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on (i) the business, operations, results of operations, or financial condition of the Contributed Businesses considered as a whole or (ii) the ability of Parent to timely consummate the Contribution;

    (rr) "PARTIES" shall have the meaning set forth in the Preamble;

    (ss) "PARTY" shall have the meaning set forth in the Preamble;

     (tt) "PRO FORMA ADJUSTMENTS" shall have the meaning set forth in
Section 2.6(b);

    (vv) "SEPARATE RETURN INCOME TAXES" shall have the meaning set forth in
Section 4.11(d);

   (ww) "SPECIAL COMMITTEE" shall have the meaning set forth in the Recitals.

    (xx) "SUBSIDIARY", and collectively, "SUBSIDIARIES," shall mean each corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by the Party in question; PROVIDED, HOWEVER, that for purposes of this Agreement, the Subsidiaries of Parent or TM shall not include TMCS and its Subsidiaries;

    (yy) "TAX AUDIT" shall have the meaning set forth in Section 4.7(a);

    (zz) "TAX" or "TAXES" shall have the meaning set forth in Section 4.11(e);

   (aaa) "TAXING AUTHORITY" shall have the meaning set forth in
Section 4.11(g);

   (bbb) "THRESHOLD AMOUNT" shall have the meaning set forth in Section 7.4(a);

   (ccc) "TM" shall have the meaning set forth in the Recitals;

   (ddd) "TM CONTRIBUTED SUBS" shall have the meaning set forth in Section 1.1;

   (eee) "TM CONTRIBUTION" shall have the meaning set forth in Section 1.1;

    (fff) "TM GROUP" shall have the meaning set forth in the Recitals;

   (ggg) "TM SHARE NUMBER" shall equal a number of shares of TMCS Class B Common Stock that represents the fair market value of the TM Contributed Subs and other assets, if any, of TM being contributed to TMCS in the TM Contribution, as mutually agreed to by the Parties;

   (hhh) "TMC REALTY" shall have the meaning set forth in Section 2.6(b);

    (iii) "TMC REALTY CONSIDERATION" shall have the meaning set forth in
Section 5.13;

    (jjj) "TMC REALTY LLC" shall have the meaning set forth in Section 5.13;

   (kkk) "TMCS" shall have the meaning set forth in the Preamble;

    (lll) "TMCS BENEFIT PLANS" shall have the meaning set forth in Section 5.8;

 (mmm) "TMCS CLASS A COMMON STOCK" shall have the meaning set forth in
Section 3.2;

   (nnn) "TMCS CLASS B COMMON STOCK" shall have the meaning set forth in
Section 3.2;

   (ooo) "TMCS CLASS C COMMON STOCK" shall have the meaning set forth in
Section 3.2;

   (ppp) "TMCS COMMISSION DOCUMENTS" shall have the meaning set forth in
Section 3.6;

   (qqq) "TMCS DISCLOSURE SCHEDULE" shall have the meaning set forth in
Article III;

    (rrr) "TMCS FORMS 10-K" shall have the meaning set forth in Section 3.6;

    (sss) "TMCS INDEMNIFIED PARTIES" shall have the meaning set forth in
Section 7.2(a);

    (ttt) "TMCS MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on
(i) the business, operations, results of operations, or financial condition of TMCS and its Subsidiaries, taken as a whole, or (ii) the ability of TMCS to timely consummate the Transactions;

   (uuu) "TMCS PREFERRED STOCK" shall have the meaning set forth in
Section 3.2;

   (vvv) "TMCS STOCK" shall have the meaning set forth in Section 3.2; and

  (www) "TOTAL SHARE NUMBER" shall mean the sum of 52,000,000 and 1,302,401.

    9.2. EFFORTS TO PROCEED PROMPTLY. Each of the Parties agrees to use its respective reasonable best efforts to take all such action (including, without limitation, executing such other agreements and instruments, and making such filings, including filings required under the HSR Act, if any) as may be necessary or appropriate in order to effectuate the Contributions as promptly as practicable. Each Party to this Agreement agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments, agreements and documents and to do all such other acts and things, as may be required by law or as, in the opinion of the Parties, may be necessary or advisable to carry out the intent and purposes of this Agreement. Each Party agrees that it will act diligently and in good faith to carry out its respective obligations under this Agreement.

    9.3. STANDARDS; DISCLOSURE SCHEDULES. Prior to the execution and delivery of this Agreement, Parent delivered the Parent Disclosure Schedule to TMCS, and TMCS delivered the TMCS Disclosure Schedule to Parent. Each disclosure schedule sets forth, among other things, items, the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such Party's representations or warranties contained in Article II, Article III or
Section 4.1, or to one or more of such Party's covenants contained in
Article V; PROVIDED, HOWEVER, that notwithstanding anything in this Agreement to the contrary, (a) no such item is required to be set forth in a disclosure schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard set forth in Section 6.2(a) or 6.3(a), and (b) the mere inclusion of an item in a disclosure schedule as an exception to a representation or warranty shall not be deemed an admission by a Party that such item represents a material exception or a material fact, event or circumstance or that such item has had or would have had a Material Adverse Effect with respect to Parent or TMCS, as the case may be; PROVIDED, FURTHER, that no disclosure schedule or other information, or modification thereof, that is provided following the execution and delivery of this Agreement by the Parties hereto shall be deemed to modify any representation, warranty or covenant set forth herein.

    9.4. NOTICES. Any notices, requests, demands or other communications to be given by a Party hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or by facsimile transmission, in either case with receipt acknowledged, or three (3) days after being sent by registered or certified mail, return receipt requested, postage prepaid, addressed (until another address is supplied by notice duly given hereunder) as follows:

    If given to Parent:

        USA Networks, Inc.
        152 West 57th Street
        New York, NY 10019
        Attention: General Counsel
        Facsimile: (212) 314-7329

        and

        Ticketmaster Group, Inc.
        3701 Wilshire Boulevard
        Los Angeles, CA 90010
        Attention: General Counsel
        Facsimile: (213) 382-2416

    with a copy to:

        Wachtell, Lipton, Rosen & Katz
        51 West 52nd Street
        New York, NY 10019
        Attention: Pamela S. Seymon, Esq.
        Facsimile: (212) 403-2000

    If given to TMCS:

        Ticketmaster Online-Citysearch, Inc.
        790 East Colorado Boulevard
        Suite 200
        Pasadena, CA 91101
        Attention: General Counsel
        Facsimile: (626) 405-9929

    with copies to:

        Munger, Tolles & Olson LLP
        355 South Grand Avenue
        35th Floor
        Los Angeles, CA 90071
        Attention: Robert Denham, Esq.
        Facsimile: (213) 687-3702

        and

        Gibson, Dunn & Crutcher LLP
        333 S. Grand Avenue
        Los Angeles, CA 90071
        Attention: Kenneth M. Doran, Esq.
        Facsimile: (213) 229-7520

    9.5. SPECIFIC ENFORCEMENT. Each of the Parties hereto recognizes and agrees that, in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, immediate irreparable injury would be suffered by the non-breaching Party for which there is no adequate remedy at law. It is accordingly agreed that in the event of a failure by a Party to perform its obligations under this Agreement, the non-breaching Party shall be entitled to specific performance through injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically the provisions of this Agreement in any action instituted in any court having subject matter jurisdiction, in addition to any other remedy to which such Party may be entitled, at law or in equity.

    9.6. SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. The exercise of any rights or obligations hereunder shall be subject to such reasonable delay as may be required to prevent a Party from incurring any liability under the federal securities laws, and the Parties agree to cooperate in good faith in respect thereof.

    9.7. ENTIRE AGREEMENT. This Agreement, the schedules and exhibits hereto, any documents delivered hereunder and the Confidentiality Agreements, each dated October 31, 2000, between Parent and TMCS (the "CONFIDENTIALITY AGREEMENTS"), constitute the entire agreement between the Parties and supersede any prior agreement or understanding between the Parties with respect to the subject matter hereof.

    9.8. AMENDMENT; WAIVER. Except as provided otherwise herein, this Agreement may not be amended nor may any rights hereunder be waived except by an instrument in writing signed by each of Parent and TMCS. Any amendment or waiver of rights hereunder on behalf of TMCS shall be taken only by the Special Committee.

    9.9. HEADINGS; REFERENCES. Article headings are inserted for convenience and reference purposes only, and are not and shall not be deemed to be a part of this Agreement or affect any meaning or interpretation hereof. References herein to "the date hereof," "the date of this Agreement," and similar references are to November 20, 2000.

    9.10. COUNTERPARTS. This Agreement may be executed in one or more counterpart copies and by facsimile, each of which shall be considered an original, but together shall constitute one agreement.

    9.11. GOVERNING LAW. This Agreement and all matters collateral hereto shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of law principles thereof.

    9.12. PUBLIC ANNOUNCEMENT. So long as this Agreement is in effect, each of Parent and TMCS agree to consult with each other before issuing any press release or otherwise making any public statement with respect to the Contributions, and neither Parent nor TMCS will issue any press release or make any such public statement with respect to the Contributions without the consent of the other Party, except as may be required by law (including, without limitation, disclosure required in public filings required to be made by Parent or TMCS) or the requirements of the NASD or any securities exchange.

    9.13. THIRD PARTY BENEFICIARIES. Nothing contained in this Agreement is intended to or shall confer upon any person other than the Parties any rights or remedies hereunder.

                                  *    *    *

    IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                                       USA NETWORKS, INC.

                                                       By:            /s/ JULIUS GENACHOWSKI
                                                            -----------------------------------------
                                                                        Julius Genachowski
                                                            SENIOR VICE PRESIDENT AND GENERAL COUNSEL

                                                       TICKETMASTER ONLINE-CITYSEARCH, INC.

                                                       By:              /s/ JOHN PLEASANTS
                                                            -----------------------------------------
                                                                          John Pleasants
                                                                     CHIEF EXECUTIVE OFFICER

[LOGO]


                                                                       EXHIBIT B


                                                               November 20, 2000

Special Committee of the Board of Directors
Ticketmaster Online-CitySearch, Inc.
790 East Colorado Boulevard
Suite 200
Pasadena, CA 91101

    Ladies and Gentlemen:

    You have requested our opinion as to the fairness, from a financial point of view, to Ticketmaster Online-CitySearch, Inc. (the "Company") of the consideration to be paid by the Company in connection with the proposed acquisition (the "Proposed Acquisition") of the business and operations of Ticketmaster Group, Inc. ("TM Group") and its subsidiaries (collectively, the "Subject Business") contemplated by the Contribution Agreement (the "Agreement") to be entered into between USA Networks, Inc. ("Parent") and the Company.

    As more specifically set forth in the Agreement, and subject to the terms and conditions thereof, in the Proposed Acquisition, the Company will acquire from Ticketmaster Corporation ("TM") all of TM's interest in the stock or other equity interests of the TM Contributed Subs (as defined in the Agreement) in exchange for the issuance to TM of a number of shares of Class B Common Stock, $.01 par value per share, of the Company ("TMCS Class B Common Stock") equal to the TM Share Number (as defined in the Agreement). In addition, immediately thereafter, Parent will contribute to the Company 100% of the outstanding capital stock of TM Group in exchange for the issuance to Parent of 42,480,143 shares of Class A Common Stock, $.01 par value per share, of the Company ("TMCS Class A Common Stock" and collectively with the TMCS Class B Common Stock, "Company Common Stock") and a number of shares of TMCS Class B Common Stock equal to the Total Share Number (as defined in the Agreement). At the conclusion of the two steps of the Proposed Acquisition, (i) the Company will have acquired the Subject Business in exchange for 52,000,000 shares of TMCS Class B Common Stock, plus a number of shares of TMCS Class A Common Stock and TMCS Class B Common Stock (42,480,143 and 1,302,401, respectively) equal to the number of shares of TMCS Class A Common Stock and TMCS Class B Common Stock held by TM currently which would be acquired by the Company through the acquisition of TM and (ii) the shares of TMCS Class B Common Stock issued to TM in the first step (along with the shares of TMCS Class A Common Stock and TMCS Class B Common Stock currently held by TM) will be held by TM as an indirect wholly-owned subsidiary of TMCS.

    In arriving at our opinion, we reviewed a draft of the Agreement, dated November 20, 2000, and held discussions with certain senior officers, directors and other representatives and advisors of the Company and certain senior officers and other representatives and advisors of Parent and the Subject Business concerning the businesses, operations and prospects of the Company and the Subject Business. We examined certain publicly available business and financial information relating to the Company and the Subject Business as well as certain financial forecasts and other information and data for the Company and the Subject Business which were provided to or otherwise discussed with us by the managements of the Company, Parent and the Subject Business, including information relating to certain strategic implications and operational benefits anticipated to result from the Proposed Acquisition. We reviewed the financial terms of the Proposed Acquisition as set forth in the Agreement in relation to, among other things: current and historical market prices and trading volumes of TMCS Class B Common Stock; the historical and projected earnings and other operating data of the Company and the Subject Business; and the capitalization and financial condition of the Company and the Subject Business. We considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected that we considered relevant in evaluating the Proposed Acquisition and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the

[LOGO]

Subject Business. We also evaluated the pro forma financial impact of the Proposed Acquisition on the Company. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

    In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us and have further relied upon the assurances of management of the Company, Parent and the Subject Business that they are not aware of any facts that would make any of such information inaccurate or misleading. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the managements of the Company and the Subject Business that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the Company and the Subject Business as to the future financial performance of the Company and the Subject Business and the strategic implications and operational benefits anticipated to result from the Proposed Acquisition. We express no view with respect to such forecasts and other information and data or the assumptions on which they were based. We have assumed, with your consent, that the Proposed Acquisition will qualify as a tax-free exchange for federal income tax purposes. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Subject Business nor have we made any physical inspection of the properties or assets of the Subject Business. Representatives of the Company have advised us, and we have assumed, that the final terms of the Agreement will not vary materially from those set forth in the draft reviewed by us. We have further assumed that the Proposed Acquisition will be consummated in accordance with the terms of the Agreement, without waiver of any of the conditions precedent to the Proposed Acquisition contained in the Agreement.

    We are not expressing any opinion as to what the value of the Company Common Stock actually will be when issued in the Proposed Acquisition or the price at which the Company Common Stock will trade or otherwise be transferable subsequent to the Proposed Acquisition. We were not requested to consider, and our opinion does not address, the relative merits of the Proposed Acquisition as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Our opinion necessarily is based upon information available to us and financial, stock market and other conditions and circumstances existing and disclosed to us as of the date hereof.

    Salomon Smith Barney Inc. is acting as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Proposed Acquisition. We will receive a fee for our services, which fee is payable upon the delivery of this opinion. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of the Company and Parent for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. Salomon Smith Barney Inc. and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the Company, Parent and the Subject Business and their respective affiliates.

    Our advisory services and the opinion expressed herein are provided for the information of the Special Committee of the Board of Directors of the Company in its evaluation of the Proposed Acquisition and our opinion is not intended to be and does not constitute a recommendation of the Proposed Acquisition to the Company.

    Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the consideration to be paid by the Company in the Proposed Acquisition is fair, from a financial point of view, to the Company.

                                          Very truly yours,
                                          /s/ SALOMON SMITH BARNEY INC.

                                                                       EXHIBIT C


                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Ticketmaster Group, Inc.

    We have audited the accompanying consolidated balance sheets of Ticketmaster Group, Inc. and subsidiaries at December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year ended December 31, 1999 and the eleven months ended December 31, 1998 and the consolidated statements of operations, shareholders' equity, and cash flows of the Predecessor Company for the year ended January 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ticketmaster Group, Inc. and subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for the year ended December 31, 1999 and the eleven months ended December 31, 1998 and the results of the operations and cash flows of the Predecessor Company for the year ended January 31, 1998, in conformity with accounting principles generally accepted in the United States.

                                          /s/ ERNST & YOUNG LLP

Los Angeles, California
November 21, 2000

                            TICKETMASTER GROUP, INC.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                          DECEMBER 31,    DECEMBER 31,    SEPTEMBER 30,
                                                              1998            1999             2000
                                                          -------------   -------------   --------------
                                                                                           (UNAUDITED)
                                                 ASSETS
Current assets:
  Cash and cash equivalents.............................   $  197,137      $  143,174       $  113,114
  Marketable securities.................................           --          37,812           17,902
  Accounts receivable, ticket sales.....................       18,483          22,227           37,408
  Accounts receivable, trade............................       20,290          22,747           27,742
  Contract advances.....................................        6,064           7,929           12,552
  Prepaid expenses and other current assets.............        9,573          11,580           14,718
                                                           ----------      ----------       ----------
    Total current assets................................      251,547         245,469          223,436
Property, equipment and leasehold improvements, net.....       54,110          76,498           76,685
Goodwill and other intangibles, net.....................      933,107       1,278,460        1,231,782
Other assets............................................       22,586          60,256           66,070
Deferred income taxes...................................        5,186          12,853           10,604
                                                           ----------      ----------       ----------
    Total assets........................................   $1,266,536      $1,673,536       $1,608,577
                                                           ==========      ==========       ==========

                                  LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Current portion of long-term debt.....................   $    8,315      $    2,423       $    5,236
  Accounts payable, trade...............................       13,990          14,911            9,514
  Accounts payable, clients.............................       70,817          98,586          102,442
  Accrued expenses......................................       49,280          73,721           61,981
  Deferred revenue and other............................       14,806          16,342           15,072
                                                           ----------      ----------       ----------
    Total current liabilities...........................      157,208         205,983          194,245
Long-term debt, net of current portion..................        9,803          17,794           12,854
Due to USAi and affiliates..............................      160,077         105,893          164,724
Deferred income taxes...................................       47,274          46,854           45,030
Other long term liabilities.............................       12,661          20,946           14,590
Minority interest.......................................      113,978         524,568          509,187
Shareholders' equity:
  Common stock, $0.01 par value; authorized 100,000,000
    shares, issued and outstanding 1,000 shares at
    December 31, 1999 and 1998..........................           --              --               --
  Additional paid-in capital............................      721,651         761,858          763,465
  Accumulated other comprehensive income (loss).........          549           6,824           (3,291)
  Accumulated retained earnings (deficit)...............       43,335         (17,184)         (92,227)
                                                           ----------      ----------       ----------
    Total shareholders' equity..........................      765,535         751,498          667,947
                                                           ----------      ----------       ----------
    Total liabilities and shareholders' equity..........   $1,266,536      $1,673,536       $1,608,577
                                                           ==========      ==========       ==========

          See accompanying notes to consolidated financial statements.

                            TICKETMASTER GROUP, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                    ELEVEN MONTHS                    NINE MONTHS      NINE MONTHS
                                      YEAR ENDED        ENDED        YEAR ENDED         ENDED            ENDED
                                     JANUARY 31,    DECEMBER 31,    DECEMBER 31,    SEPTEMBER 30,    SEPTEMBER 30,
                                         1998           1998            1999             1999             2000
                                     ------------   -------------   -------------   --------------   --------------
                                     (PREDECESSOR                                    (UNAUDITED)      (UNAUDITED)
                                       COMPANY)
Revenues:
  Ticketing operations.............  $   340,980      $ 348,103       $442,743         $324,616        $ 395,909
  City guide and classifieds.......           --          5,568         36,329           22,359           58,776
  Other............................           --             --         19,458           14,072            7,639
                                     -----------      ---------       --------         --------        ---------
    Total revenues.................      340,980        353,671        498,530          361,047          462,324
                                     -----------      ---------       --------         --------        ---------
Operating costs and other expenses:
  Ticketing operations.............      209,726        217,839        269,315          196,324          253,436
  City guide and classifieds.......           --          5,268         35,642           23,159           40,505
  Other............................           --             --         17,841           12,013           11,614
  Sales and marketing..............        7,249         17,116         56,499           36,946           63,355
  General and administrative.......       71,424         64,840         78,521           59,750           71,306
  Depreciation and amortization....       24,473         52,450        127,921           82,314          150,600
  Merger and other transaction
    costs..........................           --             --          4,236            3,285               --
                                     -----------      ---------       --------         --------        ---------
    Total operating costs and other
      expenses.....................      312,872        357,513        589,975          413,791          590,816
                                     -----------      ---------       --------         --------        ---------
Income (loss) from operations......       28,108         (3,842)       (91,445)         (52,744)        (128,492)
Other (income) expenses:
  Interest income..................       (1,859)        (2,555)        (5,645)          (4,511)          (3,081)
  Interest expense.................       11,419         11,455          8,108            6,579            6,168
  Gain on sale of subsidiary
    stock..........................           --       (108,967)            --               --               --
  Equity in net (income) loss of
    unconsolidated affiliates......       (1,417)          (477)        (1,225)          (1,067)           2,636
                                     -----------      ---------       --------         --------        ---------
    Total other (income)
      expenses.....................        8,143       (100,544)         1,238            1,001            5,723
                                     -----------      ---------       --------         --------        ---------
Income (loss) before income taxes
  and minority interest............       19,965         96,702        (92,683)         (53,745)        (134,215)
Minority interest in loss..........          (65)        (4,829)       (56,139)         (31,458)         (70,906)
Income tax provision...............       11,883         58,196         23,975           17,882           11,734
                                     -----------      ---------       --------         --------        ---------
Net income (loss)..................  $     8,147      $  43,335       $(60,519)        $(40,169)       $ (75,043)
                                     ===========      =========       ========         ========        =========
Basic earnings per share...........  $      0.32
                                     ===========
Weighted average shares outstanding
  for basic earnings per share.....   25,846,344
                                     ===========
Diluted earnings per share.........  $      0.31
                                     ===========
Weighted average shares outstanding
  for diluted earnings per share...   26,284,555
                                     ===========

          See accompanying notes to consolidated financial statements.

                            TICKETMASTER GROUP, INC.
                                AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                               (NUMBER OF SHARES)                                               ACCUMULATED
                                            -------------------------                             ADDITIONAL       OTHER
                                              COMMON     EXCHANGEABLE    COMMON    EXCHANGEABLE    PAID-IN     COMPREHENSIVE
                                  TOTAL       STOCK        CLASS B       STOCK       CLASS B       CAPITAL     INCOME (LOSS)
                                 --------   ----------   ------------   --------   ------------   ----------   -------------
Balance at January 31, 1997....  $ 21,345   24,739,715            --     $   --      $     --      $127,466      $    (53)
Comprehensive income:
  Net income...................     8,147           --            --         --            --            --            --
  Foreign currency translation
    adjustment.................    (1,997)          --            --         --            --            --        (1,997)
                                 --------   ----------    ----------     ------      --------      --------      --------
    Comprehensive income.......     6,150           --            --         --            --            --        (1,997)
                                 --------   ----------    ----------     ------      --------      --------      --------
Issuance of Exchangeable
  Class B common stock issued
  for Canadian acquisition.....    16,175           --     1,115,531         --        16,175            --            --
Class B conversion.............        --    1,015,596    (1,015,596)        --       (14,726)       14,726            --
Exercise of options............     4,378      301,904            --         --            --         4,378            --
Tax benefit on stock option
  gain.........................       860           --            --         --            --           860            --
                                 --------   ----------    ----------     ------      --------      --------      --------
Balance at January 31, 1998....  $ 48,908   26,057,215        99,935     $   --      $  1,449      $147,430      $ (2,050)
                                 ========   ==========    ==========     ======      ========      ========      ========
Recapitalization of
  Ticketmaster Group, Inc. in
  connection with the
  Ticketmaster Transaction.....  $ 56,113        1,000            --     $   --      $     --      $ 56,113      $     --
Comprehensive income:
  Net income...................    43,335           --            --         --            --            --            --
  Foreign currency translation
    adjustment.................       549           --            --         --            --            --           549
                                 --------   ----------    ----------     ------      --------      --------      --------
    Comprehensive income.......    43,884           --            --         --            --            --           549
                                 --------   ----------    ----------     ------      --------      --------      --------
Allocation of goodwill in
  connection with the
  Ticketmaster Transaction.....   622,726           --            --         --            --       622,726            --
Capital contribution from USAi
  in connection with the
  Citysearch merger............    42,812           --            --         --            --        42,812            --
                                 --------   ----------    ----------     ------      --------      --------      --------
Balance at December 31, 1998...   765,535        1,000            --         --            --       721,651           549
                                 --------   ----------    ----------     ------      --------      --------      --------
Comprehensive loss:
  Net loss.....................   (60,519)          --            --         --            --            --            --
  Foreign currency translation
    adjustment.................      (122)          --            --         --            --            --          (122)
  Unrealized gain..............     6,397           --            --         --            --            --         6,397
                                 --------   ----------    ----------     ------      --------      --------      --------
  Comprehensive loss...........   (54,244)          --            --         --            --            --         6,275
                                 --------   ----------    ----------     ------      --------      --------      --------
Capital contribution from
  USAi.........................    40,000           --            --         --            --        40,000            --
Additional capital contributed
  by USAi through
  advertising..................       207           --            --         --            --           207            --
                                 --------   ----------    ----------     ------      --------      --------      --------
Balance at December 31, 1999...   751,498        1,000            --         --            --       761,858         6,824
                                 --------   ----------    ----------     ------      --------      --------      --------
Comprehensive loss (unaudited):
  Net loss.....................   (75,043)          --            --         --            --            --            --
  Foreign currency translation
    adjustment.................    (3,532)          --            --         --            --            --        (3,532)
  Unrealized loss..............    (6,583)          --            --         --            --            --        (6,583)
                                 --------   ----------    ----------     ------      --------      --------      --------
  Comprehensive loss
    (unaudited)................   (85,158)          --            --         --            --            --       (10,115)
                                 --------   ----------    ----------     ------      --------      --------      --------
Additional capital contributed
  by USAi through advertising
  (unaudited)..................     1,607           --            --         --            --         1,607            --
                                 --------   ----------    ----------     ------      --------      --------      --------
Balance at September 30,
  2000.........................  $667,947        1,000            --     $   --      $     --      $763,465      $ (3,291)
                                 ========   ==========    ==========     ======      ========      ========      ========

                                 ACCUMULATED
                                   RETAINED
                                   EARNINGS
                                  (DEFICIT)
                                 ------------
Balance at January 31, 1997....   $(106,068)
Comprehensive income:
  Net income...................       8,147
  Foreign currency translation
    adjustment.................          --
                                  ---------
    Comprehensive income.......       8,147
                                  ---------
Issuance of Exchangeable
  Class B common stock issued
  for Canadian acquisition.....          --
Class B conversion.............          --
Exercise of options............          --
Tax benefit on stock option
  gain.........................          --
                                  ---------
Balance at January 31, 1998....   $ (97,921)
                                  =========
Recapitalization of
  Ticketmaster Group, Inc. in
  connection with the
  Ticketmaster Transaction.....   $      --
Comprehensive income:
  Net income...................      43,335
  Foreign currency translation
    adjustment.................          --
                                  ---------
    Comprehensive income.......      43,335
                                  ---------
Allocation of goodwill in
  connection with the
  Ticketmaster Transaction.....          --
Capital contribution from USAi
  in connection with the
  Citysearch merger............          --
                                  ---------
Balance at December 31, 1998...      43,335
                                  ---------
Comprehensive loss:
  Net loss.....................     (60,519)
  Foreign currency translation
    adjustment.................          --
  Unrealized gain..............          --
                                  ---------
  Comprehensive loss...........     (60,519)
                                  ---------
Capital contribution from
  USAi.........................          --
Additional capital contributed
  by USAi through
  advertising..................          --
                                  ---------
Balance at December 31, 1999...     (17,184)
                                  ---------
Comprehensive loss (unaudited):
  Net loss.....................     (75,043)
  Foreign currency translation
    adjustment.................          --
  Unrealized loss..............          --
                                  ---------
  Comprehensive loss
    (unaudited)................     (75,043)
                                  ---------
Additional capital contributed
  by USAi through advertising
  (unaudited)..................          --
                                  ---------
Balance at September 30,
  2000.........................   $ (92,227)
                                  =========

          See accompanying notes to consolidated financial statements.

                            TICKETMASTER GROUP, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                 ELEVEN MONTHS                     NINE MONTHS      NINE MONTHS
                                                   YEAR ENDED        ENDED         YEAR ENDED         ENDED            ENDED
                                                  JANUARY 31,     DECEMBER 31,    DECEMBER 31,    SEPTEMBER 30,    SEPTEMBER 30,
                                                      1998            1998            1999             1999             2000
                                                  ------------   --------------   -------------   --------------   --------------
                                                  (PREDECESSOR                                     (UNAUDITED)      (UNAUDITED)
                                                    COMPANY)
Operating activities:
  Net income (loss).............................  $     8,147      $  43,335        $(60,519)        $(40,169)       $ (75,043)
  Adjustments to reconcile net income (loss) to
    net cash provided by operating activities:
    Depreciation and amortization...............       24,473         52,450         127,921           82,314          150,600
    Loss attributable to minority interests.....          (65)        (4,829)        (56,139)         (31,458)         (70,906)
    Equity in net (income) loss of
      unconsolidated affiliates.................       (1,417)          (477)         (1,225)          (1,067)           2,636
    Deferred marketing..........................           --             --             365               --              937
    Gain on sale of subsidiary stock............           --       (108,967)             --               --               --
    Provision for deferred income taxes.........          628         46,340          (8,087)             904              425
    Advertising contribution by USAi............           --             --             207               --            1,607
    Stock compensation..........................           --             --              --               --            1,030
Changes in operating assets and liabilities:
  Accounts receivable, ticket sales.............       (7,863)         6,224          (2,691)          (3,770)         (15,171)
  Accounts receivable, trade....................         (361)        (4,462)         (1,097)           3,534           (3,771)
  Prepaid expenses and other current assets.....       (1,991)       (16,890)         (9,997)         (11,630)          (1,824)
  Accounts payable, trade.......................       (1,715)           246           2,139           12,411           (6,114)
  Accounts payable, clients.....................       14,242         (3,665)         13,638           (1,171)           3,283
  Accrued expenses..............................        1,068         15,981          27,929           15,472           20,229
  Deferred revenue and other....................         (218)         3,871          (1,843)            (488)          (3,249)
  Other, net....................................         (730)         1,970          (5,436)           2,025           (4,186)
                                                  -----------      ---------        --------         --------        ---------
      Net cash provided by operating
        activities..............................       34,198         31,127          25,165           26,907              483
                                                  -----------      ---------        --------         --------        ---------
Investing activities:
  Capital expenditures..........................      (16,727)       (17,809)        (37,111)         (22,402)         (24,374)
  Payments for investments in affiliates........       (2,156)        (1,134)        (16,274)          (5,285)         (10,554)
  Cash distributions from and sale of
    affiliates..................................        1,947             --              --               --            2,167
  Payment of merger costs related to the
    Ticketmaster Transaction....................           --        (21,197)         (5,426)          (2,988)         (13,814)
  Acquisitions, net of cash acquired............      (35,742)        (5,089)          5,613            2,401          (39,755)
  Proceeds from sale of marketable securities...           --             --              --               --           17,762
  Purchase of marketable securities.............           --             --         (27,010)              --           (8,840)
                                                  -----------      ---------        --------         --------        ---------
      Net cash used in investing activities.....      (52,678)       (45,229)        (80,208)         (28,274)         (77,408)
                                                  -----------      ---------        --------         --------        ---------
Financing activities:
  Advances from (to) USAi.......................           --        (34,565)        (45,259)         (33,803)          45,575
  Proceeds from long-term debt..................       55,102             --              --               --               --
  Reduction of long-term debt...................      (24,628)        (2,052)         (4,919)          (4,176)          (2,020)
  Exercise of stock options.....................        5,238          6,301              --               --               --
  Cash acquired in Citysearch merger............           --         57,877              --               --               --
  Net proceeds from sale of subsidiary stock....           --        104,989              --               --               --
  Capital contribution from USAi................           --             --          40,000               --               --
  Proceeds from minority shareholders, net......          208          1,817          11,381            6,540            4,833
                                                  -----------      ---------        --------         --------        ---------
      Net cash provided by (used in) financing
        activities..............................       35,920        134,367           1,203          (31,439)          48,388
                                                  -----------      ---------        --------         --------        ---------
Effect of exchange rate on cash and cash
  equivalents...................................       (1,997)           549            (123)             265           (1,523)
                                                  -----------      ---------        --------         --------        ---------
      Net increase (decrease) in cash and cash
        equivalents.............................       15,443        120,814         (53,963)         (32,541)         (30,060)
Cash and cash equivalents, beginning of
  period........................................       60,880         76,323         197,137          197,137          143,174
                                                  -----------      ---------        --------         --------        ---------
Cash and cash equivalents, end of period........  $    76,323      $ 197,137        $143,174         $164,596        $ 113,114
                                                  ===========      =========        ========         ========        =========
Supplemental disclosures of cash flow
  information:
  Cash paid during the period for:
    Interest....................................  $    10,487      $  11,455        $  7,300         $  5,972        $   5,569
                                                  ===========      =========        ========         ========        =========
    Income taxes................................  $    10,592      $   5,894        $  6,873         $  3,473        $   5,978
                                                  ===========      =========        ========         ========        =========

          See accompanying notes to consolidated financial statements.

                   TICKETMASTER GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 (INFORMATION AT SEPTEMBER 30, 2000 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                          1999 AND 2000 IS UNAUDITED)

1. ORGANIZATION AND BASIS OF PRESENTATION

    Ticketmaster Group, Inc. ("Ticketmaster" or the "Company") provides automated ticketing services to its client venues, promoters and sport franchises, which provide patrons with the alternatives of purchasing tickets through operator-staffed call centers, the Internet and independent sales outlets. Through its controlling interest in Ticketmaster
Online-Citysearch, Inc. ("TMCS") (see Note 5), the Company produces and delivers comprehensive local city guides on the Internet, providing up-to-date information regarding arts and entertainment events, community events and activities, recreation, shopping, business and professional services and news/sports/weather to consumers in metropolitan areas. TMCS also operates an online personals service providing singles with a way to meet others online. Ticketmaster Group, Inc. is a wholly-owned subsidiary of USA Networks, Inc. ("USAi").

    In July 1997, USAi acquired a controlling interest in Ticketmaster (the "Ticketmaster Acquisition"). The acquisition cost was approximately
$210 million, including expenses. In June 1998, USAi completed its acquisition of Ticketmaster in a tax-free merger, pursuant to which each outstanding share of Ticketmaster common stock not owned by USAi was exchanged for 1.126 shares of USAi common stock, resulting in Ticketmaster becoming a wholly-owned subsidiary of USAi. Each outstanding share of Ticketmaster common stock was subsequently cancelled and retired to USAi, and 1,000 shares of newly authorized common stock, $0.01 par value, were issued. In connection with the tax-free merger, all outstanding Ticketmaster options to purchase common stock were converted into options to acquire USAi common stock at the exchange ratio. Total consideration for the tax-free merger was approximately $468 million. The Ticketmaster Acquisition and the tax-free merger are referred to as the "Ticketmaster Transaction." The Ticketmaster Transaction has been accounted for using the purchase method of accounting. The determination of the aggregate cost in excess of net assets acquired is set forth below (in thousands):

Purchase price, including equity and transaction costs......  $631,567
Value of stock options assumed..............................    45,980
                                                              --------
Total acquisition costs.....................................   677,547
Net identifiable assets acquired............................   (14,624)
                                                              --------
Cost in excess of net assets acquired.......................  $662,923
                                                              ========

    The cost in excess of net assets acquired in the Ticketmaster Transaction of $673.6 million was allocated to goodwill and other intangibles during the year ended December 31, 1998. In connection with the Ticketmaster Transaction, approximately $154.8 million of the cost in excess of net assets acquired was allocated to Ticketmaster Multimedia Holdings, Inc., ("ticketmaster.com") and is being amortized using the straight-line method over ten years. The remainder of the cost in excess of net assets acquired from the Ticketmaster Transaction is being amortized using the straight-line method over 40 years. Upon completion of the Ticketmaster Transaction, Ticketmaster changed its year end to December 31.

    The accompanying consolidated financial statements and related notes reflect the consolidated historical financial position and results of operations of Ticketmaster Group, Inc. at December 31, 1998 and 1999 and for the eleven months ended December 31, 1998 and for the year ended December 31, 1999. In connection with the Ticketmaster Transaction and the recapitalization of Ticketmaster Group, Inc., the accompanying consolidated financial statements also present the consolidated results of

                   TICKETMASTER GROUP, INC. AND SUBSIDIARIES

 (INFORMATION AT SEPTEMBER 30, 2000 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                          1999 AND 2000 IS UNAUDITED)

1. ORGANIZATION AND BASIS OF PRESENTATION (CONTINUED) operations of Ticketmaster Group, Inc. for the year ended January 31, 1998 as the Predecessor Company. The recapitalization gives effect to the Ticketmaster Transaction, the exchange of the Exchangeable Class B common stock in connection with the Canadian acquisition (see Note 8), and the exercise of stock options by Ticketmaster employees up to the date of acquisition. Earnings per share information has not been presented after the year ended January 31, 1998 since it would not be meaningful.

    The consolidated financial statements include the accounts of Ticketmaster Group, Inc., its wholly owned subsidiaries and majority owned companies and joint ventures. Investments in companies and joint ventures with ownership interests ranging from 20% to 50% and in which Ticketmaster exercises significant influence over operating and financial policies are accounted for using the equity method. All significant intercompany balances and transactions have been eliminated.

INTERIM FINANCIAL INFORMATION

    The interim condensed consolidated balance sheet of the Company at September 30, 2000 and the results of operations of the Company for the nine months ended September 30, 2000 and 1999 are unaudited and should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 1999. In the opinion of the Company, all adjustments necessary for a fair presentation of such condensed consolidated financial statements have been included. Such adjustments consist of normal recurring items. Interim results are not necessarily indicative of results for a full year. The interim condensed consolidated financial statements are presented as permitted by the Securities and Exchange Commission and do not contain certain information included in the Company's audited consolidated financial statements and notes thereto.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

    Revenue from ticketing operations is recognized as tickets are sold. The Company only recognizes revenue from amounts payable to Ticketmaster, and excludes ticket proceeds collected on behalf of its clients. The Company also licenses software under noncancellable license agreements and provides services including maintenance, training, installation, consulting and support services. License fee revenues are generally recognized when a noncancellable license agreement has been signed, the product has been shipped, there are no uncertainties surrounding product acceptance, the fees are fixed and determinable and collection is considered probable. Revenues from maintenance agreements for maintaining, supporting and providing periodic upgrades are recognized ratably over the maintenance period, which in most instances is one year. Revenues for training and consulting services are recognized as services are performed. Revenue and profits under contracts requiring significant customization are recognized using the percentage-of-completion method of contract accounting based on the ratio of incurred costs to total estimated costs. Revenue from advertising and sponsorship agreements is recognized when the service is provided or over the contract period.

    City guide and classifieds revenues include revenue from the sale of subscriptions for custom-built business Websites (designed and developed by TMCS) in its owned and operated markets, the performance of consultation and design services, licensing and royalty revenues from the sale of

                   TICKETMASTER GROUP, INC. AND SUBSIDIARIES

 (INFORMATION AT SEPTEMBER 30, 2000 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                          1999 AND 2000 IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) licenses for the use of TMCS's business and technology systems in its partner-led markets and the sale of classified advertising for the online personals divisions.

    TMCS recognizes subscription revenues from infosites and online personals classifieds over the period the services are provided after the site has been built and upon confirmation of payment, respectively. Royalty revenues are recognized when earned based on the revenues generated by the license or based on the minimum royalty provisions in the contract. Revenues from consultation and design services are recognized as the services are provided.

    Revenues from the sale of licenses for use of TMCS's business and technology systems to its partner-led markets are generally recognized over the term of the license agreement or the period over which the relevant services are delivered. TMCS's license agreements have terms ranging from three to nine years.

CASH AND CASH EQUIVALENTS

    The Company classifies all highly liquid debt instruments purchased with an original maturity of three months or less as cash equivalents.

MARKETABLE SECURITIES

    The Company's marketable securities are classified as available-for-sale as of the balance sheet dates and are reported at fair value, with unrealized gains and losses, net of tax, recorded as a component of other comprehensive income
(loss) included in shareholders' equity. Realized gains or losses and other than temporary declines in value, if any, on available-for-sale securities will be reported in other income or expense as incurred.

ACCOUNTS RECEIVABLE

    Accounts receivable, ticket sales are principally from ticketing outlets and credit card processors and represent the face value of the tickets sold plus convenience charges, generally net of outlet commissions. The Company performs credit evaluations of new ticket outlets, which are reviewed and updated periodically, requiring collateral as circumstances warrant.

    Accounts receivable, trade consists primarily of amounts due from licensees in connection with software sales, subscription services for both infosites and personals and other services including advertising, maintenance and installation.

PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

    Property, equipment and leasehold improvements are stated at cost. Depreciation and amortization are computed using the straight-line method over their estimated useful lives. Assets acquired under capitalizable lease arrangements are recorded at the present value of the minimum lease payments. Amortization of assets capitalized under capital leases is computed using the straight-line method over the life of the asset and is included in depreciation expense. Development costs for internal use software incurred in the application development stage are capitalized. Software development costs incurred in the preliminary project and post implementation stages of a project are expensed as

                   TICKETMASTER GROUP, INC. AND SUBSIDIARIES

 (INFORMATION AT SEPTEMBER 30, 2000 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                          1999 AND 2000 IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) incurred. Capitalized software is depreciated over the estimated useful life of the assets, which ranges from one to three years.

                                                                DEPRECIATION/
ASSET CATEGORY                                               AMORTIZATION PERIOD
--------------                                               -------------------
Buildings..................................................          40 Years
Computer software and equipment............................           3 Years
Telephone equipment and furnishings........................      5 to 7 Years
Transportation equipment...................................           5 Years
Leasehold improvements.....................................     3 to 10 Years

RESEARCH AND DEVELOPMENT

    Research and development expenditures are charged to operations as incurred. Based on the city guide product development process, technological feasibility is established upon completion of a working model. Costs incurred between completion of the working model and the point at which the product is ready for general release have been insignificant and are expensed as incurred.

ACCOUNTS PAYABLE, CLIENTS

    Accounts payable, clients represents contractual amounts due to clients for tickets sold by the Company on behalf of the organizations that sponsor events.

DEFERRED REVENUE AND OTHER

    Deferred revenue consists of subscription revenue related to publications, licensing revenue from city guide partner-led markets, maintenance revenue related to concession control systems, sponsorship revenue related to ticketing operations and prepayments of subscription services, for both infosites and personals. Deferred publications revenue, which was discontinued in 1998, was recognized pro rata on a monthly basis, over the life of the subscriptions. Costs in connection with the procurement of the subscriptions were charged to expense pro rata on a monthly basis, over the life of the subscription. Deferred maintenance revenue is recognized over the term of the agreements (generally one year) on a straight-line basis. Deferred sponsorship revenue and the related costs are recognized over the term of the agreements on a straight-line basis or are earned ratably based upon delivery.

INCOME TAXES

    The Company accounts for income taxes under the liability method, and deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the years in which those temporary differences are expected to be recovered or settled.

FINANCIAL INSTRUMENTS

    The estimated fair values of cash, accounts receivable, accounts payable and accrued expenses approximate their carrying value because of the short-term maturity of these instruments. Marketable

                   TICKETMASTER GROUP, INC. AND SUBSIDIARIES

 (INFORMATION AT SEPTEMBER 30, 2000 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                          1999 AND 2000 IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) securities are reported at fair value and the carrying value of long-term debt approximates fair value as of the balance sheet date.

ADVERTISING COSTS

    Advertising costs are expensed as incurred. For the year ended December 31, 1999, the eleven months ended December 31, 1998 and the year ended January 31, 1998, advertising costs amounted to $18.8 million, $4.7 million and $3.2 million, respectively.

    During 1999 and 1998 TMCS maintained certain barter arrangements whereby it has assisted in the design and hosting of a Web site in exchange for broadcast advertising. The fair value of services provided and the services received in the barter arrangement is not readily determinable and therefore is not used to measure value of the broadcast advertising received. These barter transactions were valued at $1.1 million and $0.3 million for the year ended December 31, 1999 and for the eleven months ended December 31, 1998, respectively, based on the estimated cost of the specific services provided. Such amounts are included in the city guide and classifieds revenue as well as recognized in sales and marketing expense in the accompanying consolidated statements of operations. Reciprocal noncash barter advertising on the Internet is not valued in the consolidated financial statements because of the immateriality of the associated costs and the indeterminable fair value.

FOREIGN CURRENCY TRANSLATION

    The Company determined that the functional currency of each foreign operation is the local currency. The effects of exchange rate changes related to assets and liabilities located outside the United States are included as a component of equity. Foreign currency translation gains and losses are included in interest expense on the combined statements of operations; such gains and losses have not been significant.

CONCENTRATION OF CREDIT RISK

    The Company places its temporary cash investments principally in commercial paper with large domestic and international companies and limits the amount of credit exposure in any one company.

    Concentration of credit risk with respect to trade receivables is limited based on the transaction size, the use of credit card and bank drafts as methods of payment, the large volume of transactions and geographic dispersion of the Company's customers. The Company generally does not require collateral; however, credit losses have generally been within management's expectations and have not been significant.

ESTIMATES USED IN THE PREPARATION OF CONSOLIDATED FINANCIAL STATEMENTS

    The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. Actual results could differ from those estimates, although management does not believe that any differences would materially affect the Company's consolidated financial position or results of operations.

                   TICKETMASTER GROUP, INC. AND SUBSIDIARIES

 (INFORMATION AT SEPTEMBER 30, 2000 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                          1999 AND 2000 IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Significant estimates underlying the accompanying consolidated financial statements include the allowance for doubtful accounts and estimates for deferral of revenues and accruals of expenses.

STOCK-BASED COMPENSATION

    Substantially all of the individuals granted options by the Company in accordance with the Ticketmaster Stock Plan (see Note 10) are employees of the Company and, accordingly, the disclosures required by Statement of Financial Accounting Standard No. 123, "Accounting for Stock Based Compensation" ("SFAS No. 123") have been included herein. As permitted by SFAS No. 123, the Company continues to measure compensation cost in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") but provides pro forma disclosures as if the fair value method (as defined in SFAS No. 123) had been applied.

LONG-LIVED ASSETS INCLUDING INTANGIBLES

    The Company's accounting policy regarding the assessment of the recoverability of the carrying value of long-lived assets, including goodwill and other intangibles and property, equipment and leasehold improvements, is to review the carrying value of the assets if the facts and circumstances suggest that they may be impaired. If this review indicates that the carrying value will not be recoverable, as determined based on the projected undiscounted future cash flows, the carrying value is reduced to its estimated fair value.

3. MARKETABLE SECURITIES

    At December 31, 1999, available-for-sale marketable securities were as follows (in thousands):

                                                    GROSS        GROSS
                                                  UNREALIZED   UNREALIZED   ESTIMATED
                                         COST       GAINS        LOSSES     FAIR VALUE
                                       --------   ----------   ----------   ----------
U.S. Government and agencies.........  $13,975      $    --       $ 63       $13,912
Corporate debt securities............   12,535           --        148        12,387
Warrant..............................      500       11,013         --        11,513
                                       -------      -------       ----       -------
                                       $27,010      $11,013       $211       $37,812
                                       =======      =======       ====       =======

    The warrant expired unexercised in November 2000 and the Company charged the value of the warrant to expense at that time.

    The contractual maturities of debt securities classified as available-for-sale as of December 31, 1999 are as follows (in thousands):

                                                                      ESTIMATED
                                                             COST     FAIR VALUE
                                                           --------   ----------
Due in one year or less..................................  $21,514     $21,362
Due after one year through two years.....................    4,996       4,937
                                                           -------     -------
Total....................................................  $26,510     $26,299
                                                           =======     =======

                   TICKETMASTER GROUP, INC. AND SUBSIDIARIES

 (INFORMATION AT SEPTEMBER 30, 2000 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                          1999 AND 2000 IS UNAUDITED)

4. PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

    Property, equipment and leasehold improvements consisted of the following (in thousands):

                                                      DECEMBER 31,    DECEMBER 31,
                                                          1998            1999
                                                      -------------   -------------
Land................................................    $  3,591        $  3,700
Buildings...........................................      13,978          13,978
Computer software and equipment.....................      49,373          75,014
Telephone equipment and furnishings.................      19,352          25,015
Transportation equipment............................       2,061           2,474
Leasehold improvements..............................       5,266          11,635
                                                        --------        --------
                                                          93,621         131,816
Less accumulated depreciation.......................     (39,511)        (55,318)
                                                        --------        --------
                                                        $ 54,110        $ 76,498
                                                        ========        ========

5. ACQUISITIONS

    On September 28, 1998, the online ticketing operations of Ticketmaster ("ticketmaster.com") were merged into a subsidiary of Citysearch, Inc. ("Citysearch"), a publisher of local city guides on the Internet (the "Citysearch Merger"), to create Ticketmaster Online-Citysearch, Inc. This transaction was treated as a reverse acquisition of Citysearch, pursuant to which ticketmaster.com was treated as the acquiring entity for accounting purposes, and the portion of the assets acquired and liabilities assumed of Citysearch were recorded at their respective fair values under the purchase method of accounting. The accompanying consolidated statements of operations include the results of operations since the effective date of the merger. Prior to the Citysearch Merger, USAi owned approximately 11.8% of Citysearch, which was transferred to the Company at its historical cost basis of $23.0 million. In connection with the Citysearch Merger, the Company recorded a gain of $67.9 million by exchanging a 35.2% interest in ticketmaster.com with a basis of $52.9 million for a 50.7% interest in Citysearch, which had a fair value of $120.8 million.

    In connection with the Citysearch Merger, USAi purchased 1,997,502 TMCS shares pursuant to a tender offer, which was completed on November 3, 1998, representing an additional 3.1% interest in Citysearch, for total consideration of $17.3 million. USAi transferred these shares to the Company at its historical cost basis.

    The acquisition cost of $163.6 million, including expenses, was allocated to the assets and liabilities of Citysearch based on their respective values at the acquisition date. The fair market values of the assets acquired and liabilities assumed are summarized below, along with the excess of the purchase price over the fair value of net assets, which has been assigned to goodwill (amortized over five years):

                                                              (IN THOUSANDS)
Current assets..............................................     $59,992
Non-current assets..........................................       5,217
Goodwill and other intangibles..............................     161,129
Current liabilities.........................................       9,052
Non-current liabilities.....................................      52,320

                   TICKETMASTER GROUP, INC. AND SUBSIDIARIES

 (INFORMATION AT SEPTEMBER 30, 2000 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                          1999 AND 2000 IS UNAUDITED)

5. ACQUISITIONS (CONTINUED)
    On December 8, 1998, TMCS completed an initial public offering of 8,050,000 shares of its common stock (the "Citysearch IPO"), which generated net proceeds to TMCS of $105.0 million. In connection with the Citysearch IPO, the Company recognized a gain of $41.1 million.

    On March 29, 1999, TMCS completed the acquisition of CityAuction, Inc. ("CityAuction"), a person-to-person online auction community. In connection with the acquisition, TMCS issued an aggregate of 793,726 shares of its Class B Common Stock for all the outstanding capital stock of CityAuction representing an aggregate purchase price of $27.2 million. The acquisition was accounted for using the purchase method of accounting which resulted in approximately
$28 million in goodwill which is amortized over five years. The results of operations of CityAuction are included in the statement of operations of the Company from the date of acquisition.

    On June 14, 1999, TMCS completed the acquisition of Match.com, Inc. ("Match.com"), an Internet personals company. In connection with the transaction, TMCS issued 1,924,777 shares of Class B Common Stock to the former owners of Match.com representing a total purchase price of approximately
$43.3 million. The transaction was accounted for using the purchase method of accounting which resulted in approximately $42.8 million of goodwill which is being amortized over five years. The results of operations of Match.com are included in the statement of operations of the Company from the date of acquisition.

    On September 13, 1999, TMCS purchased all the outstanding limited liability company units ("Units") of Web Media Ventures, L.L.C. ("Web Media"), an Internet personals company. In connection with the acquisition, TMCS issued
1,204,215 million shares of Class B Common Stock in exchange for all of the Web Media Units and became obligated to issue $2.2 million of Class B Common Stock payable at the end of each quarter following the closing of the transaction and an additional number of shares of Class B Common Stock no later than 270 days after the closing of the transaction. The total purchase price recorded at September 13, 1999 was $36.6 million, representing the consideration value attributed to the initial issuance of 1,204,215 million shares of Class B Common Stock and the two quarterly installments. The acquisition has resulted in $36.4 million of goodwill being recorded initially with adjustments to be made at the issuance of additional shares if the revenue targets are achieved. The total amount of goodwill recorded approximates the purchase price which is being amortized by the Company over a period of five years. The results of operations of Web Media are included in the statement of operations of the Company from the date of acquisition.

    On September 17, 1999, TMCS acquired certain assets associated with the entertainment city guide (A&E) portion of the Sidewalk.com Web site ("Sidewalk") from Microsoft Corporation ("Microsoft"). TMCS also entered into a four-year distribution agreement with Microsoft pursuant to which the Company became the exclusive provider of local city guide content on the Microsoft Network ("MSN") and the Company's internet personals Websites became the premier provider of personals content to MSN. In addition, the Company and Microsoft entered into additional cross-promotional arrangements. In connection with these transactions, the Company issued to Microsoft 7.0 million shares of its Class B Common Stock and two warrants to purchase an aggregate of 4.5 million shares of its Class B Common Stock. At December 31, 1999, the exercise price of the first warrant (3.0 million shares) was determined to be $21.57. The second warrant (1.5 million shares) has a fixed exercise price of $60 per share of Class B Common Stock. Both warrants expire on September 17, 2004, five years from the date of issuance. TMCS granted Microsoft certain registration rights in connection with the transaction. The

                   TICKETMASTER GROUP, INC. AND SUBSIDIARIES

 (INFORMATION AT SEPTEMBER 30, 2000 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                          1999 AND 2000 IS UNAUDITED)

5. ACQUISITIONS (CONTINUED)
impact of TMCS's ownership of the Sidewalk assets is included in the statement of operations of the Company from the date the transaction closed. The fair value of the consideration provided in exchange for the Sidewalk assets and distribution agreement amounted to $338.5 million; and $333.5 million has been recorded in goodwill and other intangibles in the accompanying consolidated balance sheet and $5.0 million has been allocated to the distribution agreement and recorded as deferred marketing in the accompanying consolidated balance sheet. The Sidewalk intangible of $333.5 million is being amortized over five years. The distribution agreement of $5.0 million is being amortized over four years with the amortization expense included in sales and marketing expense.

PRO FORMA FINANCIAL RESULTS

    The following unaudited pro forma information presents a summary of consolidated results of the Company and its acquisitions of TMCS, CityAuction, Match.com, and Web Media for the year ended December 31, 1999 and the eleven months ended December 31, 1998 assuming the acquisitions had been made at the beginning of the periods presented with pro forma adjustments to give effect to amortization of goodwill. The pro forma financial information is not necessarily indicative of the results of operations as they would have been had the transactions been effective at the beginning of the periods presented.

                                                     ELEVEN MONTHS
                                                         ENDED        YEAR ENDED
                                                     DECEMBER 31,    DECEMBER 31,
                                                         1998            1999
                                                     -------------   -------------
Revenue............................................     $410,628       $506,683
Net loss...........................................       (4,996)       (70,479)

6. GOODWILL AND OTHER INTANGIBLES

    Goodwill and other intangibles consisted of the following (in thousands):

                                                      DECEMBER 31,    DECEMBER 31,
                                                          1998            1999
                                                      -------------   -------------
Goodwill............................................    $947,664       $1,380,937
Purchased service agreements........................      64,354           53,096
Accumulated amortization............................     (78,911)        (155,573)
                                                        --------       ----------
                                                        $933,107       $1,278,460
                                                        ========       ==========

    Goodwill is being amortized using the straight-line method over terms ranging from five to forty years, with a period of five to ten years for Internet related businesses. The ticketing license agreements are being amortized generally in accordance with the contract terms, primarily on a straight-line basis, including any annual minimum guarantees specified by the contract. The lives of the contracts generally range from three to seven years.

                   TICKETMASTER GROUP, INC. AND SUBSIDIARIES

 (INFORMATION AT SEPTEMBER 30, 2000 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                          1999 AND 2000 IS UNAUDITED)

7. LONG-TERM DEBT

    Long-term debt consists of the following (in thousands):

                                                      DECEMBER 31,    DECEMBER 31,
                                                          1998            1999
                                                      -------------   -------------
Due to USAi, interest rate at one-month London
  Inter-Bank Offering Rate ("LIBOR") plus 0.75%
  (6.48% and 6.00% at December 31, 1999 and 1998,
  respectively), no specific repayment terms........    $160,077        $105,893

Promissory note secured by a building; bearing
  interest at a rate of 9.20% per annum; principal
  and interest payable monthly, based on a 25-year
  term, with the balance due on April 25, 2007......       8,833           8,730

Note payable to bank on term loan collateralized by
  substantially all of a subsidiary's assets,
  interest at prime (8.50% and 7.75% at
  December 31, 1999 and 1998, respectively) plus
  0.25% or at the LIBOR plus 225 basis points per
  annum during 1998 or plus 0.75% per annum during
  1999; principal and interest payable monthly (to
  the extent the subsidiary's cash flows exceed
  certain amounts) with the balance due on
  January 31, 2001..................................       6,857           5,571

Note payable to minority shareholder; bearing
  interest at the rate of 6.00% per annum; interest
  payable quarterly in arrears; balance due on the
  date of termination of agreement or such earlier
  time as the subsidiaries' shareholders may
  unanimously agree.................................          --           4,473

Other...............................................       2,428           1,443
                                                        --------        --------
                                                         178,195         126,110
Less current portion................................       8,315           2,423
                                                        --------        --------
                                                        $169,880        $123,687
                                                        ========        ========

    Annual principal payments due subsequent to December 31, 1999 are as follows (in thousands):

Year ending December 31:
  2000......................................................  $  2,423
  2001......................................................     4,744
  2002......................................................       244
  2003......................................................       172
  2004......................................................       178
  Thereafter................................................   118,349
                                                              --------
                                                              $126,110
                                                              ========

                   TICKETMASTER GROUP, INC. AND SUBSIDIARIES

 (INFORMATION AT SEPTEMBER 30, 2000 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                          1999 AND 2000 IS UNAUDITED)

8. SHAREHOLDERS' EQUITY

    On May 13, 1997 (with effect from March 1, 1997), Ticketmaster acquired all of the issued and outstanding shares of capital stock of its Canadian licensees for a purchase price of Canadian $44.7 million (approximately US
$32.4 million), consisting of approximately Canadian $22.3 million in cash and 1,115,531 non-voting, non-participating Class B Shares of Ticketmaster's Canadian subsidiary. During 1998, based upon the occurrence of certain specified events, the Canadian purchase price was increased by approximately 12.3% resulting in the issuance of an additional 137,411 Class B Shares of the Canadian subsidiary. During the year ended January 31, 1998, the eleven months ended December 31, 1998 and the year ended December 31, 1999, the Class B Shares were exchanged for shares of the Company's Common Stock on a one-for-one basis.

    On December 2, 1999, Ticketmaster invested an additional $40 million in TMCS through the acquisition of 1.3 million shares of TMCS Class B Common Stock. Also during 1999, the Company received an additional $207,000 equity investment from USAi in the form of advertising on its television properties, Sci-Fi Channel and USA Network, for no additional shares.

9. INCOME TAXES

    The provision for income taxes consisted of the following (in thousands):

                                                         ELEVEN MONTHS
                                           YEAR ENDED        ENDED        YEAR ENDED
                                          JANUARY 31,    DECEMBER 31,    DECEMBER 31,
                                              1998           1998            1999
                                          ------------   -------------   -------------
                                          (PREDECESSOR
                                            COMPANY)
Current:
  Federal...............................     $ 7,475        $ 8,851         $24,049
  State.................................       1,925          1,952           5,915
  Foreign...............................       1,855          1,053           2,098
                                             -------        -------         -------
                                              11,255         11,856          32,062
                                             -------        -------         -------
Deferred:
  Federal...............................         550         34,387          (6,059)
  State.................................          78         11,953          (2,028)
                                             -------        -------         -------
                                                 628         46,340          (8,087)
                                             -------        -------         -------
                                             $11,883        $58,196         $23,975
                                             =======        =======         =======

                   TICKETMASTER GROUP, INC. AND SUBSIDIARIES

 (INFORMATION AT SEPTEMBER 30, 2000 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                          1999 AND 2000 IS UNAUDITED)

9. INCOME TAXES (CONTINUED)
    The following is a reconciliation of the statutory federal income tax rate to the Company's effective income tax rate:

                                                         ELEVEN MONTHS
                                           YEAR ENDED        ENDED        YEAR ENDED
                                          JANUARY 31,    DECEMBER 31,    DECEMBER 31,
                                              1998           1998            1999
                                          ------------   -------------   -------------
                                          (PREDECESSOR
                                            COMPANY)
Statutory federal income tax expenses...          35%            35%            (35)%
State income taxes, net of Federal
  benefit...............................           8              9               3
Effect of foreign operations............           4              1               2
Change in valuation allowance...........          --              2              22
Non-deductible amortization of goodwill
  and other intangibles.................          11             11              33
Other...................................           1              2               1
                                             -------        -------         -------
                                                  59%            60%             26 %
                                             =======        =======         =======

    Significant components of the Company's deferred tax assets and liabilities are as follows (in thousands):

                                                      DECEMBER 31,    DECEMBER 31,
                                                          1998            1999
                                                      -------------   -------------
Deferred tax assets:
  Net operating loss carryforward...................    $ 31,482        $ 49,848
  Goodwill and other intangible assets, principally
    due to amortization.............................       3,540           2,402
  Deferred revenue..................................       1,022           3,671
  Other.............................................         842           8,800
                                                        --------        --------
Total deferred tax assets...........................      36,886          64,721
Valuation allowance.................................     (31,700)        (51,868)
                                                        --------        --------
Net deferred tax assets.............................       5,186          12,853

Deferred tax liabilities:
  Gain from sale of subsidiary stock................      44,901          44,901
  Other.............................................       2,373           1,953
                                                        --------        --------
Total deferred tax liabilities......................      47,274          46,854
                                                        --------        --------
Net deferred tax liabilities........................    $(42,088)       $(34,001)
                                                        ========        ========

    The valuation allowance increased by approximately $20.0 million and $1.7 million during the year ended December 31, 1999 and the eleven months ended December 31, 1998, respectively. The valuation allowance recorded in connection with the Citysearch Merger was approximately $30.0 million. If the related deferred tax assets become realizable in the future, the reversal of the valuation allowance will be recorded as a reduction of goodwill. Also, approximately $3.5 million of the valuation allowance relates to stock option deductions, which if realized, will be charged to paid-in capital. The Company had net operating loss carryforwards for federal and state income tax purposes at December 31, 1999 of approximately $129.0 million and $103.0 million, respectively. The federal

                   TICKETMASTER GROUP, INC. AND SUBSIDIARIES

 (INFORMATION AT SEPTEMBER 30, 2000 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                          1999 AND 2000 IS UNAUDITED)

9. INCOME TAXES (CONTINUED)
carryforwards expire principally in the period from 2010 to 2019, and the state carryforwards expire principally in 2004. Utilization of the net operating loss carryforwards is subject to limitations as a result of ownership changes as defined in the Internal Revenue Code.

    The Company has federal income tax returns under audit by the Internal Revenue Service. The Company has received proposed adjustments related to the audits. Management believes that the resolution of the proposed adjustments will not have a material adverse effect on its financial position or results of operations.

10. STOCK OPTIONS

    In connection with the Ticketmaster Transaction, the options granted by the Company under the Ticketmaster Stock Plan were converted to options in USAi stock.

    USAi has various stock option plans (the "Plans") under which options to purchase USAi Common Stock (at not less than fair market value on the date of the grant) may be granted to employees of the Company. The options under the Plans vest ratably, generally over a range of three to five years from the date of grant and generally expire not more than ten years from the date of grant. Three of the Plans have options available for future grants.

    TMCS has three stock option plans (the "Option Plans") under which options to purchase TMCS common stock may be granted to employees of TMCS, directors, consultants and certain employees of the Company. The options under the Option Plans vest ratably, generally over a range of four years from the date of grant and generally expire not more than ten years from the date of grant. All of the Option Plans have options available for future grants.

                   TICKETMASTER GROUP, INC. AND SUBSIDIARIES

 (INFORMATION AT SEPTEMBER 30, 2000 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                          1999 AND 2000 IS UNAUDITED)

10. STOCK OPTIONS (CONTINUED)
    A summary of changes in USAi options under the stock option plans with respect to employees of the Company is as follows:

                                               WEIGHTED        NUMBER OF         WEIGHTED
                             NUMBER OF         AVERAGE           SHARES          AVERAGE
                               SHARES       EXERCISE PRICE    EXERCISABLE     REMAINING LIFE
                           --------------   --------------   --------------   --------------
                           (IN THOUSANDS)                    (IN THOUSANDS)      (YEARS)
Options outstanding at
  January 31, 1997.......       6,884            $6.43             558             9.48
  Granted................         327             6.96
  Exercised..............        (680)            6.44
  Canceled...............        (242)            6.44
                               ------
Options outstanding at
  January 31, 1998.......       6,289             6.45           6,244             8.50
  Granted................       1,445            12.23
  Exercised..............      (1,762)            6.47
  Canceled...............         (23)            9.00
                               ------
Options outstanding at
  December 31, 1998......       5,949             7.86           4,434             8.13
  Granted................       1,032            26.97
  Exercised..............      (1,957)            6.61
  Canceled...............        (160)           11.75
                               ------
Options outstanding at
  December 31, 1999......       4,864            12.27           2,847             7.06
                               ------

    The stock options outstanding on July 17, 1997 became fully vested as a result of the change of the controlling ownership of Ticketmaster Group, Inc.

    The following table summarizes certain information related to options for TMCS common stock:

                                               WEIGHTED        NUMBER OF         WEIGHTED
                             NUMBER OF         AVERAGE           SHARES          AVERAGE
                               SHARES       EXERCISE PRICE    EXERCISABLE     REMAINING LIFE
                           --------------   --------------   --------------   --------------
                           (IN THOUSANDS)                    (IN THOUSANDS)      (YEARS)
Options outstanding at
  September 28, 1998
  (date of merger).......       3,905            $3.67           1,987             8.93
  Granted................         938            16.35
  Exercised..............        (821)            9.19
  Canceled...............        (124)            4.23
                               ------
Outstanding at
  December 31, 1998......       3,898             7.28           1,437             9.18
  Granted................       5,550            31.97
  Exercised..............        (955)            4.44
  Canceled...............      (1,008)           15.03
                               ------
Outstanding at
  December 31, 1999......       7,485            24.55           1,650             9.28
                               ======

                   TICKETMASTER GROUP, INC. AND SUBSIDIARIES

 (INFORMATION AT SEPTEMBER 30, 2000 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                          1999 AND 2000 IS UNAUDITED)

10. STOCK OPTIONS (CONTINUED)
    USAi has not issued options to any of the Company's employees with an exercise price below fair market value. Accordingly, in accordance with APB No. 25, no compensation has been charged to the Company by USAi.

    Pro forma information regarding net income and earnings per share is required by SFAS No. 123. The information is determined as if the Company has accounted for its employee stock options under the fair value method. The fair value for these options was estimated at the date of grant using a Black-Scholes options pricing model with the following weighted-average assumptions:

                                                         ELEVEN MONTHS
                                           YEAR ENDED        ENDED        YEAR ENDED
                                          JANUARY 31,    DECEMBER 31,    DECEMBER 31,
                                              1998           1998            1999
                                          ------------   -------------   -------------
                                          (PREDECESSOR
                                            COMPANY)
Dividend yield..........................         0%              0%             0%
Annualized volatility...................      43.0%           56.0%          60.0%
Risk free interest......................       6.0%            6.0%           6.5%
Expected term (years)...................         4               5              5

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Employees of the Company also participate in certain stock option plans offered by TMCS. The Company's pro forma information, which includes the effect of TMCS's stock option plans, follows (in thousands):

                                                         ELEVEN MONTHS
                                           YEAR ENDED        ENDED        YEAR ENDED
                                          JANUARY 31,    DECEMBER 31,    DECEMBER 31,
                                              1998           1998            1999
                                          ------------   -------------   -------------
                                          (PREDECESSOR
                                            COMPANY)
Net income (loss) as reported...........     $8,147         $43,335        $(60,519)
Pro forma net income (loss).............     $7,773         $42,366        $(74,038)

    These pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period and additional options may be granted in future years.

11. EMPLOYEE BENEFIT PLANS

    The Company has a 401(k) plan covering all eligible employees, which contains an employer-matching feature of 25% up to a maximum of 6% of the employee's compensation. The Company's

                   TICKETMASTER GROUP, INC. AND SUBSIDIARIES

 (INFORMATION AT SEPTEMBER 30, 2000 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                          1999 AND 2000 IS UNAUDITED)

11. EMPLOYEE BENEFIT PLANS (CONTINUED)
contribution for the plan years ended December 31, 1999, 1998 and the year ended January 31, 1998 was approximately $476,000, $481,000, and $455,000, respectively. Effective December 31, 1999, the Company merged its 401(k) plan into the USA Networks, Inc. Retirement Savings Plan--Commerce (the "New Plan"). All assets from the 401(k) plan have been transferred to the New Plan.

    TMCS has a defined contribution plan for certain qualified employees as defined in the plan. Participants may contribute from 1% to 20% of pretax compensation subject to certain limitations. The plan provides for certain discretionary contributions by TMCS as defined in the plan. No contributions were made for the year ended December 31, 1999.

12. COMMITMENTS AND CONTINGENCIES

    The Company leases office space and equipment under various operating leases that expire at various dates through 2009. Renewal options exist for a substantial portion of the leases. Additional rental payments may be required for the Company's pro rata share of certain operating expenses associated with office space leases. Future minimum lease payments for operating leases are as follows as of December 31, 1999 (in thousands):

Years ending December 31:
  2000......................................................  $12,660
  2001......................................................   11,445
  2002......................................................    8,333
  2003......................................................    6,333
  2004......................................................    5,000
  Thereafter................................................   13,396
                                                              -------
                                                              $57,167
                                                              =======

    Rental expense charged to operations for operating leases was approximately $10.9 million, $7.9 million and $6.9 million for the year ended December 31, 1999, the eleven months ended December 31, 1998 and the year ended January 31, 1998, respectively.

13. RELATED PARTY TRANSACTIONS

    Amounts due to USAi consist of advances to the Company arising primarily from the paydown by USANi LLC of the Company's revolving loan and other costs paid on the Company's behalf by USAi, primarily for insurance and professional fees. In connection with the Ticketmaster Transaction on June 24, 1998, all amounts borrowed under the revolving loan by Ticketmaster Group, Inc. were paid by USANi LLC, a subsidiary of USAi. Pursuant to an agreement between USAi and USANi LLC, USANi LLC charges the Company interest at USANi LLC's borrowing rate, which was 6.48% and 6.00% at December 31, 1999 and 1998, respectively.

    During the eleven months ended December 31, 1998, the Company earned revenue of $14.2 million from contracts with certain venues owned by Universal, Inc., an affiliate of USAi.

    In August 1998, Citysearch received a $50.0 million loan from USAi in exchange for a convertible promissory note ("Convertible Note"). The Convertible Note, in the principal amount of $50.0 million,

                   TICKETMASTER GROUP, INC. AND SUBSIDIARIES

 (INFORMATION AT SEPTEMBER 30, 2000 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                          1999 AND 2000 IS UNAUDITED)

13. RELATED PARTY TRANSACTIONS (CONTINUED) bore interest at a rate per annum of 7.00%. Citysearch paid total interest of $1.2 million covering the period of August 13 through December 1998. On December 10, 1998, TMCS retired the note from a portion of the proceeds of its initial public offering. For the period from the date of the Citysearch Merger to December 31, 1998, interest expense of $710,000 on the Convertible Note are included in the statements of operations.

14. LITIGATION

    On July 23, 1999, Ticketmaster Corporation and Ticketmaster Online-Citysearch, Inc. (the "TM plaintiffs") filed a complaint for damages and injunctive relief against Tickets.com, Inc. ("Tickets.com") in the United States District Court, Central District of California, entitled Ticketmaster Corporation and Ticketmaster Online-Citysearch, Inc. v. Tickets.Com, Inc. The complaint claimed that Tickets.com violates the TM plaintiffs' legal and contractual rights by, among other things, (i) trespassing on their Websites,
(ii) providing deep-links to their internal web pages without their consent,
(iii) systematically, deceptively and intentionally accessing their computers and computer systems and copying verbatim their event pages daily and extracting and reprinting their Uniform Resource Locators ("URLs") and event data and information in complete form on Tickets.com's web site and (iv) providing false and misleading information about them, the availability of tickets on their Websites, and the relationship between them and Tickets.com. The district court denied Ticketmaster's motion for preliminary injunction and Ticketmaster filed an appeal to the Ninth Circuit Court of Appeals. Various complaints and cross-complaints were filed. On May 30, 2000, Tickets.com filed counter-claims asserting that Ticketmaster Corporation's exclusive agreements with venues, promoters and other third parties injure competition, violate antitrust laws, constitute unfair competition and interfere with Tickets.com's prospective economic advantages. On July 19, 2000, TM plaintiffs filed a motion to dismiss any claim based in whole or in part on TM plaintiffs' alleged litigation conduct as well as Tickets.com's ninth claim for relief under California's antitrust laws (the Cartwright Act). On September 25, 2000 that motion was denied. On October 24, 2000, TM plaintiffs filed their answer to Tickets.com's claims. TM plaintiffs intend to vigorously defend this litigation.

    The Company is involved in various other investigations, lawsuits and claims arising in the normal conduct of its business, including but not limited to, allegations of antitrust violations. The Company has also responded to inquiries from various government and state authorities. In the opinion of the Company's management, based on current information and on advice from legal counsel, none of the Company's legal proceedings will have a material adverse effect on the Company's financial position, results of operations, or cash flows.

15. GUARANTEE OF NOTES

    USAi and USANi LLC issued $500.0 million 6 3/4% Senior Notes due 2005 (the "Notes"). Ticketmaster Corporation, together with certain other USAi entities, has jointly and severally guaranteed payment of the Notes.

16. INDUSTRY SEGMENTS

    The Company operates principally within the United States. For the year ended December 31, 1999 and the eleven months ended December 31, 1998, the Company operated principally in two

                   TICKETMASTER GROUP, INC. AND SUBSIDIARIES

 (INFORMATION AT SEPTEMBER 30, 2000 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                          1999 AND 2000 IS UNAUDITED)

16. INDUSTRY SEGMENTS (CONTINUED)
industry segments: ticketing operations and city guide and related services. During the year ended January 31, 1998, the Company operated in one industry segment: ticketing operations. Industry segment information is presented below for the year ended December 31, 1999 and the eleven months ended December 31, 1998. Industry segment information related to EBITDA represents the Company's earnings before interest, taxes, depreciation, amortization, minority interest, advertising contributed by USA Networks (for which no consideration was paid by Ticketmaster), equity in net income (loss) of unconsolidated affiliates and other income and expenses.

                                                         ELEVEN MONTHS                    NINE MONTHS
                                                             ENDED        YEAR ENDED         ENDED
                                                         DECEMBER 31,    DECEMBER 31,    SEPTEMBER 30,
                                                             1998            1999             2000
                                                         -------------   -------------   --------------
                                                                                          (UNAUDITED)
Revenues
  Ticketing operations.................................    $  348,103     $  442,743       $  395,909
  City guide and classifieds...........................         5,568         36,329           58,776
  Corporate and other..................................            --         19,458            7,639
                                                           ----------     ----------       ----------
                                                           $  353,671     $  498,530       $  462,324
                                                           ==========     ==========       ==========
EBITDA
  Ticketing operations.................................    $   63,936     $  105,770       $   81,437
  City guide and classifieds...........................        (6,330)       (52,361)         (37,995)
  Corporate and other..................................        (8,998)       (16,726)         (19,727)
                                                           ----------     ----------       ----------
                                                           $   48,608     $   36,683       $   23,715
                                                           ==========     ==========       ==========
Assets
  Ticketing operations.................................    $  998,775     $1,020,612       $1,092,557
  City guide and classifieds...........................       265,506        650,248          513,462
  Corporate and other..................................         2,255          2,676            2,558
                                                           ----------     ----------       ----------
                                                           $1,266,536     $1,673,536       $1,608,577
                                                           ==========     ==========       ==========
Depreciation and amortization
  Ticketing operations.................................    $   43,189     $   61,188       $   53,288
  City guide and classifieds...........................         8,877         65,570           96,307
  Corporate and other..................................           384          1,163            1,005
                                                           ----------     ----------       ----------
                                                           $   52,450     $  127,921       $  150,600
                                                           ==========     ==========       ==========
Capital expenditures
  Ticketing operations.................................    $   16,534     $   24,190       $   14,729
  City guide and classifieds...........................           651         11,351            8,686
  Corporate and other..................................           624          1,570              959
                                                           ----------     ----------       ----------
                                                           $   17,809     $   37,111       $   24,374
                                                           ==========     ==========       ==========

                   TICKETMASTER GROUP, INC. AND SUBSIDIARIES

 (INFORMATION AT SEPTEMBER 30, 2000 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                          1999 AND 2000 IS UNAUDITED)

16. INDUSTRY SEGMENTS (CONTINUED)
Reconciliation of EBITDA to consolidated income (loss) before income taxes and minority interest:

                                                         ELEVEN MONTHS                    NINE MONTHS
                                                             ENDED        YEAR ENDED         ENDED
                                                         DECEMBER 31,    DECEMBER 31,    SEPTEMBER 30,
                                                             1998            1999             2000
                                                         -------------   -------------   --------------
                                                                                          (UNAUDITED)
Segment EBITDA.........................................    $   48,608     $   36,683       $   23,715
Depreciation and amortization..........................       (52,450)      (127,921)        (150,600)
Advertising contributed by USAi........................            --           (207)          (1,607)
Equity in net income (loss) of unconsolidated
  affiliates...........................................           477          1,225           (2,636)
Other income (expenses), net...........................       100,067         (2,463)          (3,087)
                                                           ----------     ----------       ----------
Income (loss) before taxes and minority interest.......    $   96,702     $  (92,683)      $ (134,215)
                                                           ==========     ==========       ==========

17. SUBSEQUENT EVENTS (UNAUDITED)

    On January 31, 2000, TMCS completed the acquisition of 2b Technology, Inc. ("2b Technology"), a ticketing and software licensing company. In connection with the acquisition, TMCS issued 458,005 shares of Class B Common Stock to the former owners of 2b Technology representing a purchase price of approximately $17.1 million. The purchase price will be increased for additional shares to be issued upon achievement of revenue targets based on the stock price at that time. The acquisition is being accounted for using the purchase method of accounting. The acquisition resulted in $17.3 million of goodwill being recorded with adjustments to be made upon the issuance of additional shares if the revenue targets are achieved. The total amount of goodwill is being amortized over five years. The results of operations of 2b Technology are included in the accompanying statement of operations from the date of acquisition.

    On April 19, 2000, the Company completed the acquisition of Reseau Admission Inc., Concept Electronique Microflex Inc. and Admission Network
USA Inc. (collectively known as "Admission Canada") for $30 million in cash. Admission Canada is a ticketing company operating primarily in the Canadian provinces. The acquisition is being accounted for using the purchase method of accounting and resulted in $7.2 million of goodwill being recorded which is to be amortized over 10 years.

    On May 26, 2000, TMCS completed the acquisition of TicketWeb, Inc. ("TicketWeb"), a web-based live event ticketing company. In connection with the acquisition, TMCS issued 1,840,238 shares of Class B Common Stock to the former owners of TicketWeb representing a purchase price of approximately
$35.3 million. The acquisition is being accounted for using the purchase method of accounting. The acquisition resulted in $31.9 million of goodwill being recorded. The total amount of goodwill is being amortized over five years. The results of operations of TicketWeb are included in the accompanying statements of operation from the date of acquisition.

    On July 13, 2000, the Company acquired Essential Data Customer Systems ("EDCS") for $7.9 million in cash. EDCS's fan loyalty system is an incentive-based program that brings "frequent flier" type benefits to sports fans. The acquisition is being accounted for using the purchase method of accounting and resulted in $7.2 million of goodwill being recorded which is to be amortized over 10 years.

                   TICKETMASTER GROUP, INC. AND SUBSIDIARIES

 (INFORMATION AT SEPTEMBER 30, 2000 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                          1999 AND 2000 IS UNAUDITED)

17. SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED)
    On August 11, 2000, the Company settled its pending Moviefone action with AOL for $12.5 million in cash. In connection with the settlement terms, TMCS received certain advertising on AOL's proprietary Internet service and Moviefone agreed to use a portion of the cash settlement to buy advertising on certain properties of USA Networks.

    On November 21, 2000, USAi and TMCS issued a joint press release announcing that USAi and TMCS had entered into a definitive Contribution Agreement, dated as of November 20, 2000, pursuant to which USAi would contribute the business and operations of Ticketmaster Corporation to TMCS in exchange for the issuance by TMCS to USAi of 52 million shares of TMCS Class B Common Stock in addition to the shares of TMCS stock that USAi currently beneficially owns.

    On December 18, 2000, the Company acquired its Oregon ticketing licensee, Tom Lasley, Inc., for $10.9 million in cash. The acquisition is being accounted for using the purchase method of accounting and resulted in $10.7 million of goodwill being recorded which is to be amortized over 20 years.